Exhibit 2.1

Execution Version

Date: 8 January 2025

SHARE PURCHASE AGREEMENT

relating to

CLEAR CHANNEL HOLDINGS LIMITED

between

CLEAR CHANNEL INTERNATIONAL HOLDINGS B.V.

CLEAR CHANNEL OUTDOOR, LLC

CLEAR CHANNEL INTERNATIONAL B.V.

and

BAUER RADIO LIMITED

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

		Page

1	DEFINITIONS AND INTERPRETATION	2

	Definitions	2

	Interpretation	19

2	SALE AND PURCHASE	21

3	CONSIDERATION	21

	Amount	21

	Satisfaction of the Consideration	22

	Treatment of payments	22

	CCIBV Repayment Amount and Inter-Group Financing Payables	22

4	REPAYMENT OF BANK DEBT	22

	Payment of the CCIBV Repayment Amount	22

	Notification of the CCIBV Repayment Amount	22

	Release of the CCIBV Collateral and the CCIBV Redemption Account	23

5	CONDITIONS TO COMPLETION	23

	Conditions	23

6	SIGNING	28

7	PERIOD BEFORE COMPLETION	28

8	COMPLETION	33

	Date and place	33

	Completion arrangements	33

	Payment on Completion and initial allocation of the Consideration	33

	Notifications to determine payments on Completion	34

	Other inter-group arrangements	35

	Breach of Completion obligations	35

9	DEFERRED CONSIDERATION	35

10	POST-COMPLETION ADJUSTMENTS	36

	Completion Statement	36

		Page

	Determination of Completion Statement	37

	Adjustments to Consideration: Cash Balances	37

	Adjustments to Consideration: Third Party Indebtedness	37

	Adjustments to Consideration: Inter-Group Financing Receivables	37

	Adjustments to repayment of Inter-Group Financing Payables, Inter-Group Financing Receivables, Inter-Group Trading Payables and Inter-Group Trading Receivables	38

	Payment and allocation	38

11	POST-COMPLETION OBLIGATIONS	38

	Repayment of Inter-Group Trading Payables and Inter-Group Trading Receivables	38

12	WARRANTIES, UNDERTAKINGS AND SPECIFIC INDEMNITIES	39

	Seller Warranties	39

	Purchaser warranties	40

	Purchaser and Group Releases	41

	Guarantees and Amscreen Framework Obligation	42

	Wrong pockets	43

	De-branding and Platform Trade Marks Licence	43

	Seller non-solicitation	45

	Seller non-compete	45

	Purchaser non-solicitation	46

	Purchaser non-compete (Spain)	47

	Purchaser non-compete (U.S.)	48

	Purchaser non-compete (Brazil, Chile, Mexico, Peru, Singapore, the Caribbean and China)	49

	Existing IP Agreements	50

	Specific Indemnities	50

13	LIMITATION OF LIABILITY	51

	Monetary limits	51

	Notice of claims	52

	Contingent liabilities	53

Page

Waiver	67

Severance	67

Counterparts and duplicates	67

Governing law	67

Jurisdiction	68

Process agent	68

SCHEDULE 1 CONDUCT OF BUSINESS PRIOR TO COMPLETION	73

SCHEDULE 2 COMPLETION OBLIGATIONS	77

Seller’s obligations	77

Purchaser’s obligations	77

SCHEDULE 3 POST COMPLETION ADJUSTMENTS

SCHEDULE 4 SELLER WARRANTIES	79

SCHEDULE 5 GROUP COMPANIES

SCHEDULE 6 PROPERTIES

Part A – Freehold Properties

Part B – Leasehold Properties

SCHEDULE 7 GUARANTEES AND AMSCREEN FRAMEWORK OBLIGATIONS

SCHEDULE 8 SENIOR GROUP EMPLOYEES

SCHEDULE 9 SENIOR SELLER’S GROUP EMPLOYEES

SCHEDULE 10 TAX COVENANT

SCHEDULE 11 EXISTING IP AGREEMENTS

SCHEDULE 12 NON-INSURED SELLER WARRANTIES	99

SCHEDULE 13 MEDIA AGENCIES

SCHEDULE 14 SPECIFIED MATERIAL IP

Agreed Form Documents

1.	Announcement

2.	Deed of Assignment of Intellectual Property

3.	Design and Tooling Licence

4.	Spain Transitional Services Agreement

5.	Steps Paper

6.	Trade Mark Licence

7.	Transitional Services Agreement

8.	Voting Power of Attorney

Date: 8 January 2025

PARTIES

(1)

CLEAR CHANNEL INTERNATIONAL HOLDINGS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, its registered office address at Herikerbergweg 88, 1101CM in Amsterdam and being registered with the Dutch trade register under number 34120041 (the “Seller”);

(2)

CLEAR CHANNEL OUTDOOR, LLC, a limited liability company formed under the laws of the State of Delaware and having its principal executive office at 4830 North Loop 1604 West, Suite 111, San Antonio, Texas 78249 (the “Seller’s Guarantor”);

(3)

CLEAR CHANNEL INTERNATIONAL B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, its registered office address at Herikerbergweg 88, 1101CM in Amsterdam and being registered with the Dutch trade register under number 34118139 (the “Parent”); and

(4)

BAUER RADIO LIMITED, a private limited company incorporated and registered in England and Wales, having its registered office at Media House, Peterborough Business Park, Lynch Wood, Peterborough, United Kingdom PE2 6EA and with company number 01394141 (the “Purchaser”).

INTRODUCTION

(A)	The Seller has agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)	The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.

(C)	The Seller’s Guarantor has agreed to guarantee the obligations of the Seller under this Agreement.

(D)	The Parent is a party to this Agreement principally for the purposes of Clause 4.

AGREEMENT

1	DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“Accounts Date” means 31 December 2023 (or 31 December 2022 in respect of the Irish Group Companies);

“Agreement” means this share purchase agreement, including the Introduction and the Schedules, as amended or restated from time to time;

“Amscreen Agreements” means the various individual operating leases between Amscreen Group Limited and Clear Channel UK Limited (and solely for the purposes of Clause 12.15 and Schedule 7, and/or Clear Channel International Limited) made pursuant to either: (i) the framework agreement relating to the purchasing and leasing of Amscreen digital screen products dated 13 October 2017 between Amscreen Group Limited, Clear Channel International Limited and Amshold Trading Limited (as amended from time to time) and the “master leasing agreement” as defined in such framework agreement; or (ii) the framework agreement relating to the purchasing and leasing of digital LED billboard products dated 22 December 2020 between Amscreen Group Limited, Clear Channel International Limited and Amshold Trading Limited (as amended from time to time) and the “master leasing agreement” as defined in such framework agreement;

“Amscreen Framework Obligations” has the meaning given in Clause 12.15;

“Announcement” means the announcement(s) in the agreed form relating to the Transaction;

“Audited Accounts” means the audited individual accounts of the Group Companies contained in folder 6.6.177 of the Data Room as at, and for the twelve-month period ended on, the Accounts Date;

“Aviva Insurance Policy” means the insurance policy issued by Aviva Life & Pensions UK Limited to Vidett Trustee Services Ltd., the trustee of the UK DB Scheme, in respect of the UK DB Scheme with an inception date on or around 30 November 2023;

“Budget Document” means document 6.6.359 of the Data Room;

“Business Asset” means an asset of any Group Company that has been exclusively or predominantly used by such Group Company (or other members of the Group) to operate the Current Group Business, and “Business Assets” means all of them;

“Business Day” means any day that is not a Saturday or Sunday or a public holiday in London, Amsterdam, Hamburg or New York;

“Business IT” means all Information Technology which is owned or used by any Group Company;

“Cash Balances” means the aggregate amount of: (i) cash in hand or credited to any account with a financial institution held by or on behalf of the Group Companies as at the Effective Time, which is freely (within 20 Business Days) available for use by the Group Companies (whether by spending, lending or distributing); plus (ii) any other amounts specifically required to be included in the Cash Balances in accordance with paragraph 3 of Part A of Schedule 3, but in each case excluding any cash required by Law or contract to be held either in escrow or a restricted account (including in respect of deposits held for rental guarantees and bank guarantees), in each case calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement;

“CCIBV Credit Agreement” means the credit agreement dated 22 March 2024 between, amongst others, the Parent, as the borrower, JP Morgan Chase Bank, N.A., as the administrative agent and collateral agent, JP Morgan SE, as the lead arranger and bookrunner and each lender from time to time party thereto;

“CCIBV Financing Parties” means the “Administrative Agent”, the “Collateral Agent” and the “Lenders” under and as defined in the CCIBV Credit Agreement;

“CCIBV Loan Documents” means the “Loan Documents” under and as defined in the CCIBV Credit Agreement;

“CCIBV Payoff and Release Documents” has the meaning given in Clause 4.3;

“CCIBV Redemption Account” has the meaning given in Clause 4.3;

“CCIBV Repayment Amount” has the meaning given in Clause 4.1;

“CCTL” means Clear Channel Treasury Limited, a private limited company incorporated and registered in England & Wales, having its registered office address at 33 Golden Square, London, W1F 9JT, United Kingdom and with company number 12329533;

“CCWH” means Clear Channel Worldwide Holdings, Inc., a corporation incorporated in the State of Nevada and having its registered office address at 502 East John Street, Carson City, Nevada 89706;

“Clear Channel Brand” means the Clear Channel Names (and any components of the Clear Channel Names) or any name which incorporates a Clear Channel Name or which is, in the reasonable opinion of the Seller, substantially the same as or confusingly similar to a Clear Channel Name, or is intended or likely in any way to be mistaken for a Clear Channel Name (for the avoidance of doubt, excluding each of the “GATEWAY” and “LAUNCHPAD” names, which the Group Companies shall be permitted to continue to use in the operation of the Current Group Business without any reference to the relevant Clear Channel Name following Completion);

“Clear Channel Name” means “CLEAR CHANNEL” and “RADAR”, and “Clear Channel Names” means all of them;

“Company” means Clear Channel Holdings Limited, a private limited company incorporated and registered in England & Wales, having its registered office address at 33 Golden Square, London, W1F 9JT, United Kingdom and with company number 03565606;

“Company Intellectual Property Rights” means all Intellectual Property Rights owned, used, enjoyed, licenced to or licenced by, exploited or held for use by, and which are material to the business of, the Company and/or any Group Company as of Completion;

“Competition Authorities” means the competent Governmental Entities in respect of each of the Swedish Merger Control Condition, the Polish Merger Control Condition, the ROI Merger Control Condition and the UK Merger Control Condition, each being a “Competition Authority”;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 8;

“Completion Date” means the date on which Completion is to take place, determined in accordance with Clause 8.1;

“Completion Statement” means the aggregated statement of the Group Companies setting out the Working Capital, the Cash Balances, the Inter-Group Financing Receivables, the Third Party Indebtedness and Inter-Group Financing Payables, to be prepared in accordance with Clause 10 and Part A and Part B of Schedule 3;

“Condition Non-Satisfaction Notice” has the meaning given in Clause 5.6;

“Conditions” has the meaning given in Clause 5.1;

“Confidentiality Agreement” means the confidentiality agreement dated 14 February 2024 and made between Heinrich Bauer Verlag KG and Clear Channel Outdoor Holdings, Inc.;

“Confidentiality Agreement Termination Agreement” means the agreement to be entered into on the date of this Agreement between Heinrich Bauer Verlag KG and Clear Channel Outdoor Holdings, Inc. terminating the Confidentiality Agreement;

“Consideration” has the meaning given in Clause 3.1;

“Contested Belgian Municipality Taxes Matter” means the ongoing dispute(s) between one or more Belgian Group Companies and Oudergem, Sint-Agatha-Berchem, Brussels, Henegouwen, Brussels region, Sint-Jans-Molenbeek, Ukkel, Liège, Province du Hainaut, Province de Namur, Brabant Wallon (the “Cities”) since 2000, in which the relevant Belgian Group Companies have resisted attempts by the Cities to unilaterally impose tax increases on the relevant Belgian Group Companies;

“Control” means, in the case of any company, the direct or indirect beneficial ownership of equity interests possessing the voting power (under ordinary circumstances or otherwise) to elect a majority of the board of directors of such company;

“Conversion Rate” means the spot closing rate for a transaction between USD and the relevant non-USD currency as quoted by the Financial Times, London edition;

“Current Group Business” means selling, placing and operating out-of-home advertising on, in or in conjunction with out-of-home advertising displays in the Current Group Territories, on, at or in assets and locations including billboards, public transport vehicles (including buses, taxis, bikes, trains and underground), public transport infrastructure (including stations, bike stations, shelters and depots), street furniture, airports, roadsides, and all physical forms of retail media (including malls and supermarkets), in each case, in the Current Group Territories and as conducted by the Group Companies in the 12 months immediately prior to Completion;

“Current Group Territories” means the United Kingdom, Ireland, Belgium, Denmark, Estonia, Finland, Latvia, Lithuania, the Netherlands, Norway, Poland and Sweden;

“Current Seller’s Group Business” means selling, placing and operating out-of-home advertising on, in or in conjunction with out-of-home advertising displays in the Current Seller’s Group Territories, on, at or in assets and locations including billboards, public transport vehicles (including buses, taxis, bikes, trains and underground), public transport infrastructure (including stations, bike stations, shelters and depots), street furniture, airports, roadsides, and all physical forms of retail media (including malls and supermarkets), in each case, in the Current Seller’s Group Territories and as conducted by the Seller’s Group (excluding the Group) in the 12 months immediately prior to Completion;

“Current Seller’s Group Territories” means the United States of America, Brazil, Chile, Mexico, Peru, Spain, Singapore, the Caribbean and China;

“Data Breach” means a breach of security leading to accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data transmitted, stored or otherwise processed;

“Data Protection Legislation” means all applicable law in any jurisdiction relating to the privacy, processing or protection of personal data, including the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”), the UK Data Protection Act 2018, the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and the e-Privacy Directive (2002/58/EC), and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing;

“Data Room” means the electronic data room hosted by Intralinks containing documents and information relating to the Group (made available by the Seller as at 9:41pm on 6 January 2025) and contained on the USB flash drive marked “Project More – Round 2” for the purposes of identification;

“Deed of Assignment of Intellectual Property” means the deed under which certain Intellectual Property Rights owned by: (i) Clear Channel IP LLC are assigned to Clear Channel International Limited; (ii) Clear Channel International Limited are assigned to Clear Channel IP, LLC; and (iii) Clear Channel Estonia Oü, Clear Channel Norway AS and Clear Channel Sverige Aktiebolag are assigned to Clear Channel IP LLC, to be entered into by the parties thereto at Completion, in the agreed form;

“Deferred Consideration” has the meaning given in Clause 9.1.5;

“Deferred Consideration Matters” has the meaning given in Clause 9.1;

“Design and Tooling Licence” means the intellectual property licence relating to the licensing of certain designs and tooling, to be entered into by Clear Channel International Limited and Clear Channel IP, LLC at Completion, in the agreed form;

“Disclosed” means fairly disclosed in or under the Seller Disclosure Letter or (in the case of the Seller Warranties as given pursuant to Clause 12.2 only) the Seller Completion Disclosure Letter, in each case, in sufficient detail to enable a reasonable purchaser to make an informed assessment of the nature and scope of the matter disclosed;

“Disclosed Information” means the contents of the Seller Disclosure Letter and the Disclosure Documents;

“Disclosure Documents” means the Transaction Documents, the documents indexed in the schedules to the Seller Disclosure Letter and the contents of the Data Room;

“Draft Completion Statement” has the meaning given in Clause 10.1;

“Economic Crime Laws” means any laws and regulations applicable to any Group Company related to anti-bribery, anti-corruption, money laundering, sanctions, fraud and tax evasion violations, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010 and the Economic Crime and Corporate Transparency Act 2023;

“EHS Consent” means any licence, permit, consent, approval, registration, authorisation or permission granted or issued by any Governmental Entity to any Group Company;

“EHS Laws” means Laws, the conditions of any EHS Consent or similar authorisation or approval, binding codes of conduct, statutory guidance and the legally binding requirements, notices or decisions of any Governmental Entity, relating to human health and safety, pollution or the protection of the Environment or the generation, transportation, storage, treatment or disposal or presence of any Hazardous Substance or waste;

“Effective Time” means immediately prior to Completion;

“Employees” means the employees of each of the Group Companies and “Employee” means any one of them;

“Employment Laws” means Laws affecting contractual or other relations between employers and their employees;

“Encumbrance” means all security interests, liens, mortgages, charges, options, equities, claims, or other third party rights (including rights of pre-emption or rights of first refusal) of any nature whatsoever, and any agreement to create any of the same;

“Environment” means air (including air within buildings and air within other natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, groundwater and water within any natural or man-made structure), land (including land under water) and any organism or ecosystems supported by the air, water or land;

“Equity Commitment Letter” means the equity commitment letter addressed from one or more of the indirect shareholders of the Purchaser to the Seller and the Purchaser, dated on the date of this Agreement;

“Estimated Cash” means the Seller’s reasonable good faith estimate of the Cash Balances as set out in the Estimated Completion Statement;

“Estimated Completion Statement” has the meaning given in Clause 8.4;

“Estimated Consideration” has the meaning given in Clause 8.3;

“Estimated Inter-Group Financing Payables” means the Seller’s reasonable good faith estimate of the Inter-Group Financing Payables as set out in the Estimated Completion Statement;

“Estimated Inter-Group Financing Receivables” means the Seller’s reasonable good faith estimate of the Inter-Group Financing Receivables as set out in the Estimated Completion Statement;

“Estimated Inter-Group Trading Payables” means the Seller’s reasonable good faith estimate of the Inter-Group Trading Payables as set out in the calculation of Estimated Working Capital in the Estimated Completion Statement;

“Estimated Inter-Group Trading Receivables” means the Seller’s reasonable good faith estimate of the Inter-Group Trading Receivables as set out in the calculation of Estimated Working Capital in the Estimated Completion Statement;

“Estimated Third Party Indebtedness” means the Seller’s reasonable good faith estimate of the Third Party Indebtedness as set out in the Estimated Completion Statement;

“Estimated Working Capital” means the Seller’s reasonable good faith estimate of the Working Capital as set out in the Estimated Completion Statement;

“Estimated Working Capital Adjustment” means: (i) if Estimated Working Capital is greater than (or less negative than) the Target Working Capital, a positive amount equal to such difference; or (ii) if Estimated Working Capital is less than (or more negative than) the Target Working Capital, a negative amount equal to such difference;

“Existing IP Agreements” means the agreements set out in Schedule 11;

“Extended Long Stop Date” has the meaning given in Clause 5.8;

“Final Assessment” means a written statement issued by any Tax Authority assessing additional Tax (on a non-appealable basis or on which the relevant Group Company has opted not to appeal the same) on a Group Company relating to an issue set out in limbs (a) to (d) (inclusive) of paragraph 3.10.8 of Part A of Schedule 3;

“Final Payment Date” means 10 Business Days after the date on which the process described in paragraph 4 of Part A of Schedule 3 for the preparation of the Completion Statement is complete;

“First Anniversary” has the meaning given in paragraph 3(a) of Schedule 1;

“Fundamental Seller Warranties” means the warranties set out in paragraphs 1 (Title and Capacity), 2.2 to 2.6 (inclusive) (The Group Companies) and 5 (Insolvency) of Schedule 4 that are given by the Seller pursuant to Clauses 12.1 and 12.2, and “Fundamental Seller Warranty” means any one of them;

“Fundamental Seller Warranty Claim” means any Seller Warranty Claim relating to a breach of the Fundamental Seller Warranties;

“GAAP” means generally accepted accounting principles;

“Ghent Bus Shelter Matter” means the litigation proceedings pertaining to the judgment of the Court of Appeal of Ghent (Cour d’Appel de Gand / Hof van Beroep van Gent) dated 2 June 2023, filed by the City of Ghent before the Belgian Supreme Court (Court de Cassation / Hof van Cassatie) opposing Clear Channel Belgium SRL/NV to the City of Ghent, concerning the delay penalties under the framework agreement concluded between Clear Channel Belgium SRL/BV and the City of Ghent on 27 November 2014;

“Governmental Entity” means any national, federal or supra-national governmental or regulatory agency, commission, court, body, entity or authority of competent jurisdiction (including any Competition Authority or Tax Authority);

“Group” means all of the Group Companies, taken as a whole;

“Group Companies” means the Company and each of its direct and indirect subsidiaries listed in Schedule 5, each being a “Group Company”;

“Group Guarantees” has the meaning given in Clause 12.12;

“Group Released Person” means each member of the Group and any person who was at any time prior to Completion an employee, officer, manager or director of any member of the Group, but excluding any auditor(s) of a Group Company from time to time;

“Hazardous Substance” means any natural or artificial substance or thing which is (alone or in combination) capable of causing harm to, or adverse effect on, the Environment and/or human health;

“Indebtedness” means the aggregate amount of the following liabilities or obligations:

(a)	debit balances at banks, lenders or other financial institutions including overdrafts, financing liabilities or obligations or any moneys borrowed;

(b)	any amount raised pursuant to any note, purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	the mark-to-market value of any hedging or derivative financial instruments (and for the avoidance of doubt, if such amount is an asset, it shall be included as an asset in Indebtedness);

(d)	any liabilities pursuant to recourse securitisation or factoring arrangements;

(e)

any deferred or contingent consideration not yet paid in relation to the acquisition of any business (by way of share or asset purchase agreement) by the Group Companies provided that definitive documentation is executed in respect of such acquisition before the Effective Time and such amount is or becomes payable as at or after the Effective Time;

(f)	any other amounts specifically required to be included in Indebtedness in accordance with paragraph 3 of Part A of Schedule 3;

(g)	all guarantees provided by the Group Companies in respect of the indebtedness or obligations referred to in (a) to (f) (inclusive) above, solely to the extent actually called upon; and

(h)

any premium, fees, costs and expenses paid or payable (including without limitation prepayment fees, penalties and break costs) in connection with the termination, release, discharge or repayment of facilities, borrowings or other indebtedness referred to at paragraphs (a) to (g) (inclusive) of this definition, in each case calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement;

“Indemnifiable Losses” means all direct losses, liabilities, damages, reasonably and properly incurred costs and expenses (including reasonable legal costs and experts’ and consultants’fees), charges and Taxes (other than recoverable VAT), but excluding all indirect and/or consequential losses;

“Indemnified Litigation Matters” means the Ghent Bus Shelter Matter and the PKP Matter;

“Information Memorandum” means the information memorandum provided by, or on behalf of, the Seller’s Group to the Purchaser’s Group in connection with the Transaction, a copy of which is located at document 6.2.1 of the Data Room;

“Information Technology” means computer systems, communication systems, computer software, and computer software-related documentation;

“Initial Amount” means, in relation to all the Shares, USD 625,000,000;

“Insured Seller Warranties” means the warranties set out in Schedule 4 that are given by the Seller pursuant to Clauses 12.1 and 12.2, and “Insured Seller Warranty” means any one of them;

“Insured Seller Warranty Claim” means any Seller Warranty Claim or Tax Warranty Claim (as applicable) relating to a breach of the Insured Seller Warranties;

“Insured Tax Claim” means a Tax Claim (other than a Non-Insured Tax Claim);

“Intellectual Property Rights” means all rights in patents, trade marks, service marks, logos, get-up and trade dress, business names, domain names and URLs, copyright, rights in computer software, registered and unregistered design rights, database rights, know-how, goodwill and the right to sue for passing off or unfair competition, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other similar intellectual property rights in any jurisdiction whether registered or unregistered, and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Inter-Group Financing Payables” means all outstanding loans or other financing liabilities or obligations owed by a Group Company to a member of the Seller’s Group (other than a Group Company) as at the Effective Time, and calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement, including any dividends or distributions declared but unpaid as at the Effective Time, but excluding any item which is included in calculating the Cash Balances or the Third Party Indebtedness (and for the avoidance of doubt, a net liability shall be expressed as a positive number);

“Inter-Group Financing Receivables” means all outstanding loans or other financing liabilities or obligations owed by a member of the Seller’s Group (other than a Group Company) to a Group Company as at the Effective Time and calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement, but excluding any item which is included in calculating the Cash Balances or the Third Party Indebtedness;

“Inter-Group Trading Payables” means all outstanding amounts owed by a Group Company to a member of the Seller’s Group (other than a Group Company) resulting from goods and services provided by a member of the Seller’s Group (other than a Group Company) as at the Effective Time and calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement, but excluding any item which is included in Inter-Group Financing Payables;

“Inter-Group Trading Receivables” means all outstanding amounts owed by a member of the Seller’s Group (other than a Group Company) to a Group Company resulting from goods and services provided by a Group Company to a member of the Seller’s Group (other than a Group Company) as at the Effective Time and calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement, but excluding any item which is included in Inter-Group Financing Receivables;

“IP Licences” means all licences, agreements, arrangements, authorisations and permissions in any form whatsoever whether express or implied relating to the use, enjoyment and exploitation: (i) by the Company and/or any of the Group Companies of any Company Intellectual Property Rights; and (ii) by any person of the Company Intellectual Property Rights, in each case, in effect at Completion, but excluding any licences, agreements, arrangements, authorisations and/or permissions relating to the Business IT;

“Law” means any law, legislation, regulation or international treaty applicable in or to any jurisdiction (country, state, federal, city or territory) and all laws, legislation, subordinate legislation, orders, directives, regulations, rules, permits and local laws made under or pursuant to any such law, legislation, regulation or international treaty, together with all judgments, orders or decisions of any Governmental Entity, in each case to the extent that the same has force of law;

“Long Stop Date” means, subject to Clause 5.8 and Clause 7.7, the date falling 18 months following the date of this Agreement;

“LRF” means folder 6.6.174 of the Data Room;

“Management Accounts” means the unaudited management accounts in the form of the monthly aggregated balance sheets for the Group Companies contained in document 6.6.325 of the Data Room and the monthly aggregated profit and loss accounts for the Group Companies contained in documents 6.6.243 and 6.6.139 of the Data Room for the period commencing on 1 January 2022 and ending on 30 September 2024;

“Material Contract” means:

(a)	the top 25 concession agreements entered into by the Group (by reference to revenue for the financial year ended 31 December 2023); and

(b)

any other contract (excluding any media agency agreements) entered into by the Group with an annual financial value (revenue or expenditure) above EUR 3,500,000 for the financial year ended 31 December 2023;

“Non-Insured Seller Warranties” means the warranties set out in Schedule 12 that are given by the Seller pursuant to Clauses 12.1 and 12.2, and “Non-Insured Seller Warranty” means any one of them;

“Non-Insured Seller Warranty Claim” means any Seller Warranty Claim relating to a breach of the Non-Insured Seller Warranties;

“Non-Insured Tax Claim” means any Tax Claim under the Tax Covenant in respect of which the Purchaser has no right to recover any amount, or to recover any amount which would compensate it for loss arising from the relevant claim (as the case may be), under either the W&I Policy and/or the Other Insurance Policy (save for where it would have been entitled to make such recovery under the W&I Policy and/or the Other Insurance Policy, but for: (i) a breach of, or a failure by the Purchaser to comply with (including a failure to give proper and timely notice under), the terms of the W&I Policy and/or the Other Insurance Policy; or (ii) any financial limitations (other than any retention or excess) which limit the liability of the insurers under the W&I Policy and/or the Other Insurance Policy);

“Normal Business Hours” has the meaning given in Clause 17.3;

“Notification” has the meaning given in Clause 7.18;

“NS Railways Claim” means the claim brought by the Group against NS Railways for lost profits in connection with a 2011 contract and a 2015 contract that were privately awarded to Exterion Media, as detailed in document 3.8.14.6 of the Data Room;

“OECD” means the Organisation for Economic Co-operation and Development;

“OECD Pillar Two Model Rules” means the model rules published by the OECD on or about 20 December 2021 in a document entitled “Tax Challenges Arising from Digitisation of the Economy—Global Anti-Base Erosion Model Rules (Pillar Two)”;

“Other Insurance Policy” means the insurance policy (including, without limitation, all related appendices, exhibits or schedules thereto but excluding any Transaction Document) with policy numbers [***] and [***], a copy of which has been provided to the Seller on or prior to the date of this Agreement;

“Other Third Party Claim” has the meaning given in Clause 13.30;

“Owned Intellectual Property Rights” means all Company Intellectual Property Rights that are owned by any Group Company;

“Parent’s Process Agent” has the meaning given in Clause 18.34.

“Pension Schemes” means: (i) the UK DB Scheme; (ii) the Group Personal Pension operated by Scottish Widows in the UK; (iii) the pension scheme for the CEO of Clear Channel Sverige Aktiebolag and the collectively agreed pension schemes ITP and Avtalspension SAF-LO applied in Sweden; (iv) the pension scheme with PFA Pension for Danish salaried employees not covered by collective agreements and the pension scheme with Industriens Pension regulated by the collective bargaining agreements in Denmark; (v) the mandatory occupational pension scheme applicable to the Norwegian Group Companies (OTP) regulated by the applicable local pension policies in Norway in accordance with the Act on Mandatory Occupational Pensions, the pension scheme for the general manager of Clear Channel Norway AS and the pension scheme for the head of commercial of Clear Channel Norway AS; (vi) the pension arrangements provided for by mandatory Finnish pension legislation in accordance with the Employees Pensions Act (Työntekijän eläkelaki 395/2006) and the voluntary pensions schemes for certain Finnish Employees and/or managing director in Finland; (vii) the Employee Capital Plan scheme operated in Poland in accordance with the Act dated 4 October 2018 on Employee Capital Plans; (viii) in Ireland, the Zurich Master Trust being a retirement benefits scheme as defined by Section 771 of the Taxes Consolidation Act 1997, established by Zurich Life Assurance Public Limited Company and currently governed by a Definitive Trust Deed and Rules dated 1 November 2021 as amended from time to time; (ix) the Group’s old-age pension system in Lithuania, regulated by Law on State Social Insurance of the Republic of Lithuania and Law on Compensation of State Social Insurance Old-Age and Invalidity Pensions of the Republic of Lithuania, and operated by State Social Insurance Fund Board; (x) the state regulated pension arrangements provided for in Estonia, which are mainly regulated by State Pension Insurance Act, Old-Age Pensions under Favourable Conditions Act (for I pillar pensions) and Funded Pensions Act (for II and III pillar pensions); (xi) the defined contribution pension scheme for Clear Channel Nederland B.V. and Clear Channel Nederland Holding B.V. operated by ASR Levensverzekering N.V.; (xii) the defined contribution pension scheme operated by AXA Belgium, the defined benefit pension scheme operated by NN Insurance Belgium, and two defined contribution pension schemes operated by NN Insurance Belgium; (xiii) Basic Pension Insurance, which is a mandatory public pension scheme for employees as stipulated in the Social Insurance Law of the People’s Republic of China (Amended in 2018), funded by Clear Channel Guangzhou Company Limited and employee contributions; (xiv) the defined contribution pension plan for Clear Channel AIDA GmbH, operated by AXA Foundation for Occupational Benefits; and (xv) the defined contribution pension scheme for Clear Channel Tech S.L., known as the Clear Channel Tech S.L. Pension Scheme;

“Pillar Two Taxes” means any Tax imposed under any Pillar Two Law (including for the avoidance of doubt any Tax which is suffered by reason of the disallowance of any deduction or relief, or any other adjustment required, pursuant to any Pillar Two Law);

“Pillar Two Law” means any law or regulation implementing the OECD Pillar Two Model Rules, including any law or regulation implementing the “Income Inclusion Rule”, the “Undertaxed Payment Rule”, or a “Qualified Domestic Minimum Top-up Tax”, as such terms are used in the OECD Pillar Two Model Rules (including, without limitation, in the UK the Finance (No. 2) Act 2023 and in the EU Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the Union);

“PKP Matter” means the dispute between Clear Channel Poland sp. z o.o. (“CCP”) and Polskie Koleje Państwowe S.A. (“PKP”) concerning PKP’s claims for remuneration for CCP’s alleged non-contractual use of PKP’s land and PKP’s demands for removal of CCP’s advertising assets from PKP’s land, arising from CCP’s occupation and commercial use of certain PKP land prior to Completion, including PKP’s claims covered by the proceedings in the case no. XX GC 579/22;

“Planning Laws” means all applicable Laws relating to land use (including the display of advertisements), planning and control in relation to the Properties or land or other property occupied by the Group in the context of the Current Group Business;

“Platform Trade Mark” means “A PLATFORM FOR GOOD” or “A PLATFORM FOR BRANDS”, and “Platform Trade Marks” means both of them;

“Pre-Completion Event” means any matter, cause or event occurring on or before Completion;

“Pre-Contractual Statement” has the meaning given in Clause 18.20.2;

“Properties” means the properties listed in Schedule 6 and “Property” means any one of them;

“Purchaser’s Antitrust Solicitors” means Herbert Smith Freehills LLP of Exchange House, Primrose Street, London EC2A 2EG;

“Purchaser Claim” means any claim, proceeding, suit or action against the Purchaser or any member of the Purchaser’s Group in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement, but excluding any adjustment to the Consideration pursuant to Clause 10.15;

“Purchaser’s Group” means the Purchaser and its Related Persons (including the Group Companies following Completion) from time to time;

“Purchaser’s Solicitors” means Reed Smith LLP of 1 Blossom Yard, London E1 6RS;

“Purchaser Wrong Pocket Asset” has the meaning given in Clause 12.16;

“Rationalisation” means the steps as described on pages 14 to 29 (inclusive) of the Steps Paper;

“Reference Accounts” has the meaning given in paragraph 2.1.2 of Part A of Schedule 3;

“Related Person” means:

(a)

in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking or any entity which manages and/or advises any such entity or which is managed and/or advised by such entity, in each case from time to time;

(b)

in the case of a person which is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;

(c)

in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity; and

(d)	any Related Person of any person in paragraphs (a) to (c) (inclusive) above;

“Released Debts” means the amounts owed by the Company to CCWH and CCTL respectively, which were released on 21 December 2023;

“Released Person” means each member of the Seller’s Group and any person who was at any time prior to Completion an employee, officer, manager or director of any member of the Seller’s Group (excluding any person who is or continues to be an employee, officer, manager or director of any Group Company following Completion), but excluding any auditor(s) of a Group Company from time to time;

“Relevant Employee” means the one Employee who holds performance stock units in Clear Channel Outdoor Holdings, Inc. which were referenced in an email of 4 January 2025 at 2:15am from a representative of the Seller to a representative of the Purchaser;

“Relevant Gap Control Period” means: (i) the period from (and including) the date of this Agreement to (and excluding) the First Anniversary; or (ii) the period from (and including) the date of the First Anniversary to (and including) the Completion Date (as applicable);

“Relief” means any relief, loss, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment or refund of or saving in respect of any Tax (including any repayment supplement, fee or interest in respect of any Tax);

“Reporting Accountants” means:

(a)	an independent “big four” accounting firm, other than Deloitte Touche Tohmatsu or Ernst & Young (being KPMG or PricewaterhouseCoopers); or, failing which

(b)	an independent firm of internationally recognised accountants with an active practice in the UK focused on post-merger and acquisition purchase price resolution,

in each case to be agreed by the Seller and the Purchaser within 14 days of a notice by one to the other requiring such agreement or, failing such agreement, the President for the time being of the Institute of Chartered Accountants in England and Wales (“ICAEW”) shall nominate the Reporting Accountants by either: (i) the joint application of both the Purchaser and the Seller; or (ii) if one of the Seller or the Purchaser will not undertake such a joint application, the application of the other following the grant of a court order for such nomination to be made by the ICAEW and such court order shall not be challenged by the other Party;

“Restricted Period” means a period of 24 months commencing on the Completion Date or such shorter period of time recognised by applicable Law as being binding;

“Sanctioned Person” means any person (including all body corporates, entities, partnerships or natural persons) that is:

(a)

the target of U.S. sanctions, including by virtue of being designated on the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” or any other sanctions list maintained by the United Nations Security Council, the Office of Foreign Assets Control of the U.S. Treasury, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government;

(b)

the target of EU sanctions, including by virtue of being designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, or any other list of persons subject to, or targeted by, Sanctions as administered, maintained and enforced by the EU or any Governmental Entity in any Member State of the European Union;

(c)

the target of UK sanctions, including by virtue of being designated on the Consolidated List of Financial Sanctions Targets maintained by the Office of Financial Sanctions Implementation, Her Majesty’s Treasury of the UK, the UK Sanctions List maintained by the Foreign, Commonwealth and Development Office, or any other list of persons subject to, or targeted by, Sanctions administered, maintained and enforced by any Governmental Entity of the UK;

(d)

designated as subject to, or targeted by, Sanctions as administered, maintained and enforced by any government authority of any other jurisdiction in which any Group Company conducts business or owns assets;

(e)	or is part of, a government of a Sanctioned Territory;

(f)	located, organised or residing in any Sanctioned Territory; or

(g)	in the aggregate, 50 per cent. or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in (a) to (f) (inclusive) above;

“Sanctioned Territory” means any jurisdiction or other territory that is, or was at the relevant time, subject to a comprehensive export, import, financial or investment embargo under any Sanctions, including at present Cuba, Iran, North Korea, Sudan, Syria, Venezuela, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic;

“Sanctions” means any applicable laws, regulations or orders relating to economic, financial or trade sanctions, restrictive measures or embargoes including those laws, regulations, or orders administered, maintained or enforced by any government authority of the United States of America (including by the U.S. Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, the UK or any other jurisdiction in which any Group Company conducts business or owns assets;

“Seller’s Account” means the Seller’s USD bank account at [***] with its bank address at [***], 1096 HA Amsterdam (account title: [***]; account number: [***]; IBAN: [***]; and SWIFT: [***]);

“Seller Claim” means any claim, proceeding, suit or action against the Seller or any member of the Seller’s Group in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement, including a Seller Warranty Claim, a Specific Indemnity Claim and a Tax Claim, but excluding any adjustment to the Consideration pursuant to Clause 10.15;

“Seller Completion Disclosure Letter” means a letter to be dated on or prior to the Completion Date addressed by the Seller to the Purchaser for the purpose of Clause 12.3.2, the front end of which is substantially in the form of the Seller Disclosure Letter;

“Seller Cost Saving and Separation Costs” means costs in respect of the cost saving plan and the execution of the separation comprising: (i) redundancy expenses and severance costs (including discretionary costs); (ii) project management and advisory costs provided by external advisers in respect of such separation; and (iii) other expenses and costs incurred in respect of any such legal separation (for example in relation to legal fees, bank accounts and contract novations), but excluding any costs in relation to rebranding;

“Seller Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser disclosing information constituting exceptions to the Seller Warranties (other than the Fundamental Seller Warranties);

“Seller’s Group” means the Seller and its Related Persons (excluding the Group Companies following Completion) from time to time;

“Seller’s Group Guarantees” has the meaning given in Clause 12.11;

“Seller’s Guarantee” has the meaning given in Clause 14.1;

“Sellers’s Guaranteed Obligations” has the meaning given in Clause 14.1;

“Seller’s Guarantor’s Process Agent” has the meaning given in Clause 18.34.

“Seller’s Process Agent” has the meaning given in Clause 18.34;

“Seller’s Solicitors” means Kirkland & Ellis International LLP of 30 St Mary Axe, London EC3A 8AF;

“Seller Warranties” means the Insured Seller Warranties and the Non-Insured Seller Warranties, and “Seller Warranty” means any of them;

“Seller Warranty Claim” means any claim against the Seller for breach of the Seller Warranties other than the Tax Warranties;

“Seller Wrong Pocket Asset” has the meaning given in Clause 12.17;

“Senior Group Employee” means each individual listed in Schedule 8 (or, in the event that any such person ceases to be employed by the Group prior to Completion, any individual subsequently appointed or engaged by the Group prior to Completion to perform the same or substantially the same role with the same or substantially the same title);

“Senior Seller’s Group Employee” means each individual listed in Schedule 9 (or in the event that any such person ceases to be employed by the Seller’s Group prior to Completion, any individual subsequently appointed or engaged by the Seller’s Group prior to Completion to perform the same or substantially the same role with the same or substantially the same title and with whom the Purchaser has contact prior to Completion in relation to the Transaction);

“Shares” means 48,741,677 ordinary shares with a nominal value of GBP 1.00 each in the capital of the Company;

“Spain IP Licence” means the intellectual property licence relating to the licensing of certain intellectual property rights to Clear Channel España, S.L.U. entered into on the date of this Agreement by Clear Channel International Limited, Clear Channel España, S.L.U. and Clear Channel AIDA GmbH;

“Spain Transitional Services Agreement” means the transitional services agreement relating to Clear Channel España, S.L.U., to be entered into at Completion by Clear Channel International Limited and Clear Channel España, S.L.U, in the agreed form;

“Specific Indemnity” has the meaning given in Clause 12.46;

“Specific Indemnity Claim” means any Seller Claim under a Specific Indemnity;

“Specified Material IP Schedules” means those schedules detailing certain registered and unregistered assets comprising a non-exhaustive list of Owned Intellectual Property Rights and/or Intellectual Property Rights that will be owned by a Group Company pursuant to the Deed of Assignment of Intellectual Property and, in each case, that are material to the Group’s business as a whole (as particularised in Schedule 14);

“Sporveien Settlement Agreements” means the settlement agreements entered into between: (i) Clear Channel Norway AS and Monita Marie Ness dated 25 September 2023; and (ii) Clear Channel Norway AS and Jens Thomassen dated 25 September 2023;

“Steps Paper” means the “Project More (Northern Europe)” steps paper prepared by Ernst & Young LLP and dated 6 December 2024, in the agreed form (as may be amended in accordance with Clause 7.6);

“Surviving Provisions” means Clauses 1, 5, 12.1 to 12.8 (inclusive), 16.3 to 16.5 (inclusive), 17 and 18;

“Target Working Capital” means negative USD 19,500,000;

“Tax” means any form of tax, levy, impost, duty, charge, employer social security contribution or other governmental charge (national, governmental, state, provincial, local governmental or municipal), in each case, in the nature of tax, which is collected or assessed by, or payable to, a Tax Authority as a result of any enactment relating to tax, together with all related fines, penalties, interest, charges and surcharges (including from a failure or delay in filing a tax return), and in each case, whether payable directly or imposed by way of a withholding or deduction;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax;

“Tax Claim” means any claim, proceeding, suit or action against the Seller or any member of the Seller’s Group under the Tax Covenant or in respect of a breach of the Tax Warranties;

“Tax Covenant” means the covenants given in Schedule 10;

“Tax Warranties” means the warranties set out in paragraph 19 of Schedule 4 that are given by the Seller pursuant to Clauses 12.1 and 12.2, and “Tax Warranty” means any one of them;

“Tax Warranty Claim” means any claim against the Seller for breach of the Tax Warranties;

“Termination Fee” means USD 20,000,000;

“Third Party Indebtedness” means the aggregate amount as at the Effective Time of all outstanding Indebtedness owed by the Group Companies to any third party, calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement including, for the avoidance of doubt, those items required to be included in Third Party Indebtedness pursuant to paragraph 3 of Part A of Schedule 3 (but excluding any item included in calculating Cash Balances or the Inter-Group Financing Payables or Inter-Group Financing Receivables), and, for the purposes of this definition, third party shall exclude any member of the Seller’s Group (and for the avoidance of doubt, a net liability shall be expressed as a positive number);

“Third Party Recovery” has the meaning given in Clause 13.17;

“Trade Mark Licence” means the trade mark licence relating to the “ADSHEL” and “SMARTBIKE” trade marks, to be entered into by Clear Channel International Limited and Clear Channel IP, LLC at Completion, in the agreed form;

“Transaction” means the transactions contemplated by the Transaction Documents;

“Transaction Documents” means this Agreement, each document in the agreed form and any other document entered into or to be entered into pursuant to this Agreement;

“Transfer Tax” has the meaning given in Clause 18.8;

“Transitional Services Agreement” means the transitional services agreement to be entered into at Completion by Outdoor Management Services, Inc., Clear Channel International Limited and the Seller’s Guarantor, in the agreed form;

“Trigger Event” has the meaning given in Clause 7.7;

“Trustee” means the trustee or trustees for the time being of the UK DB Scheme;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“UK DB Scheme” means the UK pension scheme known as the Clear Channel Retirement Benefits Scheme which operates under a supplemental trust deed dated 1 November 2006, as amended;

“US GAAP” means the generally accepted accounting principles in the United States of America, including standards and interpretation issued or adopted by the Financial Accounting Standards Board;

“UK GMP Equalisation” means the project to equalise accrued rights under the UK DB Scheme in relation to guaranteed minimum pensions (as defined in the Pension Schemes Act 1993);

“Utrecht Claims” means the interim relief claims brought by Clear Channel Nederland B.V. in relation to a proposed agreement between Reclamebureau Limburg B.V. (“RBL”), the municipality of Utrecht and JCDecaux to replace Clear Channel as a subcontractor by JCDecaux, which are intended to prohibit the proposed settlement between the municipality of Utrecht, JCDecaux and RBL, and are based on inter alia: (i) tort; (ii) breach of contract by RBL; and (iii) Dutch procurement, as detailed in document 3.8.14.4 of the Data Room;

“VAT” means:

(a)

within the European Union, any Tax levied pursuant to Council Directive 2006/112/EC (as amended from time to time) and any other Tax of a similar nature levied in substitution for or in addition to such Tax in any member state of the European Union; and

(b)	outside the European Union, any other Tax of a similar nature wherever imposed (including value added tax levied pursuant to the UK Value Added Tax Act 1994);

“Voting Power of Attorney” means the power of attorney from the Seller in favour of the Purchaser, in the agreed form;

“W&I Costs” has the meaning given in Clause 18.4;

“W&I Policy” means the warranty and indemnity insurance policy in connection with the Transaction issued by Ambridge Europe Limited (as underwriting representative for the relevant insurers) and the related excess policies issued by VALE Insurance Intermediary Europe GmbH (acting as duly authorised agent for the relevant insurers) and Beazley Insurance DAC (acting through its United Kingdom Branch) (including, without limitation, all related appendices, exhibits or schedules thereto but excluding any Transaction Document), copies of which have been provided to the Seller on or prior to the date of this Agreement;

“Working Capital” means the aggregate amount of current assets less the aggregate amount of liabilities of the Group Companies as at the Effective Time, calculated in accordance with paragraphs 2 and 3 of Part A of Schedule 3 and as set out in the Completion Statement, together (without double counting) with any items specifically required to be included in Working Capital in accordance with paragraph 3 of Part A of Schedule 3 but excluding: (i) Cash Balances, Inter-Group Financing Payables, Inter-Group Financing Receivables or Third Party Indebtedness; and (ii) any items specifically required to be excluded from Working Capital or the Completion Statement in accordance with paragraphs 2 and 3 of Part A of Schedule 3. For the avoidance of doubt, where liabilities exceed current assets, Working Capital will be a negative amount and where current assets exceed liabilities, Working Capital will be a positive amount; and

“Working Capital Adjustment” means: (i) if Working Capital as set out in the Completion Statement is greater than (or less negative than) the Target Working Capital, a positive amount equal to such difference; or (ii) if Working Capital as set out in the Completion Statement is less than (or more negative than) the Target Working Capital, a negative amount equal to such difference.

1.2	References to the “Parties” are to the parties to this Agreement, and each is a “Party”.

1.3	References to “Clauses” are to the clauses of this Agreement.

1.4

References to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.

1.5	Where any capitalised term is defined within a particular Clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that Clause wherever it is used in this Agreement.

Interpretation

1.6	The table of contents and headings to Clauses and Schedules are included for ease of reference only, and are not to affect the interpretation of this Agreement.

1.7	In this Agreement, unless expressly stated otherwise:

1.7.1	the words “include” or “including” (or any similar term) are not to be construed as implying any limitation;

1.7.2	general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

1.7.3	words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;

1.7.4

a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as it is in force at the date of this Agreement save in the case of the Seller Warranties deemed repeated at Completion where it shall be deemed to be a reference to such legislation as it is in force at the Completion Date;

1.7.5

any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

1.7.6

a reference to a document “in the agreed form” means a form of document agreed by each of the relevant Parties and signed by or on behalf of each relevant Party for the purposes of identification or agreed between the Seller’s Solicitors and the Purchaser’s Solicitors (including via email) as being in the agreed form;

1.7.7

a reference to “in the normal course of business” or “in the ordinary course of business” or any similar expression means in the same manner and scope and to the same extent and on the same basis as the Group has carried on business during the 12 month period prior to the date of this Agreement, as applicable;

1.7.8	references to the time of day are to London time (unless otherwise specified in this Agreement);

1.7.9

a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;

1.7.10

a reference to a document or communication being “signed” by or on behalf of any person means a manuscript or electronic (to the extent permissible under applicable law) signature by that person or his duly authorised agent or attorney (which signature may be affixed and/or transmitted by email);

1.7.11

any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality, and any reference to a “company” includes any company, corporation or other body corporate, and any limited partnership or limited liability partnership wherever and however incorporated or established;

1.7.12

any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the UK Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1161 of the UK Companies Act 2006 and any reference to a “parent undertaking” or a “subsidiary undertaking” means respectively a “parent undertaking” or “subsidiary undertaking” as defined in sections 1162 and 1173(1) of the UK Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Such references to an “undertaking”, a “subsidiary undertaking” or a “parent undertaking” shall be amended, where appropriate, by the Limited Liability Partnerships (Accounts and Audit) (Application of UK Companies Act 2006) Regulations 2008;

1.7.13	any reference to “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way;

1.7.14

any obligation to “procure” a certain outcome when used in relation to any party shall mean an obligation for that party to exercise, lawfully and in a manner that does not otherwise put such party in breach of any fiduciary duty, any voting rights and use any and all powers vested in it from time to time as a holder of securities, shareholder, director, officer and/or employee and attorney, or through any contractual arrangements, to ensure compliance with that obligation so far as it is reasonably able to do so, whether acting alone or (to the extent that it is lawfully able to contribute to ensuring such compliance collectively) acting with others; and

1.7.15

any reference to any English legal term (including any statute, regulation, by-law or other requirement of English law) for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

2	SALE AND PURCHASE

On and subject to the terms and conditions of this Agreement, the Seller shall sell and transfer with full title guarantee, and the Purchaser shall purchase and acquire, the Shares free from Encumbrances and together with all rights attached or accruing to such Shares on or after the Completion Date.

3	CONSIDERATION

Amount

3.1	The aggregate consideration for the purchase of the Shares by the Purchaser under this Agreement (the “Consideration”) shall be an amount in USD equal to the sum of:

(a)	the Initial Amount;

plus

(b)	the Cash Balances;

plus

(c)	the Inter-Group Financing Receivables (if any);

minus

(d)	the Third Party Indebtedness;

minus

(e)	the Inter-Group Financing Payables (if any);

plus

(f)	the Working Capital Adjustment;

plus

(g)	an amount equal to the aggregate Deferred Consideration (if any).

Satisfaction of the Consideration

3.2	The Consideration shall be satisfied by the Purchaser by:

3.2.1

the payment of: (i) the Estimated Consideration (less an amount equal to the CCIBV Repayment Amount); and (ii) an amount equal to the CCIBV Repayment Amount, in accordance with Clauses 4.1 and 8.3 and Schedule 2;

3.2.2	the payment of any Deferred Consideration upon any such Deferred Consideration becoming payable from time to time in accordance with Clause 9; and

3.2.3	following agreement or determination of the Completion Statement, a cash payment (if any) pursuant to Clause 10.15.

Treatment of payments

3.3

Except for any payment made pursuant to Clause 8.7, if any payment is made by the Seller to the Purchaser (or vice versa) in respect of any claim for any breach of, or pursuant to any indemnity or covenant under, this Agreement (or any agreement entered into pursuant to this Agreement), the payment shall be treated as an adjustment of the Consideration paid by the Purchaser for the Shares and the Consideration shall be treated as reduced (or increased, as the case may be) by the amount of such payment.

CCIBV Repayment Amount and Inter-Group Financing Payables

3.4

The Seller and the Parent confirm to the Purchaser that the aggregate amount of the CCIBV Repayment Amount and the Inter-Group Financing Payables shall in no event exceed the amount of the Consideration.

4	REPAYMENT OF BANK DEBT

Payment of the CCIBV Repayment Amount

4.1

On Completion, the Purchaser shall discharge, or shall procure discharge of, all liabilities under the CCIBV Loan Documents outstanding as at the Completion Date on behalf of the Parent and the relevant Group Companies (as applicable) by (re)paying, or procuring (re)payment of, all outstanding amounts (including accrued and unpaid interest as well as any applicable break costs, prepayment fees and all other charges and costs relating to, or payable pursuant to, the CCIBV Loan Documents) to the CCIBV Financing Parties (the aforementioned outstanding liabilities the “CCIBV Repayment Amount”) to the CCIBV Redemption Account.

Notification of the CCIBV Repayment Amount

4.2	Subject to Clause 4.3, the Parent and/or the Seller (as applicable) shall:

4.2.1

use reasonable endeavours to provide an estimate of the CCIBV Repayment Amount and details of the CCIBV Redemption Account to the Purchaser and/or the Purchaser’s Solicitors no later than ten Business Days prior to the Completion Date, such notification to be provided either: (i) through the provision of the final draft CCIBV Payoff and Release Documents to the Purchaser and/or the Purchaser’s Solicitors under this Clause 4; or (ii) by email; and

4.2.2

notify the final CCIBV Repayment Amount and details of the CCIBV Redemption Account to the Purchaser and/or the Purchaser’s Solicitors as soon as reasonably practicable in advance of and in any event prior to the Completion Date, such notification to be provided through the provision of the fully executed CCIBV Payoff and Release Documents.

Release of the CCIBV Collateral and the CCIBV Redemption Account

4.3

The Parent and/or the Seller (as applicable) shall use reasonable endeavours to provide to the Purchaser and/or the Purchaser’s Solicitors, no later than the date falling ten Business Days prior to the Completion Date: (i) a final draft payoff letter pertaining to the CCIBV Loan Documents (including bank guarantees and any other ancillary facilities, unless agreed between the Parties to be dealt with separately); and (ii) the final draft(s) of one or more release documents which shall release or retransfer at Completion the shares or assets of any Group Company relating to the CCIBV Loan Documents as well as any related guarantees, security interests and claims of the CCIBV Financing Parties in connection with the CCIBV Loan Documents (or, if and to the extent such release or retransfer is not possible at Completion, as soon as possible thereafter), such release or retransfer subject only to payment of the CCIBV Repayment Amount to one or more bank accounts (the “CCIBV Redemption Account”) as designated by the CCIBV Financing Parties (or the relevant agent on their behalf) in accordance with the terms of such letters or agreements (the “CCIBV Payoff and Release Documents”). The Parent agrees to discuss the final provisions of the CCIBV Payoff and Release Documents (in a form acceptable to the CCIBV Financing Parties and the relevant agents under the CCIBV Loan Documents) with the Purchaser and give reasonable consideration to any comments which the Purchaser may have on the final draft CCIBV Payoff and Release Documents provided by the Parent, the Seller and/or the Seller’s Solicitors (as applicable) to the Purchaser and/or the Purchaser’s Solicitors under this Clause 4.

5	CONDITIONS TO COMPLETION

Conditions

5.1	Completion shall be conditional on the satisfaction or waiver (where applicable) of the following conditions:

5.1.1

the receipt of clearance or approval of the Transaction by the Swedish Competition Authority (or the applicable review period for the Swedish Competition Authority having expired without any suit investigation or proceeding having been initiated or any decision having been issued by the Swedish Competition Authority) (the “Swedish Merger Control Condition”);

5.1.2	either:

(a)	the receipt of clearance or approval of the Transaction by the Polish Competition Authority (“UOKiK”);

(b)	the applicable statutory period for UOKiK to issue such clearance or approval having expired without it having done so;

(c)	the return by UOKiK of the Parties’ notification concerning the Transaction on the basis that UOKiK does not believe that a notification to it regarding the Transaction was required; or

(d)

UOKiK issuing a decision discontinuing its investigation of the Transaction on the basis that the Transaction does not constitute a notifiable concentration in accordance with the applicable law and regulations (the “Polish Merger Control Condition”);

5.1.3

the Irish Competition Authority issuing a clearance determination in respect of the Transaction pursuant to sections 21(2)(a), 22(3)(a) or 22(3)(c) of the Irish Competition Act 2002 (the “Irish Competition Act”) or the relevant periods under sections 19(1) and 21(2) of the Irish Competition Act having elapsed without a determination being issued by the Irish Competition Authority (the “RoI Merger Control Condition”); and

5.1.4	either:

(a)

the UK Competition and Markets Authority (the “CMA”) having confirmed in writing that it has no further questions in relation to the Transaction following the submission of a briefing paper to it and, as at the date on which all other Conditions are satisfied or waived, in relation to the Transaction, the CMA not having:

(i)

issued a further request for information subsequent to an initial ‘no further questions’ response, provided that if another ‘no further questions’ confirmation is given following a response to any such request for information, then this Clause 5.1.4(a)(i) shall be deemed not to apply;

(ii)	requested submission of a merger notice pursuant to section 96 of the Enterprise Act 2002 (the “EA2002”);

(iii)	opened, or indicated to the Seller or the Purchaser in writing that it will open, a Phase 1 investigation; or

(iv)

requested documents, information or attendance by witnesses (including under section 109 of the EA2002) which may indicate that it is considering whether to request submission of a merger notice or whether to commence the aforementioned statutory review period, provided that if a ‘no further questions’ confirmation is given following a response to any such request, then this Clause 5.1.4(a)(iv) shall be deemed not to apply; or

(b)

in the event of the condition at Clause 5.1.4(a) not being satisfied by reason of the CMA opening a Phase 1 investigation, the clearance or approval of the Transaction by the CMA (including by way of a ‘found not to qualify’ decision, or a decision not to refer the Transaction pursuant to section 33 EA2002) (the “UK Merger Control Condition”),

(each a “Condition” and, together, the “Conditions”).

Parties’ obligations with respect to Conditions

5.2

The Purchaser shall, at its own cost, and subject to Clause 5.4, always act in good faith and use reasonable endeavours to ensure that the Conditions are fulfilled as soon as reasonably practicable after the date of this Agreement and in any event prior to the Long Stop Date (or the Extended Long Stop Date, if applicable). Without prejudice to the generality of this Clause 5.2, the Purchaser shall in any event:

5.2.1

have primary responsibility for obtaining the relevant consents and approvals from the applicable Governmental Entities (as detailed in Clause 5.1) which are required to satisfy the Conditions and shall pay any applicable filing fees in respect of the same;

5.2.2

as soon as reasonably practicable after the date of this Agreement, and in any event no later than 15 Business Days after the date of this Agreement (and to the extent that it has not already done so), prepare and submit the following submissions, filings and/or notifications to the applicable Governmental Entities:

(a)

all necessary draft merger notifications required to satisfy the Swedish Merger Control Condition and the RoI Merger Control Condition and complete merger notifications required to satisfy the Polish Merger Control Condition; and

(b)	a briefing paper concerning the Transaction to the CMA;

5.2.3	make and progress all such submissions, notifications and/or filings with the relevant Governmental Entities with all due diligence and in accordance with any and all applicable time limits;

5.2.4

agree to enter into and progress in full any Phase 2 (or equivalent) proceeding or investigation, to the extent that any consents and approvals from the applicable Governmental Entities (as detailed in Clause 5.1) are not obtained in Phase 1 (or equivalent);

5.2.5

provide all information which is requested or required by a Governmental Entity in respect of the submissions, filings and/or notifications referred to in Clause 5.2.3 promptly and in any event in accordance with any applicable time limits (save to the extent of any delay in doing so arising from a failure by the Seller to comply with its obligations under this Clause 5);

5.2.6	promptly notify the Seller and the Seller’s Solicitors (and provide copies or, in the case of non-written communications, details) of any material communications with any Governmental Entity;

5.2.7

initiate communications, whether in writing or verbally, with any Governmental Entity in respect of the submission, filing and/or notification of the Transaction, only after prior consultation with the Seller or the Seller’s Solicitors (and take into account any reasonable comments and requests of the Seller and the Seller’s Solicitors or other advisers) and only to the extent that those communications are not routine or administrative in nature;

5.2.8

provide the Seller and the Seller’s Solicitors with a draft of all submissions, notifications, filings and other communications (other than routine or administrative correspondence) to be submitted to any Governmental Entity (including any supporting documentation or information reasonably requested by the Seller or the Seller’s Solicitors) at least two Business Days prior to submission (or longer if reasonably necessary for the Seller and the Seller’s Solicitors to review and provide comments) and take into account the reasonable comments of the Sellers’s Solicitors on such submissions, notifications, filings and other communications, provided that such submissions, notifications, filings and other communications may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law and that portions of such submissions that are competitively sensitive may be designated as “outside antitrust counsel only”. For the avoidance of doubt, the Purchaser shall not make any submissions, notifications or filings to any Governmental Entity without the prior consent of the Seller, such consent not to be unreasonably withheld or delayed;

5.2.9

where permitted by a Governmental Entity and requested by the Seller, allow persons nominated by the Seller (acting reasonably) (which may include the Seller’s Solicitors) to attend all meetings (and participate in all telephone or other conversations) with any Governmental Entity and to make oral submissions at such meetings (or telephone or other conversations) unless not permitted by such Governmental Entity; and

5.2.10

regularly review and consult with the Seller and the Seller’s Solicitors regarding the progress of any notifications or filings to any Governmental Entity and the strategy for obtaining any consents and approvals from the applicable Governmental Entity (as detailed in Clause 5.1) (and take into account any reasonable comments and requests of the Seller and the Seller’s Solicitors).

5.3	The Seller shall:

5.3.1

promptly provide the Purchaser or any relevant Governmental Entity with such information and documents (to the extent in its possession and/or under its control) reasonably required by the Purchaser to assist the Purchaser in fulfilling the Conditions as soon as is reasonably practicable, provided that such information and documents may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable law and that portions of such information and documents that are competitively sensitive may be designated as “outside antitrust counsel only”;

5.3.2

promptly notify the Purchaser and the Purchaser’s Antitrust Solicitors (and provide copies or, in the case of non-written communications, details) of any material communications with any Governmental Entity; and

5.3.3

provide the Purchaser and the Purchaser’s Antitrust Solicitors with a draft of all submissions, notifications, filings and other communications (other than routine or administrative correspondence) to be submitted to any Governmental Entity (including any supporting documentation) at least two Business Days prior to submission (or longer if reasonably necessary for the Purchaser and the Purchaser’s Antitrust Solicitors to review and provide comments) and take into account the reasonable comments of the Purchaser’s Antitrust Solicitors on such submissions, notifications, filings and other communications, provided that such submissions, notifications, filings and other communications may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law and that portions of such submissions that are competitively sensitive may be designated as “outside antitrust counsel only”. For the avoidance of doubt, the Seller shall not make any such submissions, notifications or filings to any Governmental Entity without the prior consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

5.4

Nothing in this Clause 5 shall impose any obligation on the Purchaser or any other member of the Purchaser’s Group to offer, agree and/or accept the imposition of any conditions and/or commitments in connection with the satisfaction of the Conditions (including without limitation any conditions or commitments requiring the Purchaser’s Group or the Group Companies to dispose of any business, undertaking or asset or to agree to any restraint or restrictions in respect of the carrying on of their respective businesses).

5.5	The Purchaser undertakes that it will not, and shall procure that no member of the Purchaser’s Group shall, either alone or acting in concert with others:

5.5.1	acquire or offer to acquire (or cause another person to acquire or to offer to acquire); or

5.5.2

progress or contemplate (or cause another person to progress or contemplate) arrangements that, if carried into effect, would result in the acquisition of, in each case, an interest in a competing business to the Group’s business or in any other business where such acquisition, offer, progression or contemplation is reasonably likely to materially prejudice or delay the satisfaction of the Conditions.

Satisfaction of the Conditions

5.6

Without prejudice to the Purchaser’s obligations under the remaining provisions of this Clause 5 (save for Clause 5.2.4), the Purchaser shall notify the Seller promptly upon, and in any event within two Business Days of, determining in its absolute discretion that it does not wish to accept or agree to any condition, obligation and/or reservation required by the Swedish Competition Authority, the Polish Competition Authority, the Irish Competition Authority or the CMA (as applicable) in order to satisfy any of the Conditions (a “Condition Non-Satisfaction Notice”).

5.7	The Purchaser shall notify the Seller promptly upon, and in any event within two Business Days of, becoming aware that any Condition has been satisfied or waived (where applicable).

5.8

If any of the Conditions have not been satisfied or waived (where applicable) by the Long Stop Date, but either the Purchaser or the Seller reasonably believes that such Condition is still capable of being satisfied, such Party may, no earlier than 10 Business Days prior to the Long Stop Date and no later than the Long Stop Date, elect to extend the Long Stop Date to the date falling 24 months following the date of this Agreement (subject to Clause 7.7) (the “Extended Long Stop Date”), by notice in writing to the other Parties.

5.9

If any of the Conditions have not been satisfied or waived (where applicable) by the Long Stop Date (or the Extended Long Stop Date, if applicable, or such later date as the Parties may agree in writing), this Agreement shall automatically terminate (other than the Surviving Provisions).

5.10	If, before the Long Stop Date (or the Extended Long Stop Date, if applicable):

5.10.1	the Swedish Competition Authority, the Polish Competition Authority, the Irish Competition Authority or the CMA (as applicable) prohibits the Transaction in writing; or

5.10.2	the Purchaser serves a Condition Non-Satisfaction Notice,

this Agreement shall automatically terminate on the date on which the Swedish Competition Authority, the Polish Competition Authority, the Irish Competition Authority or the CMA (as applicable) prohibits the Transaction (in the case of Clause 5.10.1) or on the date on which the Condition Non-Satisfaction Notice is served (in the case of Clause 5.10.2) (in each case, other than the Surviving Provisions).

Termination Fee

5.11

If this Agreement is automatically terminated pursuant to either Clause 5.9 or 5.10, the Purchaser shall pay to the Seller in immediately available funds (without set-off or deduction) the Termination Fee within fifteen Business Days following the date of such termination of this Agreement.

5.12

The Purchaser acknowledges and agrees that the covenant contained in Clause 5.11 is an integral part of the transactions contemplated by this Agreement and that, without this covenant from the Purchaser, the Seller would not enter into this Agreement. The Parties further acknowledge and agree that the Termination Fee is the Seller’s sole and exclusive remedy should this Agreement be terminated pursuant to Clauses 5.9 or 5.10, save if the Purchaser fails to pay the Termination Fee when due to the Seller pursuant to Clause 5.11.

6	SIGNING

6.1	Upon execution by the Seller of this Agreement the Seller shall deliver or procure to be delivered to the Purchaser:

6.1.1	a copy of this Agreement duly executed by the Seller, the Seller’s Guarantor and the Parent;

6.1.2	a copy of the Equity Commitment Letter signed by the Seller;

6.1.3	a copy of the Seller Disclosure Letter signed by the Seller;

6.1.4	a copy of the Spain IP Licence duly executed by the parties thereto;

6.1.5	a copy of the Confidentiality Agreement Termination Agreement signed by Clear Channel Outdoor Holdings, Inc; and

6.1.6

a copy of the minutes of the meeting of the board of directors of each of the Seller, the Parent and the Seller’s Guarantor at which this Agreement and each of the other Transaction Documents to which the Seller, the Parent and the Seller’s Guarantor is a party (as applicable) and the transactions contemplated by them were approved and the execution of this Agreement and each of the other Transaction Documents to which the Seller, the Parent and the Seller’s Guarantor is a party (as applicable) by the person or persons executing them on behalf of the Seller, the Parent or the Seller’s Guarantor (as applicable) was authorised.

6.2	Upon execution by the Purchaser of this Agreement, the Purchaser shall deliver or procure to be delivered to the Seller:

6.2.1	a copy of this Agreement duly executed by the Purchaser;

6.2.2	a copy of the Seller Disclosure Letter countersigned by the Purchaser;

6.2.3	a copy of the Equity Commitment Letter signed by the parties thereto other than the Seller;

6.2.4	a copy of the Confidentiality Agreement Termination Agreement signed by Heinrich Bauer Verlag KG; and

6.2.5

a copy of the minutes of the meeting of the board of directors of the Purchaser at which this Agreement and each of the other Transaction Documents and the transactions contemplated by them were approved and the execution of this Agreement and each of the other Transaction Documents to which the Purchaser is a party by the person or persons executing them on behalf of the Purchaser was authorised.

7	PERIOD BEFORE COMPLETION

7.1

Except as otherwise consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), between the date of this Agreement and Completion, the Seller shall procure that the business of each Group Company is carried on in all material respects in the ordinary course (which, for the avoidance of doubt, shall not require any member of the Seller’s Group to inject new capital into the Group in the form of equity funding) and shall comply with the obligations set out in Schedule 1.

7.2	Nothing in Clause 7.1 shall prevent any Group Company from undertaking, or require the Purchaser’s consent in relation to, any of the following on or prior to Completion:

7.2.1

any matter required by Law, court order or regulation binding on, or by any Governmental Entity with jurisdiction over, the Seller or any other member of the Seller’s Group (including any Group Company);

7.2.2	any matter required to comply with generally accepted accounting practices applicable to a Group Company at Completion;

7.2.3	the implementation of any transaction or the taking of any action expressly permitted or expressly provided for by any Transaction Document;

7.2.4

the settlement of any amount, loan or other financing liability or obligation that would, if outstanding at the Effective Time, constitute an Inter-Group Financing Payable, Inter-Group Financing Receivable, Inter-Group Trading Payable or Inter-Group Trading Receivable;

7.2.5	the implementation of any transaction or the taking of any action relating to the Rationalisation in accordance with, or pursuant to, the Steps Paper;

7.2.6

the implementation of: (i) the merger of Clear Channel Norway Infrastructure Holding AS into Clear Channel Norway AS; and (ii) the merger of Clear Channel Bergen Bikes AS, Clear Channel Oslo Bikes AS, Clear Channel Oslo Bus Shelters AS and Clear Channel Trondheim Bikes AS into UIP Clear Channel AS;

7.2.7	the implementation of the recapitalisation of Clear Channel Estonia OÜ;

7.2.8	the execution of an obligation existing at the date of this Agreement (to the extent Disclosed);

7.2.9

any matter reasonably undertaken by any Group Company in an emergency or disaster situation (including, in whole or in part, as a result of, or in connection with, the COVID-19 or the SARS-CoV-2 virus or any evolution or mutation thereof) with the intention of minimising any adverse effect of such situation in relation to the Group, including any action for the purpose of protecting the health and welfare of the Group Companies’ employees and/or the general public or preventing physical injury to, or the ill health of, any person including compliance with any recommendation made or guidance provided by a Governmental Entity relevant to a Group Company or its business in connection with COVID-19 or the SARS-CoV-2 virus or any evolution or mutation thereof; or

7.2.10	any matter undertaken at the written request or with the written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

7.3

In the event that the Purchaser does not respond to a request for consent within 10 Business Days of receipt of such request, the Purchaser shall be automatically deemed to have consented to such matter. The Seller must send any such request for consent to Vivian Mohr, Peter Brimacombe, Christoph Vaske and Hayley Knaggs by email to the following email addresses: [***], [***], [***] and [***], with a copy to [***].

7.4	In no circumstances is this Clause 7 intended to allow the Purchaser the ability to control the Group.

7.5

The Seller shall procure that the Rationalisation is effected in accordance with the relevant steps of the Steps Paper prior to Completion and shall promptly provide to the Purchaser evidence of the completion of such steps prior to Completion.

7.6

The Seller agrees: (i) that no amendments to the Steps Paper that have or will have an adverse effect on any Group Company, the Purchaser or the Purchaser’s Group shall be made without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); and (ii) to notify the Purchaser promptly upon making any amendments to the Steps Paper that have any effect on any Group Company, the Purchaser or the Purchaser’s Group.

7.7

Subject to Clause 7.8 and without prejudice to any other right or remedy available to it, the Purchaser shall not be obliged to complete the purchase of the Shares and shall be entitled to terminate this Agreement by written notice to the Seller if, between the date of this Agreement and Completion:

7.7.1	a Group Company disposes of any material part of its assets or undertaking, or of any asset;

7.7.2	a Group Company creates, allots or issues any share capital or loan capital;

7.7.3

a Group Company transfers or permits the transfer of or registers the transfer of any shares or securities in its capital, provided that any transfer, grant of permission to transfer or registration of transfer of shares in any security or securities in the capital of any Group Company arising in connection with the obligations of the relevant members of the Seller’s Group under the CCIBV Credit Agreement shall not be prohibited; or

7.7.4	a Group Company creates, issues, redeems or grants any option or right to subscribe for any share capital or loan capital,

in each case, save as between or among Group Companies and only if such action would result in a reduction of greater than USD 10,000,000 in the value of the Shares (such reduction in value being confirmed by the Reporting Accountants and disregarding any benefit to any Group Company arising out of or in connection with such action, including any proceeds of any such disposal, issuance or transfer, as applicable) (each a “Trigger Event”). In the event that the Purchaser, acting in good faith, seeks to exercise its rights under this Clause 7.7 and therefore requires the Reporting Accountants to confirm a potential reduction in the value of the Shares for the purposes of this Clause 7.7, the Long Stop Date or Extended Long Stop Date (as applicable) shall be extended (by such number of days as is required from (and including) the date of instruction of the Reporting Accountants to (and including) the date on which the Reporting Accounts deliver their valuation report) following such request from the Purchaser.

7.8

The Parties agree that Clause 7.7 shall not apply in respect of, or take into account, any action to the extent that: (i) such action would otherwise be permitted to be undertaken by a Group Company pursuant to Clauses 7.1 and/or 7.2; (ii) the Purchaser provides its prior written consent to any such action; or (iii) the Seller has remedied the Trigger Event (if capable of remedy) to the Purchaser’s reasonable satisfaction within 10 Business Days following receipt of notice in writing from the Purchaser requiring such remedy.

7.9

If at any time prior to Completion, the Seller becomes aware of any matter that would reasonably be expected to give rise to a right for the Purchaser to terminate this Agreement pursuant to Clause 7.7, it shall promptly notify the Purchaser in writing and with sufficient details (to the extent known) to enable the Purchaser to make an accurate assessment of the situation.

7.10	Any termination of this Agreement by the Purchaser under Clause 7.7 shall be without prejudice to the Purchaser’s other rights under this Agreement (including the right to claim damages or otherwise).

7.11	Subject to compliance with any applicable Laws, from the date of this Agreement until Completion, the Seller shall provide to the Purchaser (or procure the provision to the Purchaser of):

7.11.1

monthly reports in relation to the Group Companies in a form to be agreed between the Parties following the date of this Agreement (each acting reasonably and in good faith), as soon as reasonably practicable following the end of each calendar month;

7.11.2

updates with respect to any current and future awards (or vesting of the same) for the benefit of Employees under the Seller’s Group’s long-term incentive plan arrangements (including as a result of any determination made by Clear Channel Outdoor Holdings, Inc.’s compensation committee with respect to the same); and

7.11.3

such other information and access (including any questions relating to the items in Clauses 7.11.1 or 7.11.2) as is reasonably requested by the Purchaser for integration planning purposes and provided always that: (i) all such requests are directed solely to Matthew Maher ([***]) of Clear Channel Outdoor Holdings, Inc.; and (ii) such access does not unreasonably interfere with the operations of the Group Companies.

7.12

Subject to any determination referred to in Clause 7.11.2, to the extent that it relates to any awards made in favour of the Relevant Employee before the date of this Agreement, the Seller shall procure that any awards made for the benefit of Employees under the Seller’s Group’s long-term incentive plan arrangements have either vested or lapsed by, or shortly after, Completion. The Seller shall further procure that no member of the Seller’s Group makes a recharge after Completion to any Group Company in respect of the Seller’s Group’s long-term incentive plan arrangements.

7.13

With respect to any awards made in favour of the Relevant Employee under the Seller’s Group’s long-term incentive plan arrangements which may be paid-out following Completion, the Seller shall be solely responsible for satisfying, and undertakes to the Purchaser to satisfy, the vesting and/or payment of such awards (as applicable). In such circumstances, the Seller undertakes to the Purchaser to withhold from any such payment (whether in cash or otherwise) to the Relevant Employee an amount equal to the Seller’s reasonable best estimate of any income tax and employee National Insurance contributions (or the equivalent Taxes in any jurisdiction outside the UK) which arise in connection with such payment and which become payable, or are required to be withheld or accounted for, by any Group Company, and the Seller further undertakes to the Purchaser to pay such amount to the Purchaser reasonably promptly following the withholding (and in any event prior to the relevant Group Company’s onward payment obligation deadline).

7.14	The Seller undertakes that, between the date of this Agreement and Completion:

7.14.1	it shall use reasonable endeavours to ensure that Clear Channel Tech, S.L.U. ceases to have a negative net equity by the Completion Date;

7.14.2

save in respect of the renewal of any existing stand-alone policies of insurance of the Group Companies on substantially the same terms, it shall procure that no stand-alone material policies of insurance in respect of the Group Companies that would be in effect following the Completion Date shall be put in place without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); and

7.14.3

it shall not artificially accelerate or defer any orders under the Amscreen Agreements in a manner that is outside of the ordinary course of business (provided that, for the avoidance of doubt, anything contemplated by the LRF (subject to any additional updates in the Budget Document) shall be considered to be in the ordinary course of business).

7.15

Between the date of this Agreement and Completion, the Seller and Purchaser shall work together in good faith to discuss and agree a form of notification to be used by the Seller to notify certain third parties (including material customers and suppliers of the Group) in relation to the Transaction.

7.16

Between the date of this Agreement and Completion, the Seller will use reasonable endeavours to ensure that the contract between CC International Limited and Navex EthicsPoint and Navex RiskRate relating to, amongst other things, certain whistleblowing and sanctions services, is split following Completion so that, as soon as reasonably practicable following Completion, each of the Group and the Seller’s Group has its own independent contract and database and neither one can access the other’s data relating to such contract.

7.17	Between the date of this Agreement and Completion, the Seller shall use reasonable endeavours:

7.17.1

to effect the following appointments and resignations (with effect from Completion): (i) such persons as the Purchaser shall nominate no later than 15 Business Days prior to the Completion Date to be appointed as directors (or local equivalent) of each Group Company; (ii) such persons as the Purchaser shall nominate no later than 15 Business Days prior to the Completion Date to resign as directors (or local equivalent) of each Group Company; (iii) such persons as the Purchaser shall nominate no later than 15 Business Days prior to the Completion Date to resign as company secretary (or local equivalent) of each Group Company; and (iv) if so requested by the Purchaser, no less than 15 Business Days prior to the Completion Date, the resignation of the existing auditors of each Group Company; and

7.17.2

with respect to the operation of each bank account of each Group Company (with effect from Completion), to effect such changes as the Purchaser shall specify no later than 15 Business Days prior to the Completion Date.

7.18

The Seller undertakes to procure that the Company shall, between the date of this Agreement and Completion, comply with all of its obligations under the Other Insurance Policy, provided that, in relation to an obligation to make a notification of a potential claim pursuant to clause 10 of the Other Insurance Policy (a “Notification”), the Seller shall be deemed to have complied with that obligation if the Seller has promptly, following submission of such Notification, provided the Purchaser with a copy of that Notification (together with any supporting documents submitted with the Notification or otherwise pertaining to the subject matter of the Notification), and: (i) the Purchaser has not, within 5 Business Days of receipt of such Notification, confirmed to the Seller in writing that the Purchaser (acting reasonably) considers that the Notification does not comply with clause 10 of the Other Insurance Policy, detailing the remediation required to make such Notification sufficient; or (ii) following such confirmation as described in limb (i) above having been given by the Purchaser, an amended or further Notification is made which reflects the remediation required by the Purchaser, and in this regard the Seller and the Purchaser undertake to co-operate in good faith to agree the form of an amended Notification (or further Notification) as soon as reasonably practicable following any Purchaser confirmation as described in limb (i) above).

7.19	Nothing done in order to comply with Clause 7.18 shall constitute a breach of the obligations set out in Schedule 1.

8	COMPLETION

Date and place

8.1	Completion shall take place at the offices of the Seller’s Solicitors:

8.1.1

on the final Business Day of the month in which notice of satisfaction or waiver (where applicable) of the last of the Conditions to be satisfied or waived is served in accordance with Clause 17, provided that, if such notice is served on a date where there are 15 or fewer Business Days remaining in the month, Completion shall take place on the final Business Day of the immediately following month; or

8.1.2	at such other date and time as the Seller and the Purchaser may agree in writing,

but, in any event, no later than the final Business Day of the month immediately following the month in which the Long Stop Date (or the Extended Long Stop Date, if applicable) falls.

Completion arrangements

8.2	At Completion, the Seller and the Purchaser shall comply with their respective obligations as specified in Schedule 2.

Payment on Completion and initial allocation of the Consideration

8.3

On Completion, in accordance with Schedule 2 (and subject always to the provisions of paragraph(s) 2.1 and 2.2 of Schedule 2), the Purchaser shall pay an amount to the Seller which is equal to the “Estimated Consideration”, being:

8.3.1	the Initial Amount;

plus

8.3.2	the Estimated Cash;

plus

8.3.3	the Estimated Inter-Group Financing Receivables (if any);

minus

8.3.4	the Estimated Third Party Indebtedness;

minus

8.3.5	the Estimated Inter-Group Financing Payables (if any);

plus

8.3.6	the Estimated Working Capital Adjustment,

as set out in the Estimated Completion Statement.

Notifications to determine payments on Completion

8.4	At least seven Business Days prior to the Completion Date, the Seller shall deliver to the Purchaser a statement (the “Estimated Completion Statement”) of:

8.4.1	the Estimated Cash;

8.4.2	the Estimated Third Party Indebtedness (if any);

8.4.3	the Estimated Inter-Group Financing Receivables (if any);

8.4.4	the Estimated Inter-Group Financing Payables (if any);

8.4.5	the Estimated Working Capital (including the Estimated Inter-Group Trading Receivables (if any) and the Estimated Inter-Group Trading Payables (if any); and

8.4.6	the Estimated Working Capital Adjustment,

each calculated by applying the accounting policies set forth in paragraphs 2 and 3 of Part A of Schedule 3 and accompanied by any such supporting information that the Seller (acting reasonably and in good faith) determines is necessary to enable the Purchaser to consider and review and comment on the same. The Purchaser shall have the opportunity to review and comment on the Estimated Completion Statement and the Seller shall consider in good faith any reasonable comments or proposed adjustments to the Estimated Completion Statement that the Purchaser notifies to the Seller in writing within two Business Days following delivery of the Estimated Completion Statement, provided that if the Seller disagrees with any of the Purchaser’s comments or proposed adjustments (after having considered the same in good faith), the Estimated Completion Statement delivered by the Seller to the Purchaser shall be final and binding on the Parties (but without prejudice to the provisions of Clause 10).

8.5	The Estimated Completion Statement shall be expressed in USD.

8.6

The Seller’s notification pursuant to Clause 8.4 shall (if applicable) specify the relevant debtor and creditor for each Estimated Inter-Group Financing Payable and Estimated Inter-Group Financing Receivable.

8.7	Immediately on Completion (if applicable):

8.7.1

the Purchaser shall procure that each relevant Group Company settles to the relevant member of the Seller’s Group the amount of any Estimated Inter-Group Financing Payables and shall acknowledge on behalf of the applicable Group Companies the payment of the Estimated Inter-Group Financing Receivables in accordance with Clause 8.7.2; and

8.7.2

the Seller shall procure that each relevant member of the Seller’s Group settles to the relevant Group Companies the amount of any Estimated Inter-Group Financing Receivables and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the Estimated Inter-Group Financing Payables in accordance with Clause 8.7.1.

8.8	The repayments made pursuant to Clause 8.7 shall be adjusted in accordance with Clause 10.14 when the Completion Statement becomes final and binding in accordance with Clause 10.2.

Other inter-group arrangements

8.9

Unless otherwise agreed in writing, the Seller shall procure that any contracts, agreements or other arrangements in force between a member of the Group and a member of the Seller’s Group (other than, for the avoidance of doubt, any Transaction Document, the Spain IP Licence or any Inter-Group Financing Payable, Inter-Group Financing Receivable, Inter-Group Trading Payable or Inter-Group Trading Receivable) are terminated on or prior to Completion.

Breach of Completion obligations

8.10

If the Purchaser, the Parent or the Seller fails to comply with any obligation specified in Schedule 2 as required by Clause 8.2: (i) the Seller shall be entitled by written notice to the Purchaser (in the case of breach by the Purchaser); or (ii) the Purchaser shall be entitled by written notice to the Seller (in the case of breach by the Seller or the Parent):

8.10.1	to defer Completion for a period of at least two Business Days (but not more than 10 Business Days), in which case the provisions of this Agreement shall apply to Completion as so deferred;

8.10.2	to require the Parties to effect Completion so far as practicable having regard to the defaults that have occurred; or

8.10.3	subject to Completion having first been deferred under Clause 8.10.1, to terminate this Agreement,

in each case without prejudice to the Seller’s and the Purchaser’s rights (as applicable) under this Agreement (including the right to claim damages) or otherwise.

9	DEFERRED CONSIDERATION

9.1

With respect to the NS Railways Claim, the Utrecht Claims and the Contested Belgian Municipality Taxes Matter (each a “Deferred Consideration Matter” and, together, the “Deferred Consideration Matters”) following Completion:

9.1.1

the Purchaser shall, and shall procure that the relevant members of the Purchaser’s Group shall, use reasonable endeavours to pursue the Deferred Consideration Matters in favour of the relevant Group Companies (provided that, subject to Clauses 9.1.3 and 9.1.4, the Purchaser shall assume sole conduct of any related proceedings, negotiations or appeals and be entitled in its absolute discretion to take such action as it deems necessary in pursuing the Deferred Consideration Matters);

9.1.2

the Seller shall indemnify the Purchaser and each relevant member of the Purchaser’s Group on an as-incurred basis against 50 per cent. of all reasonable external costs and expenses (including legal and professional costs and expenses) that are directly incurred by the Purchaser’s Group following Completion in connection with the conduct of the Deferred Consideration Matters;

9.1.3	with effect from Completion, the Purchaser shall consult with the Seller in relation to the conduct of the Deferred Consideration Matters, which shall include:

(a)	regularly reviewing with the Seller (on a quarterly basis or more frequently if reasonably required by the Seller) the progress and proposed strategy of each Deferred Consideration Matter;

(b)

keeping the Seller fully informed of all material developments and consulting with the Seller in a timely manner with respect to each material step, action or decision to be taken in connection with a Deferred Consideration Matter (and taking into account the Seller’s reasonable comments regarding any such material step, action or decision); and

(c)	providing to the Seller in a timely manner all:

(i)	material communications; and

(ii)	drafts of submissions or filings (or equivalent) proposed to be made by or on behalf of the Purchaser’s Group,

in each case, in relation to a Deferred Consideration Matter (and which may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law);

9.1.4

the Purchaser shall not, and shall procure that the members of the Purchaser’s Group shall not, without the prior written consent of the Seller (acting reasonably): (i) offer or accept any settlement with respect to any Deferred Consideration Matter; or (ii) cease to pursue any Deferred Consideration Matter; and

9.1.5

the Purchaser shall pay to the Seller in cash, as additional consideration for the Shares from time to time, 50 per cent. of any amount(s) actually recovered and/or obtained by the Purchaser’s Group from the applicable defendant(s) (or any affiliates thereof) in connection with the Deferred Consideration Matters, net of any Taxes (including any Transfer Taxes) thereon, as promptly as reasonably practicable following any such recovery (each such amount being “Deferred Consideration”).

9.2

The Seller may, at its absolute discretion, elect to forfeit its right to receive any Deferred Consideration in respect of any one or more Deferred Consideration Matters by notice in writing to the Purchaser, following which all of its rights and obligations under this Clause 9 in respect of such Deferred Consideration Matter(s) shall lapse (save with respect to the payment of any Deferred Consideration or costs and expenses that became payable prior to the date of such notice pursuant to Clauses 9.1.5 and 9.1.2, respectively).

9.3

The payment of any Deferred Consideration by the Purchaser to the Seller shall be made in USD upon any such Deferred Consideration becoming payable from time to time in accordance with Clause 9.1.5. The obligations of the Purchaser under this Clause 9 shall lapse on the expiration of a period of seven years following the Completion Date (save with respect to the payment of any Deferred Consideration that became payable prior to such expiry date).

10	POST-COMPLETION ADJUSTMENTS

Completion Statement

10.1

The Purchaser shall procure that there shall be drawn up a draft of the Completion Statement (the “Draft Completion Statement”) in accordance with Part A and Part B of Schedule 3 in relation to the Group.

Determination of Completion Statement

10.2	The Draft Completion Statement as agreed or determined pursuant to paragraph 4 of Part A of Schedule 3:

10.2.1	shall constitute the Completion Statement for the purposes of this Agreement; and

10.2.2	shall be final and binding on the Parties.

10.3	The Working Capital, the Cash Balances, the Third Party Indebtedness, the Inter-Group Financing Receivables and the Inter-Group Financing Payables shall be derived from the Completion Statement.

Adjustments to Consideration: Cash Balances

10.4	If the Cash Balances are less than the Estimated Cash, the Seller shall repay to the Purchaser an amount equal to the deficiency in accordance with Clause 10.15.

10.5	If the Cash Balances are greater than the Estimated Cash, the Purchaser shall pay to the Seller an additional amount equal to the excess in accordance with Clause 10.15.

Adjustments to Consideration: Third Party Indebtedness

10.6	If the Third Party Indebtedness is greater than the Estimated Third Party Indebtedness, the Seller shall repay to the Purchaser an amount equal to the excess in accordance with Clause 10.15.

10.7	If the Third Party Indebtedness is less than the Estimated Third Party Indebtedness, the Purchaser shall pay to the Seller an additional amount equal to the deficiency in accordance with Clause 10.15.

Adjustments to Consideration: Inter-Group Financing Receivables

10.8

If the Inter-Group Financing Receivables are less than the Estimated Inter-Group Financing Receivables, the Seller shall repay to the Purchaser an amount equal to the deficiency in accordance with Clause 10.15.

10.9

If the Inter-Group Financing Receivables are greater than the Estimated Inter-Group Financing Receivables, the Purchaser shall pay to the Seller an additional amount equal to the excess in accordance with Clause 10.15.

Adjustments to Consideration: Inter-Group Financing Payables

10.10

If the Inter-Group Financing Payables are greater than the Estimated Inter-Group Financing Payables, the Seller shall repay to the Purchaser an amount equal to the excess in accordance with Clause 10.15.

10.11

If the Inter-Group Financing Payables are less than the Estimated Inter-Group Financing Payables, the Purchaser shall pay to the Seller an additional amount equal to the deficiency in accordance with Clause 10.15.

Adjustments to Consideration: Working Capital

10.12

If the Working Capital Adjustment is less than (or is more negative than) the Estimated Working Capital Adjustment, the Seller shall repay to the Purchaser an amount equal to the deficiency in accordance with Clause 10.15.

10.13

If the Working Capital Adjustment exceeds (or is less negative than) the Estimated Working Capital Adjustment, the Purchaser shall pay to the Seller an additional amount equal to the excess in accordance with Clause 10.15.

Adjustments to repayment of Inter-Group Financing Payables, Inter-Group Financing Receivables, Inter-Group Trading Payables and Inter-Group Trading Receivables

10.14

Following the determination of the Completion Statement pursuant to Clauses 10.2 and 10.3 and paragraph 4 of Schedule 3, if an amount is payable pursuant to Clause 10.8, Clause 10.9, Clause 10.10 or Clause 10.11 (or if the amount of Inter-Group Trading Payables and Inter- Group Trading Receivables are different to the amount of Estimated Inter-Group Trading Payables and Estimated Inter-Group Trading Receivables, respectively) then the Seller and the Purchaser shall procure that such adjustments to the repayments pursuant to Clause 8.7 (or Clauses 11.1 and 11.2 in respect of Inter-Group Trading Receivables and Inter-Group Trading Payables) are made as are necessary to ensure that (taking into account such adjustments and any settlements made since the Effective Time) the actual amount of each Inter-Group Financing Payable, each Inter-Group Financing Receivable, each Inter-Group Trading Payable and each Inter-Group Trading Receivable has been repaid by each relevant Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Group Company, as the case may be (which shall be in full and final settlement of such balances).

Payment and allocation

10.15

The Parties agree that, once the Completion Statement is agreed or determined pursuant to paragraph 4 of Part A of Schedule 3, the sums which the Purchaser and Seller are respectively obliged to pay pursuant to Clauses 10.4 to 10.13 (inclusive) shall be aggregated and netted off and/or set off against each other (as applicable). Whichever of the Seller or the Purchaser is then left with any payment obligation under Clauses 10.4 to 10.13 (inclusive), shall make the applicable payment(s).

10.16	Any payment to be made pursuant to Clause 10.15 shall be made on or before the Final Payment Date.

10.17	Where any payment is required to be made pursuant to Clause 10.15 the payment made on account of the Consideration shall be reduced or increased accordingly.

11	POST-COMPLETION OBLIGATIONS

Repayment of Inter-Group Trading Payables and Inter-Group Trading Receivables

11.1

The Purchaser shall procure that each relevant Group Company repays to the relevant member of the Seller’s Group the amount of any Estimated Inter-Group Trading Payables (if any) within 20 Business Days following Completion (or in the ordinary course of trading, if earlier).

11.2

The Seller shall procure that each relevant member of the Seller’s Group repays to the relevant Group Company the amount of any Estimated Inter-Group Trading Receivables (if any) within 20 Business Days following Completion (or in the ordinary course of trading, if earlier).

Insurance

11.3

Following Completion, the Seller undertakes to the Purchaser that it shall, upon instruction by the Purchaser (acting reasonably and in good faith), bring a claim (or procure that a claim is brought by the Seller’s Group) on behalf of the Group Companies, in respect of any loss of the Group Companies occurring prior to Completion (to the extent that such loss has not been expressly taken into account in the Completion Statement), under any insurance policy of the Seller’s Group which relates to the period prior to Completion and which operates on an occurrence basis, and in the event of any such claim, the Seller’s Group shall:

11.3.1

co-operate with the Purchaser and the Group Companies and take such actions as the Purchaser may reasonably request with respect to the making and progression of any such claim, provided that the Seller’s Group shall not be required to take any action which would reasonably be expected to have a material adverse effect on the Seller’s Group, its relationship with its insurers or its insurance coverage; and

11.3.2

pay any monies received from insurers under the relevant insurance policy in respect of such loss (after taking into account any deductible under the insurance policy and less: (i) any Tax suffered on the proceeds; and (ii) all reasonable costs incurred by the Seller’s Group in connection with the claim) to the relevant Group Company as soon as practicable after receipt.

Clear Channel España S.L.U.

11.4

The Seller acknowledges and agrees that the only obligations and liabilities that the Group Companies shall have following Completion with respect to Clear Channel España, S.L.U. shall be: (i) the obligations and liabilities under each of the Spain Transitional Services Agreement, the Spain IP Licence, the Design and Tooling Licence and the Trade Mark Licence; and (ii) the relevant obligations and liabilities expressly set out in this Agreement.

12	WARRANTIES, UNDERTAKINGS AND SPECIFIC INDEMNITIES

Seller Warranties

12.1	Subject to Clause 13, the Seller warrants to the Purchaser that each Seller Warranty is true, accurate and not misleading as of the date of this Agreement.

12.2

Subject to Clause 13, the Seller warrants to the Purchaser that each Seller Warranty is true, accurate and not misleading as of the Completion Date, on the basis that any reference to the “date of this Agreement” in a Seller Warranty (as applicable) shall, for the purposes this Clause 12.2, be deemed to be a reference to the “Completion Date”.

12.3	The Seller Warranties (other than the Fundamental Seller Warranties):

12.3.1	as given pursuant to Clause 12.1, are given subject to any matters Disclosed in the Seller Disclosure Letter; and

12.3.2

as given pursuant to Clause 12.2, are given subject to any matters Disclosed in the Seller Disclosure Letter or the Seller Completion Disclosure Letter, provided that the Seller Completion Disclosure Letter shall only disclose specific events, facts or circumstances which either: (i) have arisen following the date of this Agreement (including, for the avoidance of doubt, pursuant to any change in legislation in force at the date of this Agreement); or (ii) in respect of Seller Warranties which are qualified by the awareness of the Seller, have arisen before the date of this Agreement, but which the Seller only became aware of after the date of this Agreement.

12.4

Without prejudice to any of the Seller Warranties, the Seller does not give nor make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser on or prior to the date of this Agreement, including in the Information Memorandum or any other documents provided in the Data Room.

12.5

Save in respect of paragraphs 2.2 to 2.5 inclusive and paragraph 3.3 of Schedule 4, the Seller Warranties shall not apply in respect of CCTL and references to the “Group” and “Group Company” shall be construed accordingly.

12.6

Where a Seller Warranty is qualified by the knowledge, information, belief or awareness of the Seller, such qualification shall be deemed to refer to the actual knowledge as of the relevant date each Seller Warranty is given of each of Justin Cochrane, Adam Tow, Sarah Tolia, Will Ramage, Richard Bon, André Azadehdel, Raju Shah and Kate Douglas (or, for the purposes of Clause 12.2, in the event that any such person ceases to be employed by the Group prior to Completion, any individual subsequently appointed or engaged by the Group prior to Completion to perform the same or substantially the same role with the same or substantially the same title), having made reasonable enquiries of the Senior Group Employees, Daryl Hall and Jo Sudaria (save in respect of Sarah Tolia, who shall not be required to make any enquiries of the Senior Group Employees, Daryl Hall or Jo Sudaria).

12.7

The Seller waives any claim (other than a claim for fraud, fraudulent misrepresentation or (in the case of any employee, director or officer) wilful misconduct which gives rise to a right to their employer to terminate their employment or engagement without notice) that it may have against a Group Company or any of its employees, directors or officers relating to any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by such person for the purpose of assisting the Seller to give any of the Seller Warranties or in preparing the Seller Disclosure Letter or the Seller Completion Disclosure Letter. The Seller agrees that each Group Company and each such employee, director or officer may enforce the benefit of this Clause 12.7 in his, her or its own name whether or not the Purchaser is a party to the proceedings.

Purchaser warranties

12.8

The Purchaser warrants to the Seller that, as of the date of this Agreement (and as of the Completion Date, on the basis that any reference to the “date of this Agreement” in this Clause 12.8 shall be deemed to be a reference to the “Completion Date” for such purpose):

12.8.1	the Purchaser is a company duly incorporated under the laws of England and Wales;

12.8.2	the Purchaser has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party;

12.8.3

this Agreement and each other Transaction Document to which the Purchaser is a party will, when executed, constitute valid, binding and enforceable obligations of the Purchaser in accordance with their respective terms;

12.8.4	the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and each other Transaction Document to which the Purchaser is a party will not:

(a)	conflict with or result in a breach of any provision of the memorandum or articles of association of the Purchaser;

(b)	conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party;

(c)	subject to fulfilment of the Conditions, conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Purchaser; or

(d)

save as set out in this Agreement, require the Purchaser to obtain any material consent or approval of, or give any notice to or make any registration with, its shareholders or any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

12.8.5	the Purchaser’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the Transaction;

12.8.6

the Equity Commitment Letter will, at Completion, together with any cash on hand, provide in immediately available funds the necessary cash resources (after deducting any fees and/or other costs) which are sufficient to enable the Purchaser to pay the Estimated Consideration and meet its other obligations under this Agreement;

12.8.7	the Purchaser is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it; and

12.8.8	the Purchaser has, prior to the date of this Agreement:

(a)

disclosed and/or provided to the Seller or the Seller’s Solicitors responses which are true and accurate in all material respects to any questions they may have been asked of the Purchaser as to any analyses, data and assessments in respect of the Conditions and/or submissions to Governmental Entities reasonably relevant to the Purchaser’s ability to satisfy the Conditions prior to the Long Stop Date; and

(b)

not intentionally withheld any fact, matter or circumstance relating to or attributable to the Purchaser or any of its Related Persons and known to the Purchaser which would be reasonably likely to have a material adverse effect on the Purchaser’s ability to satisfy the Conditions prior to the Long Stop Date.

Purchaser and Group Releases

12.9

Subject to and without prejudice to the rights and obligations as set out in the Transaction Documents, the Purchaser shall procure that each Group Company shall, from and after Completion and to the fullest extent permitted in accordance with applicable Law, waive, release and discharge each Released Person from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Completion Event which each Group Company has or may at any time have had against any Released Person. The Purchaser shall procure that each Group Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Completion Event against any Released Person. The provisions of this Clause 12.9 shall not apply to any claim or liability for fraud, fraudulent misrepresentation or (in the case of any employee, director or officer) wilful misconduct which gives rise to a right to their employer to terminate their employment or engagement without notice.

12.10

Subject to and without prejudice to the rights and obligations as set out in the Transaction Documents, the Seller shall and shall procure that each member of the Seller’s Group shall, from and after Completion and to the fullest extent permitted in accordance with applicable Law, waive, release and discharge each Group Released Person from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Completion Event which each member of the Seller’s Group has or may at any time have had against any Group Released Person. The Seller shall not and shall procure that each member of the Seller’s Group shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Completion Event against any Group Released Person. The provisions of this Clause 12.10 shall not apply to any claim or liability for fraud, fraudulent misrepresentation or (in the case of any employee, director or officer) wilful misconduct which gives rise to a right to their employer to terminate their employment or engagement without notice.

Guarantees and Amscreen Framework Obligation

12.11

The Purchaser shall cause each member of the Seller’s Group (other than a Group Company) to be removed or released, effective as of or as soon as reasonably practicable following Completion and at no cost to the Seller’s Group, in respect of all obligations of the Seller’s Group under any direct or indirect guarantees (including performance guarantees), indemnities, letters of credit, cash collateral, letters of support and letters of comfort given in favour of or for the benefit of the Group, in each case as described in Part A of Schedule 7 (as may be updated in accordance with this Clause 12.11) (the “Seller’s Group Guarantees”). The Seller shall take all actions reasonably requested by the Purchaser in connection with any such removal or release, at the Purchaser’s cost. The Seller, acting reasonably (and subject always to paragraph 12 of Schedule 1), shall be permitted to update Part A of Schedule 7, by written notice to the Purchaser from time to time and no later than six Business Days prior to the Completion Date, to reflect any updates that have occurred in the ordinary course of business following the date of this Agreement.

12.12

The Seller shall cause each member of the Group to be removed or released, effective as of or as soon as reasonably practicable after Completion and at no cost to the Group, in respect of all obligations of the Group under any direct or indirect guarantees (including performance guarantees), indemnities, letters of credit, cash collateral, letters of support and letters of comfort given in favour of or for the benefit of the Seller’s Group or former Related Persons of the Seller, in each case as described in Part B of Schedule 7 (as may be updated in accordance with this Clause 12.12) or otherwise (the “Group Guarantees”). The Seller shall update Part B of Schedule 7, by written notice to the Purchaser from time to time and no later than six Business Days prior to the Completion Date, to reflect any updates that have occurred in the ordinary course of business following the date of this Agreement provided that the Seller shall procure that no Group Guarantee is entered into which requires any Group Company to provide any cash collateral or similar (without the consent of the Purchaser, not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any obligations to be released at Completion pursuant to the CCIBV Payoff and Release Documents shall not constitute Group Guarantees.

12.13

The Purchaser agrees to indemnify and keep indemnified each member of the Seller’s Group against all Indemnifiable Losses which a member of the Seller’s Group may suffer or incur following the Completion Date under or pursuant to any Seller’s Group Guarantee.

12.14

The Seller agrees to indemnify and keep indemnified each member of the Purchaser’s Group against all Indemnifiable Losses which a member of the Purchaser’s Group may suffer or incur following the Completion Date under or pursuant to any Group Guarantee (and under or pursuant to any other obligation that should have been, but was not, disclosed in Part B of Schedule 7 as a Group Guarantee in accordance with Clause 12.12).

12.15

The Parties acknowledge and agree that, due to the nature of the obligation, the Seller’s Group shall not be required to cause Clear Channel International Limited to be removed or released from the obligations listed in Part C of Schedule 7 (the “Amscreen Framework Obligations”). Nevertheless, the Seller agrees to indemnify and keep indemnified each member of the Purchaser’s Group against all Indemnifiable Losses which a member of the Purchaser’s Group may suffer in connection with the Amscreen Framework Obligations or otherwise with respect to any obligations of a current or former member of the Seller’s Group (other than the Group Companies) under or in connection with the Amscreen Agreements following the Completion Date.

Wrong pockets

12.16

The Seller undertakes to the Purchaser that if, at any time within 15 months following the Completion Date, it becomes aware of any asset that: (i) is a Business Asset; (ii) is owned by, or in the possession or under the control of, the Seller or any member of the Seller’s Group; and (iii) should have been assigned or transferred to a Group Company or the Purchaser at or prior to Completion but was not so transferred by a member of the Seller’s Group or assigned (a “Purchaser Wrong Pocket Asset”), then the Seller shall hold, or shall procure that the relevant member of the Seller’s Group holds, such asset on trust absolutely for the relevant member of the Purchaser’s Group and shall assign, transfer or deliver, or procure the assignment, transfer or delivery of, as the case may be, such Purchaser Wrong Pocket Asset for nil consideration as soon as practicable after the date on which the Seller becomes aware of ownership, possession or control of such Purchaser Wrong Pocket Asset by such member of the Seller’s Group, to the relevant member of the Purchaser’s Group or any Related Person of the Purchaser nominated by the Purchaser.

12.17

The Purchaser undertakes to the Seller that if, at any time within 15 months following the Completion Date, it becomes aware of any asset that: (i) is not a Business Asset; (ii) is owned by, or in the possession or under the control of, the Purchaser or any member of the Group; and (iii) should not have been assigned or transferred by a member of the Seller’s Group to a Group Company or the Purchaser at or prior to Completion but was so transferred or assigned (a “Seller Wrong Pocket Asset”), then the Purchaser shall hold, or shall procure that the relevant member of the Purchaser’s Group holds, such asset on trust absolutely for the relevant member of the Seller’s Group and shall assign, transfer or deliver, or procure the assignment, transfer or delivery of, as the case may be, such Seller Wrong Pocket Asset for nil consideration, as soon as practicable after the date on which the Purchaser becomes aware of the ownership, possession or control of such Seller Wrong Pocket Asset by such member of the Purchaser’s Group, to the relevant member of the Seller’s Group or any Related Person of the Seller nominated by the Seller.

12.18

The Parties shall do all such reasonable further acts and things, and shall execute such documents, as may be reasonably necessary to effect the assignment, transfer and/or delivery of any Purchaser Wrong Pocket Asset or Seller Wrong Pocket Asset pursuant to 12.16 or 12.17 (as applicable).

De-branding and Platform Trade Marks Licence

12.19	The Purchaser shall, and shall procure that each Group Company shall (save to the extent otherwise provided under any other Transaction Document), within:

12.19.1

two months after the Completion Date: (i) update each Group Company’s corporate and business records so that they no longer make use of or display any references to the Clear Channel Brand; (ii) file all such documents, as appropriate and necessary, before all Governmental Entities to change the name of any Group Company that consists of or includes the Clear Channel Brand, to a name which does not include the Clear Channel Brand; and (iii) provide the Seller with appropriate evidence of such de-branding as set out in this Clause 12.19.1;

12.19.2

12 months after the Completion Date, cease to use or display (including the removal, disposal or obliteration of) the Clear Channel Brand on all of the Group Companies’ out-of-home assets and inventory (including all billboards, posters, signs, street furniture and other out-of-home advertising media);

12.19.3

subject to Clauses 12.19.1 and 12.19.2, four months after the Completion Date (or, in the case of any domain names used for internal purposes only or internal use of email addresses, 12 months after the Completion Date), cease to use or display any trade or service name or mark, business name, logo or domain name which includes the Clear Channel Brand, and remove, dispose of or obliterate the Clear Channel Brand from all other assets, goods, items or materials (including all inventory, documents, uniforms, forms, stationery, marketing materials, websites, email addresses, social media handles, domain names, directories, offices, facilities, fixtures, signage, machinery, vehicles, clothing, training materials, laptop bags and umbrellas) that are within the Group Companies’ possession or control.

12.20

For the duration of the de-branding periods set out within Clauses 12.19.1, 12.19.2 and 12.19.3: (i) the Purchaser shall not, and shall procure that each Group Company shall not, conduct its business in a manner that tarnishes, harms, disparages, or otherwise affects the reputation of, or could reasonably be expected to do so, the Seller or any member of the Seller’s Group, or the Clear Channel Brand; and (ii) the Purchaser and each Group Company shall have the limited right to use or display the Clear Channel Brand solely for transitional purposes, provided that the Clear Channel Brand is only used or displayed in the same way, and to the same or lesser extent, as was used or displayed in connection with the Group Companies, immediately prior to the date of this Agreement, and provided further that this transitional right is without prejudice to the Purchaser’s and each Group Company’s obligation to cease using or displaying the Clear Channel Brand within the applicable de-branding periods set out within Clauses 12.19.1, 12.19.2 and 12.19.3.

12.21

The Purchaser and each Group Company shall have no right to grant any licence under, nor to assign, the limited rights granted under Clause 12.20. Any goodwill arising from the use of the Clear Channel Brand pursuant to Clause 12.20 shall accrue, and is hereby assigned, to the Seller or any relevant member of the Seller’s Group, as the Seller may direct.

12.22	The Purchaser agrees (and shall procure that each Group Company and each other member of the Purchaser’s Group agrees and shall act on the following basis):

12.22.1

save as permitted by Clause 12.20, that the Purchaser, the Group Companies and each other member of the Purchaser’s Group have no rights to use, or any other rights in or to, the Clear Channel Brand in any jurisdiction and shall not apply to register or otherwise attempt to register the Clear Channel Brand as a trade mark, service mark, domain name, URL, social media account or handle or similar, or contest the ownership or validity of any rights of the Seller’s Group in or to the Clear Channel Brand, in any jurisdiction; and

12.22.2

not to, expressly or by implication, conduct business, hold themselves out as being part of, connected or associated with, or represent themselves as any member of the Seller’s Group or any person connected with the Seller’s Group (save to the extent it relates to solely to events arising prior to the Completion Date).

12.23	The Purchaser shall be responsible for and shall bear all costs of de-branding in accordance with Clauses 12.19 to 12.22 (inclusive).

12.24

With effect from the Completion Date, the Purchaser hereby grants, and shall procure that the relevant members of the Purchaser’s Group shall grant, to each member of the Seller’s Group, a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up worldwide licence to use the Platform Trade Marks in any medium (in any form) in a manner consistent with past practice in the 12 months prior to the Completion Date.

Seller non-solicitation

12.25

The Seller undertakes to the Purchaser (for its benefit and the benefit of each other member of the Purchaser’s Group) that, from the Completion Date until the end of the Restricted Period, neither it nor any other member of the Seller’s Group shall, directly or indirectly, solicit for employment or seek to hire or employ: (i) any Senior Group Employee; (ii) any person employed or engaged by the Group with a basic annual salary of £150,000 or more (or the equivalent currency in the relevant jurisdiction); (iii) any then current director or officer of any Group Company; or (iv) any former director or officer of any Group Company (to the extent that such persons have been employed or engaged by the Group in the 12 months prior to the Completion Date), in each case, whether or not such person would commit a breach of any employment or service contract with the Group in leaving such employment or service or otherwise doing so. The Seller agrees that each such other member of the Purchaser’s Group may enforce the benefit of the provisions of this Clause 12.25 in its name whether or not the Purchaser is a party to the proceedings.

12.26

The undertakings in Clause 12.25 shall not restrict the Seller’s Group’s ability to: (i) engage any person who is no longer employed or engaged by the Group to assist with the conduct of the Seller’s Group’s affairs on a consultancy basis, provided that such person’s employment or engagement with the Group was terminated by the Group after Completion and, for the avoidance of doubt, no such person may be engaged in such capacity in order to compete with the Current Group Business in breach of Clause 12.27 or otherwise in a day-to-day operational role; or (ii) conduct generalised searches by: (a) the use of advertisements in periodicals of general circulation or online; or (b) the appointment of recruitment agents, in each case, provided that such searches are not targeted at current or former directors or officers of any Group Company or Senior Group Employees.

Seller non-compete

12.27

The Seller undertakes to the Purchaser (for its benefit and the benefit of each other member of the Purchaser’s Group) that, during the Restricted Period, neither it nor any other member of the Seller’s Group shall, directly or indirectly, carry on, or be engaged or interested in, in any capacity, any business in the Current Group Territories that is the same as, and is likely to be in competition with, the Current Group Business. The Seller agrees that each such other member of the Purchaser’s Group may enforce the benefit of the provisions of this Clause 12.27 in its name whether or not the Purchaser is a party to the proceedings.

12.28

If a third party acquires direct or indirect Control of any member of the Seller’s Group after Completion, neither Clause 12.25 nor Clause 12.27 shall (subject to the following proviso) apply to such third party or any of its Related Persons, provided always that the Seller shall procure that such member of the Seller’s Group and its subsidiary undertakings (in each case, as of immediately prior to completion of such acquisition) shall be bound by and continue to observe the provisions of Clauses 12.25 and Clause 12.27, subject to Clauses 12.26 and 12.29.

12.29	The restrictions in Clause 12.27 shall not operate to prohibit any member of the Seller’s Group from:

12.29.1

carrying on or being engaged or economically interested in any business in the Current Seller’s Group Territories (including any expansion into new territories (other than the Current Group Territories) or related products) which is the same as the Current Seller’s Group Business;

12.29.2	holding or being interested in by way of passive investment only up to five per cent. of the issued share capital of a company listed on any recognised stock exchange;

12.29.3

holding a direct or indirect interest of less than 10 per cent. of the issued share capital of any company, provided that no member of the Seller’s Group exercises material influence over such company or has nominated an individual to a management function in, or the board of directors of, such company;

12.29.4	fulfilling any obligation pursuant to the Transaction Documents or any agreement to be entered into pursuant to the Transaction Documents; or

12.29.5

acquiring the whole or part of any business or shares in any company, provided that: (i) the principal purpose of such acquisition is not to acquire a business or company which competes with any part of the Current Group Business in the Current Group Territories; and (ii) the revenue attributed to that part of the business or company which would otherwise cause a breach of Clause 12.27 represents less than 10 per cent. of the total revenue of such business or company for the last financial year.

12.30	The Seller agrees that:

12.30.1	each undertaking contained in Clauses 12.25 and 12.27 shall be construed as a separate undertaking;

12.30.2	the undertakings contained in Clauses 12.25 and 12.27 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser’s Group;

12.30.3

if any such undertaking is held to be void, against the public interest or unlawful or in any way an unreasonable restraint of trade, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable and the remaining undertakings shall continue to bind the Seller; and

12.30.4

without prejudice to any other rights or remedies that the Purchaser may have, the Seller acknowledges and agrees that damages alone may not be an adequate remedy for any breach of such undertakings by the Seller and, accordingly, the Purchaser shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of such undertakings.

Purchaser non-solicitation

12.31

The Purchaser undertakes to the Seller (for its benefit and the benefit of each other member of the Seller’s Group) that, from the Completion Date until 18 months after the Completion Date, neither it nor any other member of the Purchaser’s Group shall, directly or indirectly, solicit for employment, hire or employ: (i) any Senior Seller’s Group Employee; (ii) any then current director or officer of any member of the Seller’s Group; or (iii) any former director or officer of any member of the Seller’s Group (to the extent that such persons have been employed or engaged by the Seller’s Group in the 12 months prior to the Completion Date), in each case, whether or not such person would commit a breach of any employment or service contract with the Seller’s Group in leaving such employment or service or otherwise doing so. The Purchaser agrees that each such other member of the Seller’s Group may enforce the benefit of the provisions of this Clause 12.31 in its name whether or not the Seller is a party to the proceedings.

12.32

The undertakings in Clause 12.31 shall not restrict the Purchaser Group’s ability to: (i) engage any person who is no longer employed or engaged by the Seller’s Group to assist with the conduct of the Group’s affairs on a consultancy basis, provided that such person’s employment or engagement with the Seller’s Group was terminated by the Seller’s Group and, for the avoidance of doubt, no such person may be engaged in such capacity in order to compete with the Current Seller’s Group Business in breach of Clause 12.33 or otherwise in a day-to-day operational role; or (ii) conduct generalised searches by: (a) the use of advertisements in periodicals of general circulation or online; or (b) the appointment of recruitment agents, in each case, provided that such searches are not targeted at current or former directors or officers of any member of the Seller’s Group or Senior Seller’s Group Employees.

Purchaser non-compete (Spain)

12.33

The Purchaser undertakes to the Seller (for its benefit and the benefit of each other member of the Seller’s Group and any third party acquiror of Clear Channel España S.L.U.) that, during the Restricted Period, neither it nor any other member of the Purchaser’s Group (including the Group) shall, directly or indirectly, carry on, or be engaged or economically interested in, any business in Spain that is the same as, and is likely to be in competition with, the Current Seller’s Group Business in Spain. The Purchaser agrees that each such other member of the Seller’s Group and any third party acquiror of Clear Channel España S.L.U. may enforce the benefit of the provisions of this Clause 12.33 in its name whether or not the Seller is a party to the proceedings.

12.34

If a third party acquires direct or indirect Control of any member of the Purchaser’s Group after Completion, neither Clause 12.31 nor Clause 12.33 shall (subject to the following proviso) apply to such third party or any of its Related Persons, provided always that the Purchaser shall procure that such member of the Purchaser’s Group and its subsidiary undertakings (in each case, as of immediately prior to completion of such acquisition) shall be bound by and continue to observe the provisions of Clauses 12.31 and 12.33, subject to Clauses 12.32 and 12.35.

12.35	The restrictions in Clause 12.33 shall not operate to prohibit any member of the Purchaser’s Group from:

12.35.1

carrying on or being engaged or economically interested in, any business in the Current Group Territories (including any expansion into new territories (other than Spain) or related products) which is the same as the Current Group Business;

12.35.2	holding or being interested in by way of passive investment only up to five per cent. of the issued share capital of a company listed on any recognised stock exchange;

12.35.3

holding a direct or indirect interest of less than 10 per cent. of the issued share capital of any company, provided that no member of the Purchaser’s Group exercises material influence over such company or has nominated an individual to a management function in, or the board of directors of, such company;

12.35.4	fulfilling any obligation pursuant to the Transaction Documents or any agreement to be entered into pursuant to the Transaction Documents; or

12.35.5

acquiring the whole or part of any business or shares in any company, provided that: (i) the principal purpose of such acquisition is not to acquire a business or company which competes with any part of the Current Seller’s Group Business in Spain; and (ii) the revenue attributed to that part of the business or company which would otherwise cause a breach of Clause 12.33 represents less than 10 per cent. of the total revenue of such business or company for the last financial year.

12.36	The Purchaser agrees that:

12.36.1	each undertaking contained in Clauses 12.31 and 12.33 shall be construed as a separate undertaking;

12.36.2	the undertakings contained in Clauses 12.31 and 12.33 are no greater than is reasonable and necessary for the protection of the interests of the Seller’s Group;

12.36.3

if any such undertaking is held to be void, against the public interest or unlawful or in any way an unreasonable restraint of trade, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable and the remaining undertakings shall continue to bind the Purchaser; and

12.36.4

without prejudice to any other rights or remedies that the Seller may have, the Purchaser acknowledges and agrees that damages alone may not be an adequate remedy for any breach of such undertakings by the Purchaser and, accordingly, the Seller shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of such undertakings.

Purchaser non-compete (U.S.)

12.37

The Purchaser undertakes to the Seller (for its benefit and the benefit of each other member of the Seller’s Group) that, during the Restricted Period, neither it nor any other member of the Purchaser’s Group (including the Group) shall, directly or indirectly, carry on, or be engaged or economically interested in, any business in the U.S. that is the same as, and is likely to be in competition with, the Current Seller’s Group Business in the U.S.. The Purchaser agrees that each such other member of the Seller’s Group may enforce the benefit of the provisions of this Clause 12.37 in its name whether or not the Seller is a party to the proceedings.

12.38

If a third party acquires direct or indirect Control of any member of the Purchaser’s Group after Completion, neither Clause 12.31 nor Clause 12.37 shall (subject to the following proviso) apply to such third party or any of its Related Persons, provided always that the Purchaser shall procure that such member of the Purchaser’s Group and its subsidiary undertakings (in each case, as of immediately prior to completion of such acquisition) shall be bound by and continue to observe the provisions of Clauses 12.31 and 12.37, subject to Clauses 12.32 and 12.39.

12.39	The restrictions in Clause 12.37 shall not operate to prohibit any member of the Purchaser’s Group from:

12.39.1

carrying on or being engaged or economically interested in, any business in the Current Group Territories (including any expansion into new territories (other than the U.S.) or related products) which is the same as the Current Group Business;

12.39.2	holding or being interested in by way of passive investment only up to five per cent. of the issued share capital of a company listed on any recognised stock exchange;

12.39.3

holding a direct or indirect interest of less than 10 per cent. of the issued share capital of any company, provided that no member of the Purchaser’s Group exercises material influence over such company or has nominated an individual to a management function in, or the board of directors of, such company;

12.39.4	fulfilling any obligation pursuant to the Transaction Documents or any agreement to be entered into pursuant to the Transaction Documents; or

12.39.5

acquiring the whole or part of any business or shares in any company, provided that: (i) the principal purpose of such acquisition is not to acquire a business or company which competes with any part of the Current Seller’s Group Business in the U.S.; and (ii) the revenue attributed to that part of the business or company which would otherwise cause a breach of Clause 12.37 represents less than 10 per cent. of the total revenue of such business or company for the last financial year.

12.40	The Purchaser agrees that:

12.40.1	each undertaking contained in Clauses 12.31 and 12.37 shall be construed as a separate undertaking;

12.40.2	the undertakings contained in Clauses 12.31 and 12.37 are no greater than is reasonable and necessary for the protection of the interests of the Seller’s Group;

12.40.3

if any such undertaking is held to be void, against the public interest or unlawful or in any way an unreasonable restraint of trade, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable and the remaining undertakings shall continue to bind the Purchaser; and

12.40.4

without prejudice to any other rights or remedies that the Seller may have, the Purchaser acknowledges and agrees that damages alone may not be an adequate remedy for any breach of such undertakings by the Purchaser and, accordingly, the Seller shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of such undertakings.

Purchaser non-compete (Brazil, Chile, Mexico, Peru, Singapore, the Caribbean and China)

12.41

The Purchaser undertakes to the Seller (for its benefit and the benefit of each other member of the Seller’s Group) that, during the Restricted Period, neither it nor any other member of the Purchaser’s Group (including the Group) shall, directly or indirectly, carry on, or be engaged or economically interested in, any business in Brazil, Chile, Mexico, Peru, Singapore, the Caribbean or China that is the same as, and is likely to be in competition with, the Current Seller’s Group Business in Brazil, Chile, Mexico, Peru, Singapore, the Caribbean or China. The Purchaser agrees that each such other member of the Seller’s Group may enforce the benefit of the provisions of this Clause 12.41 in its name whether or not the Seller is a party to the proceedings.

12.42

If a third party acquires direct or indirect Control of any member of the Purchaser’s Group after Completion, neither Clause 12.31 nor Clause 12.41 shall (subject to the following proviso) apply to such third party or any of its Related Persons, provided always that the Purchaser shall procure that such member of the Purchaser’s Group and its subsidiary undertakings (in each case, as of immediately prior to completion of such acquisition) shall be bound by and continue to observe the provisions of Clauses 12.31 and 12.41, subject to Clauses 12.32 and 12.43.

12.43	The restrictions in Clause 12.41 shall not operate to prohibit any member of the Purchaser’s Group from:

12.43.1

carrying on or being engaged or economically interested in, any business in the Current Group Territories (including any expansion into new territories (other than Brazil, Chile, Mexico, Peru, Singapore, the Caribbean or China) or related products) which is the same as the Current Group Business;

12.43.2	holding or being interested in by way of passive investment only up to five per cent. of the issued share capital of a company listed on any recognised stock exchange;

12.43.3

holding a direct or indirect interest of less than 10 per cent. of the issued share capital of any company, provided that no member of the Purchaser’s Group exercises material influence over such company or has nominated an individual to a management function in, or the board of directors of, such company;

12.43.4	fulfilling any obligation pursuant to the Transaction Documents or any agreement to be entered into pursuant to the Transaction Documents; or

12.43.5

acquiring the whole or part of any business or shares in any company, provided that: (i) the principal purpose of such acquisition is not to acquire a business or company which competes with any part of the Current Seller’s Group Business in Brazil, Chile, Mexico, Peru, Singapore, the Caribbean or China; and (ii) the revenue attributed to that part of the business or company which would otherwise cause a breach of Clause 12.41 represents less than 10 per cent. of the total revenue of such business or company for the last financial year.

12.44	The Purchaser agrees that:

12.44.1	each undertaking contained in Clauses 12.31 and 12.41 shall be construed as a separate undertaking;

12.44.2	the undertakings contained in Clauses 12.31 and 12.41 are no greater than is reasonable and necessary for the protection of the interests of the Seller’s Group;

12.44.3

if any such undertaking is held to be void, against the public interest or unlawful or in any way an unreasonable restraint of trade, but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable and the remaining undertakings shall continue to bind the Purchaser; and

12.44.4

without prejudice to any other rights or remedies that the Seller may have, the Purchaser acknowledges and agrees that damages alone may not be an adequate remedy for any breach of such undertakings by the Purchaser and, accordingly, the Seller shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of such undertakings.

Existing IP Agreements

12.45	The Purchaser undertakes to use reasonable efforts to maintain in force each Existing IP Agreement until such Existing IP Agreement expires in accordance with its terms and conditions.

Specific Indemnities

12.46

Subject to Clause 13, the Seller undertakes to pay to the Purchaser on demand (on a dollar for dollar basis) an amount equal to any and all Indemnifiable Losses suffered or incurred by the Purchaser or any of its Related Persons (including the Group Companies) as a result of or in connection with:

12.46.1	the Ghent Bus Shelter Matter, if such matter has not been fully and finally settled prior to Completion;

12.46.2	the PKP Matter, if such matter has not been fully and finally settled prior to Completion; and

12.46.3	any increase in the premium payable under the Aviva Insurance Policy, each a “Specific Indemnity”.

12.47	Subject to Clause 13, the Purchaser undertakes to pay to the Seller on demand (on a dollar for dollar basis) an amount equal to any decrease in the premium payable under the Aviva Insurance Policy.

13	LIMITATION OF LIABILITY

Monetary limits

13.1

The Purchaser shall not be entitled to recover any amount in respect of any individual Seller Warranty Claim or series of Seller Warranty Claims arising from substantially the same facts, matters or circumstances, unless the amount recoverable in respect of such Seller Warranty Claim (or series of Seller Warranty Claims) exceeds USD 62,500 in the aggregate. The provisions of this Clause 13.1 shall not apply to any Fundamental Seller Warranty Claims.

13.2

The Purchaser shall not be entitled to recover any amount in respect of any individual Tax Claim or series of Tax Claims arising from substantially the same facts, matters or circumstances, unless the amount recoverable in respect of such Tax Claim (or series of Tax Claims) exceeds USD 250,000 in the aggregate.

13.3

The Purchaser shall not be entitled to recover any amount in respect of any Seller Warranty Claim or Tax Warranty Claim unless the amount recoverable in respect of such Seller Warranty Claim or Tax Warranty Claim, when aggregated with the amount of all other Seller Warranty Claims or Tax Warranty Claims in respect of which the Purchaser is entitled to recover (excluding, for the avoidance of doubt, any Seller Warranty Claim or Tax Warranty Claim for which the Purchaser is not entitled to recover by reason of Clause 13.1) exceeds USD 625,000, in which event, the whole amount of such Seller Warranty Claims or Tax Warranty Claims shall be recoverable. The provisions of this Clause 13.3 shall not apply to any Fundamental Seller Warranty Claims.

13.4	Subject always to Clause 13.5, the maximum aggregate liability of the Seller:

13.4.1	for all Insured Seller Warranty Claims (other than any Fundamental Seller Warranty Claims) and all Insured Tax Claims, shall not exceed USD 1 in aggregate;

13.4.2	for all Fundamental Seller Warranty Claims, shall not exceed an amount equal to the Consideration in aggregate;

13.4.3	for all Non-Insured Seller Warranty Claims, shall not exceed USD 15,000,000 in aggregate;

13.4.4	for all Non-Insured Tax Claims (other than any Non-Insured Tax Claim arising pursuant to paragraph 2.1(c) of Schedule 10 (Tax Covenant) shall not exceed USD 42,500,000 in aggregate;

13.4.5	for all Specific Indemnity Claims made pursuant to Clause 12.46.1 (Ghent Bus Shelter Matter), shall not exceed an amount equal to USD 2,500,000 in aggregate;

13.4.6	for all Specific Indemnity Claims made pursuant to Clause 12.46.2 (PKP Matter), shall not exceed an amount equal to USD 7,500,000 in aggregate;

13.4.7	for all Specific Indemnity Claims made pursuant to Clause 12.46.3 (UK DB Scheme), shall not exceed an amount equal to USD 4,500,000 in aggregate; and

13.4.8	for all other Seller Claims, shall not exceed an amount equal to the Consideration in aggregate.

13.5

For the avoidance of doubt, in no event shall the Purchaser be entitled to claim in respect of any and all Seller Claims more than an amount equal to the Consideration (whether pursuant to one or more Seller Claims).

Notice of claims

13.6	The Seller shall not be liable for any of the following Seller Claims unless written notice of such Seller Claim is given by the Purchaser to the Seller following the Completion Date and on or before:

13.6.1	in the case of a Fundamental Seller Warranty Claim, the date falling seven years after (and excluding) the Completion Date;

13.6.2	in the case of a Tax Claim, the date falling seven years after (and excluding) the Completion Date;

13.6.3	in the case of a Seller Warranty Claim (other than a Fundamental Seller Warranty Claim), the date falling 24 months after (and excluding) the Completion Date;

13.6.4	in the case of a Seller Claim relating to a breach of Clauses 12.25 or 12.27 (Seller Non-Solicit and Seller Non-Compete), the date falling three years after (and excluding) the Completion Date;

13.6.5	in the case of a Seller Claim relating to a breach of Clause 7.1 (Period Before Completion), the date falling 18 months after (and excluding) the Completion Date;

13.6.6	in the case of a Specific Indemnity Claim made pursuant to Clause 12.46.1 (Ghent Bus Shelter Matter), the date falling seven years after (and excluding) the Completion Date;

13.6.7	in the case of a Specific Indemnity Claim made pursuant to Clause 12.46.2 (PKP Matter), the date falling seven years after (and excluding) the Completion Date;

13.6.8	in the case of a Specific Indemnity Claim made pursuant to Clause 12.46.3 (UK DB Scheme), the date falling three years after (and excluding) the Completion Date; and

13.6.9	in the case of any other Seller Claim, the later of:

(a)	the date falling five years after (and excluding) the Completion Date; and

(b)

the date falling 12 months after the expiry of the obligation under this Agreement to which such Seller Claim relates, if such obligation is stated to apply beyond the date falling four years after (and excluding) the Completion Date, in each case, specifying in reasonable detail and to the extent that such information is available to the Purchaser the legal and factual basis of the relevant Seller Claim and the amount claimed (provided that a failure to include any specific detail, basis or amount in such notice shall not prevent the Purchaser from bringing such Seller Claim or reduce the amount which it is entitled to claim thereunder save to the extent that such failure increases the Seller’s liability in respect of such Seller Claim).

13.7

Where a breach giving rise to a Seller Warranty Claim or Tax Warranty Claim is capable of remedy, the Purchaser shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach if the breach is remedied at no cost to the Purchaser’s Group within 20 Business Days after notice of such Seller Warranty Claim or Tax Warranty Claim is given under Clause 13.6.

13.8

If notice of any Seller Claim (other than a claim under the Tax Covenant) is served by the Purchaser under Clause 13.6, the Seller shall not be liable in respect of such Seller Claim (if such Seller Claim has not been agreed, satisfied or settled) unless, subject to Clause 13.9, legal proceedings in respect of such Seller Claim are both issued and served within nine months after (and excluding) the date on which notice is served.

Contingent liabilities

13.9

The Seller shall not be liable for any Seller Claim (subject to paragraph 5 of Schedule 10, for any Tax Claim) in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, but without prejudice to the Purchaser’s right to seek an injunction, specific performance or other equitable relief for any threatened or actual breach by the Seller of an applicable provision of this Agreement. Provided that written notice of such Seller Claim has been duly given by the Purchaser pursuant to Clause 13.6, the nine month period referred to in Clause 13.8 shall in respect of any Seller Claim relating to a contingent liability be deemed to commence on the date on which such liability ceases to be contingent.

Benefit

13.10

In assessing any damages or other amounts payable or recoverable in respect of a Seller Warranty Claim, a Tax Warranty Claim or a Specific Indemnity Claim, there shall be taken into account any corresponding savings by, or net benefit to, any Group Company or any member of the Purchaser’s Group, including the amount of any Relief or other Tax benefit which would not have arisen but for the fact, matter or circumstance giving rise to that Seller Warranty Claim, Tax Warranty Claim or Specific Indemnity Claim.

Purchaser’s actions

13.11

The Seller shall not be liable for any Seller Warranty Claim (other than a Tax Claim) to the extent that such Seller Warranty Claim arises, or is increased, as a result of any matter or thing done: (i) by any member of the Purchaser’s Group (or their respective directors, officers, employees or agents) after Completion (otherwise than in order to comply with any applicable Law or pursuant to a legally binding commitment to which the Group was subject on or prior to Completion and excluding for the avoidance of doubt the act of bringing and pursuing the relevant Seller Warranty Claim); or (ii) at the written request of the Purchaser or with its written approval.

13.12

Notwithstanding anything to the contrary in the Transaction Documents, following Completion, the Purchaser shall (and shall cause each Group Company to) take reasonable steps to avoid or mitigate any loss or liability that may give rise to a Seller Warranty Claim or Tax Warranty Claim, save that the Purchaser shall not hereby be required to (or be required to cause any Group Company to) avoid or mitigate any loss or liability giving rise to a claim under the Tax Covenant.

Changes in law and practice

13.13	The Seller shall not be liable for any Seller Warranty Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of:

13.13.1

any change after the Completion Date in (or in the interpretation or application of) the accounting standards applied by any Group Company (save to the extent that the same is in order to correct a failure by the Group to comply with applicable accounting standards in the period prior to Completion); or

13.13.2

the passing of, or any change in (or in the interpretation or application of), any law, rule, regulation or administrative practice of any Governmental Entity, or any directive or treaty, including any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from Tax not actually (or prospectively) in effect at the date of Completion, in each case after the date of Completion.

Purchaser’s knowledge

13.14

The Seller shall not be liable for, and the Purchaser shall not be entitled to bring, a Seller Warranty Claim or a Tax Warranty Claim to the extent that the Purchaser is aware at the date of this Agreement of the facts, matters, events or circumstances giving rise to such Seller Warranty Claim or Tax Warranty Claim and aware that the same would, or could reasonably be expected to, give rise to a Seller Warranty Claim or a Tax Warranty Claim and, for the purposes of this Clause 13.14, the awareness of the Purchaser shall be deemed limited to the actual knowledge of Vivian Mohr, Gerald Mai, Peter Brimacombe, Tomas Sustak, Christoph Vaske, Hayley Knaggs and Lennart John von Zydowitz.

Provisions

13.15

The Seller shall not be liable for any Seller Warranty Claim or Specific Indemnity Claim if and to the extent that specific provision or specific reserve is made in the Completion Statement for the matter giving rise to such Seller Warranty Claim or Specific Indemnity Claim and such provision or reserve has reduced the amount of the Consideration payable by the Purchaser to such extent.

No double recovery

13.16

No Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once under this Agreement in respect of the same loss, damage or liability, and for this purpose, recovery by the Purchaser or any of the Group Companies shall be deemed to be a recovery by all of them and recovery by the Seller or any of the Seller’s Group shall be deemed to be a recovery by all of them. No amount or part of any amount (including any Relief) will be taken into account, set-off or credited more than once in determining any amount payable to the Purchaser or to the Seller pursuant to this Agreement.

Recovery from third parties

13.17

If the Seller has paid an amount in discharge of any Seller Warranty Claim, Specific Indemnity Claim or Tax Claim, and the Purchaser or any Group Company recovers from a third party (which, for the avoidance of doubt, shall include the insurer under the W&I Policy, the Other Insurance Policy or any insurance policy described in Clause 11.3) a sum that indemnifies or compensates the Purchaser or Group Company (in whole or in part) for the losses, liabilities or damages which are the subject matter of such Seller Warranty Claim, Specific Indemnity Claim or Tax Claim (a “Third Party Recovery”), the Purchaser or the relevant Group Company shall pay to the Seller as soon as practicable an amount equal to:

13.17.1	the Third Party Recovery less any costs and expenses reasonably incurred in obtaining such recovery including any Tax on such recovered sum; or

13.17.2	if less, such amount previously paid by the Seller to the Purchaser.

13.18

If the Seller has paid an amount in discharge of any Tax Claim and the Purchaser or any Group Company is or becomes entitled to any relevant Third Party Recovery (including due to any excess or retention being subsequently satisfied under the W&I Policy or the Other Insurance Policy, as applicable), the Purchaser or the relevant Group Company shall take all reasonable steps to obtain that Third Party Recovery as soon as practicable (subject to Clause 11.3, as applicable).

No right of rescission

13.19

Without prejudice to Clauses 5.9, 5.10, 7.7 and 8.10, no Party is entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement or any facts, matters or circumstances giving rise to any claim under this Agreement, and each Party hereby waives any and all rights of rescission it may have in respect of any such matter.

Fraud

13.20	None of the limitations contained in this Clause 13 shall apply to any claims that arise as a result of fraud.

W&I Policy and Other Insurance Policy

13.21

The Purchaser acknowledges and agrees that, irrespective of: (i) any exclusions under the W&I Policy or Other Insurance Policy; and (ii) any vitiation, expiry or termination of the W&I Policy or Other Insurance Policy or non-payment of a claim under the W&I Policy or Other Insurance Policy:

13.21.1

it shall have no right to, and shall not, bring a Seller Warranty Claim or Tax Claim or otherwise commence or pursue any proceedings against the Seller relating to any Seller Warranty Claim (other than any Fundamental Warranty Claim or Non-Insured Seller Warranty Claim) or Tax Claim, unless and until it has exhausted all rights and remedies available to it pursuant to the W&I Policy and the Other Insurance Policy (as applicable), save that nothing hereunder shall prevent the Purchaser from being able to give notice pursuant to Clause 13.6 in respect of any Seller Warranty Claim or Tax Claim on a protective basis, pending resolution of any claim under the relevant insurance policy; and

13.21.2

subject to Clause 13.21.1 above, its recourse against the Seller for the relevant Seller Claims described in Clause 13.4 pursuant to this Agreement shall be capped at the amounts set out in Clause 13.4 above.

13.22

The Purchaser agrees that it will use all reasonable efforts to recover to the fullest extent possible under the W&I Policy and the Other Insurance Policy (as applicable) with respect to any amounts or liabilities which could give rise (or have given rise) to a Tax Claim.

Conduct of Indemnified Litigation Matters

13.23	With respect to the Indemnified Litigation Matters:

13.23.1

with effect from Completion until the second anniversary of the Completion Date, subject to Clauses 13.25 to 13.27 inclusive, the Seller shall assume sole conduct of any proceedings, negotiations or appeals in respect of the Indemnified Litigation Matters and shall take such reasonable action as it deems necessary to pursue, dispute, deny, defend, resist, appeal, compromise or contest the Indemnified Litigation Matters (including making counterclaims against the relevant claimants) in the name of and on behalf of the Purchaser or relevant member of the Purchaser’s Group; and

13.23.2

with effect from the second anniversary of the Completion Date, subject to Clauses 13.25 to 13.27 inclusive, the Purchaser shall be entitled to assume sole conduct from the Seller of any proceedings, negotiations or appeals in respect of the Indemnified Litigation Matters, and to take such reasonable action as it deems necessary to pursue, dispute, deny, defend, resist, appeal, compromise or contest the Indemnified Litigation Matters (including making counterclaims or other claims against the relevant claimants).

13.24

For the purposes of this Clause 13, the Party exercising sole conduct in accordance with Clause 13.23 shall be the “Lead Party” and the Seller (if the Purchaser is the Lead Party at the relevant time) or the Purchaser (if the Seller is the Lead Party at the relevant time) shall be the “Other Party”.

13.25	With effect from Completion, the Lead Party shall consult with the Other Party in relation to the conduct of any Indemnified Litigation Matters, which shall include:

13.25.1	regularly reviewing with the Other Party (on a quarterly basis or more frequently if reasonably required by the Other Party) the progress and proposed strategy of such Indemnified Litigation Matters;

13.25.2

keeping the Other Party fully informed of all material developments and consulting with the Other Party in a timely manner with respect to each material step, action or decision to be taken in connection with the conduct of such Indemnified Litigation Matters (and taking into account the Other Party’s reasonable comments regarding any such material step, action or decision); and

13.25.3	providing to the Other Party in a timely manner all:

(a)	material communications; and

(b)	drafts of submissions or filings (or equivalent) proposed to be made by or on behalf of the Lead Party,

in each case, in relation to such Indemnified Litigation Matters (and which may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law).

13.26

The Other Party shall, at its option (and cost), have the right to appoint separate legal counsel (the “Other Party Counsel”) in connection with the Indemnified Litigation Matters, and representatives of the Other Party and/or the Other Party Counsel shall (unless not permitted by the relevant third party) be entitled to participate in all meetings and copied into all material correspondence with the relevant third party and its legal counsel in relation to the conduct of the Indemnified Litigation Matters.

13.27

The Seller shall indemnify the Purchaser and each member of the Purchaser’s Group on an as-incurred basis against all reasonable external costs and expenses (including legal and professional costs and expenses) that are directly incurred by the Purchaser’s Group following Completion in connection with the conduct of the Indemnified Litigation Matters, provided that, for the avoidance of doubt, any such costs and expenses so paid to the Purchaser’s Group shall erode the cap on liability provided for in Clause 13.4 with respect to Specific Indemnity Claims to which the relevant Indemnified Litigation Matter relates on a dollar for dollar basis.

13.28

If the Seller is the Lead Party with respect to a Indemnified Litigation Matter, the Seller shall not, and shall procure that the members of the Seller’s Group shall not, without the prior written consent of the Purchaser: (i) offer or accept any settlement with respect to such Indemnified Litigation Matter if it would result in a liability for the Purchaser’s Group which exceeds USD 1 (and which is not otherwise recoverable from the Seller under this Agreement); or (ii) take an action that the Purchaser can demonstrate (acting reasonably and in good faith) would be reasonably likely to materially prejudice or materially damage the Group’s business or reputation.

13.29

If the Purchaser is the Lead Party with respect to a Indemnified Litigation Matter, the Purchaser shall not, and shall procure that the members of the Purchaser’s Group shall not, without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed): (i) offer or accept any settlement with respect to such Indemnified Litigation Matter; or (ii) cease to dispute, deny, defend, resist, appeal or contest such Indemnified Litigation Matter.

Other Third Party Claims

13.30

If any fact, matter or circumstance that would reasonably be expected to give rise to a Non-Insured Seller Warranty Claim, resulting in a liability of the Seller pursuant to this Agreement, is a result of any claim against a Group Company by a third party (an “Other Third Party Claim”), Clauses 13.25, 13.26, 13.27 and 13.29 shall apply mutatis mutandis to such Other Third Party Claim (as if such Other Third Party Claim were an Indemnified Litigation Matter and the Seller Warranty Claim were a Specific Indemnity Claim), provided that the Purchaser shall always be the Lead Party and assume sole conduct of any related proceedings, negotiations or appeals and shall have the right to take such reasonable action as it deems necessary to pursue, dispute, deny, defend, resist, appeal, compromise or contest all such Other Third Party Claims (including making counterclaims or other claims against any third party).

Limitations on Purchaser Claims

13.31	Subject always to Clause 13.32, the maximum aggregate liability of the Purchaser for all Purchaser Claims made pursuant to Clause 12.47 shall not exceed an amount equal to USD 4,500,000 in aggregate.

13.32

For the avoidance of doubt, in no event shall the Seller be entitled to claim in respect of any and all Purchaser Claims more than an amount equal to the Consideration (whether pursuant to one or more Purchaser Claims).

13.33

The Purchaser shall not be liable for any of the following Purchaser Claims unless written notice of such Purchaser Claim is given by the Seller to the Purchaser following the Completion Date and on or before:

13.33.1	in the case of a Purchaser Claim relating to a breach of Clause 12.8, the date falling seven years after (and excluding) the Completion Date;

13.33.2	in the case of a Purchaser Claim under paragraph 4 of Schedule 10, the date falling seven years after (and excluding) the Completion Date;

13.33.3

in the case of a Purchaser Claim relating to a breach of Clause 12.31, 12.33, 12.37 or 12.41 (Purchaser Non-Solicit and Purchaser Non-Compete), the date falling three years after (and excluding) the Completion Date;

13.33.4	in the case of a Purchaser Claim made pursuant to Clause 12.47, the date falling three years after (and excluding) the Completion Date; or

13.33.5	in the case of any other Purchaser Claim, the later of:

(a)	the date falling five years after (and excluding) the Completion Date; and

(b)

the date falling 12 months after the expiry of the obligation under this Agreement to which such Purchaser Claim relates, if such obligation is stated to apply beyond the date falling four years after (and excluding) the Completion Date, in each case, specifying in reasonable detail and to the extent that such information is available to the Seller the legal and factual basis of the relevant Purchaser Claim and the amount claimed (provided that a failure to include any specific detail, basis or amount in such notice shall not prevent the Seller from bringing such Purchaser Claim or reduce the amount which it is entitled to claim thereunder save to the extent that such failure increases the Purchaser’s liability in respect of such Purchaser Claim).

13.34

If notice of any Purchaser Claim (other than a claim under paragraph 4 of Schedule 10) is served by the Seller under Clause 13.33, the Purchaser shall not be liable in respect of such Purchaser Claim (if such Purchaser Claim has not been agreed, satisfied or settled) unless, subject to Clause 13.35, legal proceedings in respect of such Purchaser Claim are both issued and served within nine months after (and excluding) the date on which notice is served.

13.35

The Purchaser shall not be liable for any Purchaser Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, but without prejudice to the Seller’s right to seek an injunction, specific performance or other equitable relief for any threatened or actual breach by the Purchaser of an applicable provision of this Agreement. Provided that written notice of such Purchaser Claim has been duly given by the Seller pursuant to Clause 13.33, the nine month period referred to in Clause 13.34 shall in respect of any Purchaser Claim relating to a contingent liability be deemed to commence on the date on which such liability ceases to be contingent.

14	SELLER’S GUARANTEE

14.1

In consideration of the Purchaser entering into this Agreement, the Seller’s Guarantor hereby unconditionally and irrevocably guarantees (the “Seller’s Guarantee”) to the Purchaser the due and punctual performance and observance by the Seller of all its obligations, commitments, undertakings, covenants and warranties under or pursuant to this Agreement (the “Seller’s Guaranteed Obligations”).

14.2

If and whenever the Seller defaults for any reason whatsoever in the performance of any of the Seller’s Guaranteed Obligations, the Seller’s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Seller’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement as if it were the primary obligor and so that the same benefits shall be conferred on the Purchaser as they would have received if the Seller’s Guaranteed Obligations had been duly performed and satisfied by the Seller.

14.3	The Seller’s Guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Seller’s Guaranteed Obligations shall have been performed or satisfied.

14.4

As a separate and independent stipulation, the Seller’s Guarantor agrees that any of the Seller’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation or incapacity on or of the Seller or the dissolution, amalgamation, reconstruction or reorganisation of the Seller or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Seller’s Guarantor as though the same had been incurred by the Seller’s Guarantor and the Seller’s Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Seller’s Guarantor on demand.

14.5	The liability of the Seller’s Guarantor under this Clause 14 shall not be affected, impaired, reduced or released by:

14.5.1	any variation of the terms of the Seller’s Guaranteed Obligations;

14.5.2	any forbearance, neglect or delay in seeking performance of the Seller’s Guaranteed Obligations or any granting of time for, or waiver in relation to, such performance;

14.5.3	the illegality, invalidity or unenforceability of, or any defect in, any provision of this Agreement or the Seller’s obligations under it;

14.5.4	any insolvency or similar proceedings; or

14.5.5	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

15	INFORMATION

15.1

The Purchaser undertakes to provide, and to procure after Completion that each Group Company provides, such assistance and such information in its possession or under its control and access to such accounting, Tax and other records or information as may reasonably be required in writing by the Seller in order to facilitate the management of the Seller’s Group’s Tax, regulatory, financial reporting, legal or other affairs (including dealing with any claim, dispute, investigation, audit or enquiry by a Tax Authority or other Governmental Entity regarding any member of the Seller’s Group).

15.2	To enable compliance with the Purchaser’s obligations under Clause 15.1, the Purchaser shall and shall cause each member of the Purchaser’s Group to:

15.2.1

properly retain and maintain all relevant records until the earlier of: (i) seven years after Completion; and (ii) such time as the Seller agrees that such retention and maintenance is no longer necessary; and

15.2.2

upon being given reasonable notice by the Seller, and subject to the Seller giving any confidentiality undertaking reasonably required by the Purchaser, allow the Seller and its officers, employees, agents, auditors and representatives, at the Seller’s cost, to:

(a)	inspect, review and make copies of such records and information for that purpose; and

(b)	have reasonable access to any employee, officer, adviser or premises of any Group Company during normal working hours.

15.3

The Seller undertakes to provide such assistance and such information in its possession or under its control and access to such accounting, Tax and other records or information relating to events occurring prior to Completion as may reasonably be required in writing by the Purchaser in order to facilitate the management of the Purchaser’s Group’s Tax, regulatory, financial reporting, legal or other affairs (including, subject to the provisions of Schedule 10, dealing with any claim, dispute, investigation, audit or enquiry by a Tax Authority or other Governmental Entity regarding any member of the Purchaser’s Group).

15.4	To enable compliance with the Seller’s obligations under Clause 15.3, the Seller shall and shall cause each member of the Seller’s Group to:

15.4.1

properly retain and maintain all relevant records until the earlier of: (i) seven years after Completion; and (ii) such time as the Purchaser agrees that such retention and maintenance is no longer necessary; and

15.4.2

upon being given reasonable notice by the Purchaser, and subject to the Purchaser giving any confidentiality undertaking reasonably required by the Seller, allow the Purchaser and its officers, employees, agents, auditors and representatives, at the Purchaser’s cost, to:

(a)	inspect, review and make copies of such records and information for that purpose; and

(b)	have reasonable access to any employee, officer, adviser or premises of any member of the Seller’s Group during normal working hours.

16	ANNOUNCEMENTS AND CONFIDENTIALITY

Announcements

16.1	The Seller and the Purchaser shall each make an Announcement on or around the date of this Agreement.

16.2

Subject to Clauses 16.1 and 16.4, no Party shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of:

16.2.1	in the case of an announcement by a Seller, the Parent or the Seller’s Guarantor, the Purchaser; and

16.2.2	in the case of an announcement by the Purchaser, the Seller.

Confidentiality

16.3

Subject to Clause 16.4, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:

16.3.1	the provisions of any Transaction Document;

16.3.2	the negotiations relating to this Agreement and all other Transaction Documents; or

16.3.3	any Group Company’s business or financial or other affairs (including any litigation or regulatory investigations); or

16.3.4	the Purchaser or its Related Persons (in the case of the Seller, the Parent or the Seller’s Guarantor) or the Seller or its Related Persons (in the case of the Purchaser).

16.4

Notwithstanding Clause 16.3 (or, in the case of Clause 16.4 and Clause 16.2), a Party may disclose or use information if and to the extent that (subject to any confidentiality obligations set out in the Equity Commitment Letter):

16.4.1

such disclosure is to such Party’s employees, officers, consultants, shareholders, representatives or advisers (or those of any member of that Party’s group) on a ‘need to know’ basis, provided that the Party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him or it (as the case may be), comply with the obligations set out in this Clause 16 as if they were that Party (and in any event the Party making a disclosure under this Clause 16.4.1 shall, at all times, be liable for the failure of such Party’s recipients to comply with the obligations set out in this Clause 16 in respect of such information);

16.4.2

such disclosure or use is required by applicable Law, by any Governmental Entity with competent jurisdiction, or by or in accordance with the rules of any applicable law or regulation or recognised stock exchange (including disclosure or use in relation to the Seller’s and/or Clear Channel Outdoor Holdings Inc.’s (as applicable) submission of a Form 8-K and other filings pursuant to the United States securities laws, including the filing and disclosure of this Agreement or any other Transaction Document as well as the filing and disclosure of any “pro forma” financial information or other financial information relating to the Group Companies and the Seller’s Group, as may be applicable);

16.4.3	such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;

16.4.4	such disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in any Party;

16.4.5

disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party or a member of the Seller’s Group (in the case of the Seller or the Parent) or the Purchaser’s Group (in the case of the Purchaser);

16.4.6

disclosure is made to the professional advisers, auditors or potential financiers of any Party or to any rating agency in connection with the financing arrangements of any Party, in each case, on a confidential and need-to-know basis;

16.4.7	disclosure is required to be made by or on behalf of the Seller or the Purchaser to any works council or employee representative body of the Group or the Purchaser’s Group;

16.4.8	the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement); or

16.4.9	in the case of the Seller, the Parent or the Seller’s Guarantor, the Purchaser has given its prior written consent or, in the case of the Purchaser, the Seller has given its prior written consent.

16.5

Before any information is disclosed pursuant to Clause 16.4.2, 16.4.3, or 16.4.5, the Party concerned shall (unless prohibited by law, regulation or any Governmental Entity) promptly notify the other Party of the circumstances of the disclosure and the information to be disclosed with a view to providing such other Party with the opportunity to contest, limit or agree the timing and content of such disclosure.

17	NOTICES

Service of notices

17.1

Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by first class post or airmail (pre-paid and signed for in each case) or by email to the address, or email address (as applicable) given below, or to such other address or email address as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address, or email address (as applicable) from the date on which notice of the new address is deemed to be served under this Clause 17).

Seller, Parent and Seller’s Guarantor:

For the attention of:	Lynn Feldman

Address:	c/o Clear Channel Outdoor Holdings Inc., 200 Park Avenue, Suite 701, New York, NY 10166

Email address:	[***]

Copy to:	Seller’s Solicitors, for the attention of Stuart Boyd ([***]) and Dan Clarke ([***])

Purchaser:

For the attention of:	Dr Gerald Mai and Dr Christoph Vaske

Address:	Media House, Peterborough Business Park, Lynch Wood, Peterborough, United Kingdom PE2 6EA

Email address:	[***] [***]

Copy to:	Purchaser’s Solicitors, for the attention of Stephen Mooney ([***]) Bauer Media Group Legal ([***])

17.2	Any notice served in accordance with Clause 17.1 shall be deemed to have been received:

17.2.1	if delivered by hand, at the time of delivery;

17.2.2	if sent by first class post, at 9.30 am on the second day after (and excluding) the date of posting;

17.2.3	if sent by airmail, at 9.30 am on the fifth day after (and excluding) the date of posting; or

17.2.4	if sent by email, at the time of transmission by the sender, subject to no notice of non-delivery having been received by the sender,

provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

17.3

For the purposes of Clause 17.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any Party by email, the place of receipt shall be deemed to be the address specified for service on that Party by post.

17.4

In proving receipt of any notice served in accordance with Clause 17.1, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the email was sent to the correct email address.

17.5	This Clause 17 shall not apply to the service of any proceedings or other documents in any legal action.

18	GENERAL

Further assurances

18.1

On request by a Party, each Party shall, as soon as reasonably practicable at the requesting Party’s cost and insofar as it is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.

Termination

18.2	If this Agreement is terminated pursuant to Clauses 5.9, 5.10, 7.7 or 8.10.3 the Parties shall have no further obligations under this Agreement, provided that:

18.2.1	the Surviving Provisions shall survive termination; and

18.2.2

such termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement or at law.

18.3	Save for the termination provisions set out in Clauses 5.9, 5.10, 7.7 or 8.10.3, no Party is entitled to terminate this Agreement.

Costs

18.4

Each of the Purchaser and the Seller shall bear 50 per cent. of the aggregate cost of the W&I Policy and the Other Insurance Policy (including the premium, insurance premium tax and any underwriting costs and, in respect of the Other Insurance Policy, any break fee, deposit and excess insurer costs) (together the “W&I Costs”). The Seller’s obligations under this Clause 18.4 shall be satisfied by the deduction of the relevant amount from the payment to be made by the Purchaser in respect of the Estimated Consideration in accordance with paragraph 2.1 of Schedule 2, save where Completion does not take place (in which case the Seller shall pay to the Purchaser an amount equal to 50% of the break fee payable under the Other Insurance Policy, together with 50% of any deposit or other non-refundable costs properly incurred by the Purchaser under the Other Insurance Policy, within two Business Days before the due date for payment of the break fee under the Other Insurance Policy).

18.5

Unless expressly provided otherwise in this Agreement (including pursuant to Clause 18.4), each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents. This Clause 18.5 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document.

Payments and Conversion Rate

18.6

All amounts payable under this Agreement shall, unless agreed otherwise in advance between the Purchaser and the Seller, be paid in USD and, to the extent necessary, any amount denominated in any other currency shall be converted into USD at:

18.6.1

in the case of any payment in respect of a claim for breach of a warranty contained in this Agreement, the Conversion Rate prevailing on the Business Day immediately preceding the Completion Date (or, if no such rate is quoted on that date, the Conversion Rate on the immediately preceding date on which such rates are quoted); or

18.6.2

subject to Clause 18.7, in any other case, the Conversion Rate prevailing on the Business Day immediately preceding the date on which such payment is made (or, if no such rate is quoted on that date, the Conversion Rate on the immediately preceding date on which such rates are quoted).

18.7	For the purposes of:

18.7.1

the Estimated Completion Statement and the calculation of the Estimated Consideration, any amount which is in a currency other than USD (or not otherwise reported by the Group or the Seller’s Group in USD) shall be converted from such currency into USD using the Conversion Rate prevailing on the date falling 15 Business Days prior to the Completion Date (or, if no such rate is quoted on that date, the Conversion Rate on the immediately preceding date on which such rates are quoted);

18.7.2

the Completion Statement and the calculation of any adjustment to the Consideration pursuant to Clause 10, any amount which is in a currency other than USD (or not otherwise reported by the Group or the Seller’s Group in USD) shall be converted from such currency into USD using the Conversion Rate prevailing on the Business Day immediately preceding the Completion Date (or, if no such rate is quoted on that date, the Conversion Rate on the immediately preceding date on which such rates are quoted);

18.7.3

interpreting Schedule 1 (including any definitions used in such Schedules), any amount which is in a currency other than USD (or not otherwise reported by the Group or the Seller’s Group in USD) shall be converted from such currency into USD using the Conversion Rate prevailing on the date of the applicable transaction (or, if no such rate is quoted on that date, the Conversion Rate on the immediately preceding date on which such rates are quoted); and

18.7.4

interpreting Schedule 4 (including any definitions used in such Schedules), to the extent that an amount has been required to be converted to USD or EUR, the Parties acknowledge that the Seller has converted such amount to USD in accordance with its internal consolidation and reporting procedures and then, if applicable, converted such amount to EUR using a USD:EUR conversion rate of 0.9252.

Taxes

18.8

The Purchaser shall bear all stamp duties, including stamp duty, stamp duty reserve tax, stamp duty land tax, registration taxes, notarial fees, sales taxes or transfer taxes (each a “Transfer Tax”) arising in connection with the entry into this Agreement and/or Completion, other than any Transfer Tax payable in respect of the Rationalisation, and shall be responsible for arranging the payment of any such Transfer Tax and the submission of any related filings. The Purchaser shall indemnify the Seller and each member of the Seller’s Group against any losses payable, suffered or incurred by the Seller as a result of the Purchaser failing to comply with its obligations under this Clause 18.8.

18.9

Unless otherwise stated, all sums payable between the Purchaser and the Seller under any Transaction Document are exclusive of any applicable VAT. If any supply is treated as made for VAT purposes by any Party or any member of its group pursuant to this Agreement, and that Party or any member of its group is required to account for VAT in respect of that supply, the other Party shall pay to that Party or the relevant member of its group (in addition to any other consideration for that supply) an amount equal to such VAT. Such payment shall be made on demand and subject to the issue of a valid VAT invoice or, if later, at the same time as any other consideration for that supply.

18.10

Unless otherwise stated, all sums payable between the Purchaser and the Seller under this Agreement or for breach of any of the provisions of this Agreement shall be paid free and clear of all set-offs, counterclaims, deductions or withholdings whatsoever, save for any deductions or withholdings required by applicable law. If any such deductions or withholdings are required by applicable law, then the paying Party shall pay the recipient Party such amount as will, after the required deduction or withholding has been made, leave the recipient with the same amount as it would have received in the absence of such requirement to make a deduction or withholding.

18.11

Where any sum is payable between the Purchaser and the Seller pursuant to any breach of warranty, any indemnity (including a Specific Indemnity) or any covenant to pay under this Agreement and that sum is subject to a charge to Tax in the hands of the recipient Party (or would have been, but for the use or set-off of a Relief) then, save to the extent such charge to Tax (or use or set-off of such Relief) has already been taken into account in determining the sum payable, in addition to the sum payable, the paying Party shall pay such additional sum as will ensure that, after the relevant charge to Tax is discharged, the recipient Party shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax.

18.12	The provisions of Schedule 10 shall apply with effect from Completion.

Assignment

18.13

No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that:

18.13.1

this Agreement and the benefits arising under it may be assigned in whole or in the part by the Seller to any member of the Seller’s Group (provided that if such assignee ceases to be a member of the Seller’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Seller immediately prior to such cessation); and

18.13.2

this Agreement and the benefits arising under it may be assigned in whole or in the part by the Purchaser to any member of the Purchaser’s Group (provided that if such assignee ceases to be a member of the Purchaser’s Group, this Agreement and the benefits arising under it shall automatically transfer back to the Purchaser immediately prior to such cessation).

18.14

In the case of an assignment pursuant to Clause 18.13 above, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

18.15	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 18.13 is ineffective.

Successors

18.16	This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors (whether pursuant to the operation of a merger or otherwise).

Variation

18.17	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

Rights of third parties

18.18

Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind, vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.

Entire agreement

18.19

The Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction.

18.20	Each Party agrees and acknowledges that:

18.20.1	it is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them;

18.20.2

it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (“Pre-Contractual Statement”);

18.20.3

it is not entering into this Agreement in consequence of or in reliance on any unlawful communication as defined in section 30(1) of the Financial Services and Markets Act 2000 made by the other Parties or such other Parties’ professional advisers;

18.20.4

except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

18.20.5	the other Parties are entering into this Agreement in reliance on the acknowledgements given in this Clause 18.20.

18.21	No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

18.22	This entire agreement clause does not limit or exclude any liability for fraud.

Inconsistency

18.23	If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.

Remedies

18.24

The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

Waiver

18.25

Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver, and no waiver or election shall be inferred from a Party’s conduct.

18.26	Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

18.27	Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

18.28

Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Severance

18.29

If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority in any jurisdiction, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

18.30

If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable and, if necessary, the Parties shall negotiate in good faith to amend the provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties’ original commercial intention.

Counterparts and duplicates

18.31

This Agreement may be executed in any number of counterparts (including by way of electronic signature), but shall not be effective until each Party has executed and delivered at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original.

Governing law

18.32

This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the laws of England and Wales.

Jurisdiction

18.33

The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement).

Process agent

18.34

The Seller, the Parent and the Seller’s Guarantor undertake to ensure that at all times a person with an address in England is appointed as their process agent to receive on their behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) (respectively, the “Seller’s Process Agent”, the “Parent’s Process Agent” and the “Seller’s Guarantor’s Process Agent”). Such service shall be deemed completed on delivery to the Seller’s Process Agent, the Parent’s Process Agent or the Seller’s Guarantor’s Process Agent (as applicable), whether or not it is forwarded to or received by the Seller, the Parent and/or the Seller’s Guarantor (as applicable).

18.35

At the date of this Agreement, the Seller, the Parent and the Seller’s Guarantor have appointed Vistra Trust Company Limited with registered address at First Floor, Templeback, 10 Temple Back, Bristol, BS1 6FL, United Kingdom as the Seller’s Process Agent, the Parent’s Process Agent and the Seller’s Guarantor’s Process Agent. If such person ceases to be able to act as process agent or no longer has an address in England, the Seller, the Parent and the Seller’s Guarantor shall immediately appoint a replacement Seller’s Process Agent, Parent’s Process Agent and Seller’s Guarantor’s Process Agent and deliver to the Purchaser a notice setting out the new Seller’s Process Agent’s, Parent’s Process Agent’s and Seller’s Guarantor’s Process Agent’s name and address together with a copy of the new Seller’s Process Agent, Parent’s Process Agent’s and Seller’s Guarantor’s Process Agent’s acceptance of its appointment.

18.36

The Seller, the Parent and the Seller’s Guarantor irrevocably agree that any proceedings or document served on the Seller’s Process Agent, the Parent’s Process Agent or the Seller’s Guarantor’s Process Agent (as applicable) will be validly served if delivered in accordance with Clause 17.

18.37	Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Agreement has been duly executed as a deed on the date first before written.

SIGNED and delivered as a deed by Daryl Hall (under power of attorney) on behalf of CLEAR CHANNEL INTERNATIONAL HOLDINGS B.V.	/s/ Daryl Hall Daryl Hall (under power of attorney)

SIGNED and delivered as a deed by Lynn Feldman on behalf of CLEAR CHANNEL OUTDOOR, LLC	/s/ Lynn Feldman Signature

SIGNED and delivered as a deed by Daryl Hall (under power of attorney) on behalf of CLEAR CHANNEL INTERNATIONAL B.V.	/s/ Daryl Hall Daryl Hall (under power of attorney)

SIGNED and delivered as a deed by Christopher Peter Davies and Christopher Jones on behalf of BAUER RADIO LIMITED	/s/ Christopher Peter Davies Signature /s/ Christopher Jones Signature

Schedule 1

Conduct of Business prior to Completion

The Seller shall ensure that, between the date of this Agreement and Completion, no Group Company does any of the following without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

1

Discontinue or cease to operate all or a material part of its business (provided that, for the avoidance of doubt and subject to Clause 7.1 and the remaining paragraphs of this Schedule 1, the termination, expiration or cessation of individual contracts in the ordinary course of business shall not be deemed to constitute a discontinuation or cessation of operation for the purposes of this paragraph 1).

2	Make any fundamental change to the nature of its business, as a participant in the out-of-home advertising industry.

3

Except as set out or referred to in the LRF (subject to any additional updates in the Budget Document), enter into any agreement(s), amend any agreement(s) in any material respect or incur any commitment(s) involving:

(a)

individually, any direct capital expenditure in excess of: (i) USD 3,000,000, if during the period from (and including) the date of this Agreement to (and excluding) the date falling 12 months after the date of this Agreement (the “First Anniversary”); or (ii) USD 5,000,000, if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date;

(b)	in the aggregate, direct capital expenditure in excess of USD 10,000,000 in a Relevant Gap Control Period;

(c)

save in respect of any media agency agreements, individually, annual income or expenditure for the Group in excess of: (i) USD 3,000,000, if during the period from (and including) the date of this Agreement to (and excluding) the First Anniversary; or (ii) USD 5,000,000, if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date;

(d)	save in respect of any media agency agreements, in the aggregate, annual income or expenditure for the Group in excess of USD 10,000,000 in a Relevant Gap Control Period;

(e)

individually, a minimum annual guaranteed rent payment of more than: (i) USD 3,000,000, if during the period from (and including) the date of this Agreement to (and excluding) the First Anniversary; or (ii) USD 5,000,000, if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date; or

(f)	in the aggregate, minimum annual guaranteed rent payment(s) in excess of USD 10,000,000 in a Relevant Gap Control Period,

in each case, exclusive of VAT.

4	Save as between or among Group Companies, dispose of any material part of its assets or undertaking, or of any assets with a value in excess of:

(a)	USD 1,000,000 pursuant to a single transaction, if during the period from (and including) the date of this Agreement to (and excluding) the First Anniversary;

(b)	USD 5,000,000 pursuant to a single transaction, if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date;

(c)	USD 3,000,000 in the aggregate pursuant to one or more transactions during the period from (and including) the date of this Agreement to (and excluding) the First Anniversary; or

(d)	USD 10,000,000 in the aggregate pursuant to one or more transactions during the period from (and including) the date of the First Anniversary to (and including) the Completion Date.

5	Save as between or among Group Companies, acquire any business or undertaking, or acquire a material part of the assets of any third party with a value in excess of:

(a)	USD 2,000,000 pursuant to a single transaction, if during the period from (and including) the date of this Agreement to (and excluding) the First Anniversary;

(b)	USD 5,000,000 pursuant to a single transaction, if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date;

(c)	USD 4,000,000 in the aggregate pursuant to one or more transactions during the period from (and including) the date of this Agreement to (and excluding) the First Anniversary; or

(d)	USD 10,000,000 in the aggregate pursuant to one or more transactions during the period from (and including) the date of the First Anniversary to (and including) the Completion Date.

6	Acquire any shares, securities or other equity interests in any third party.

7

Save as required by Law or as is otherwise in the ordinary course of business: (i) terminate the employment contract of any Senior Group Employee or of any other person who is a director or officer of any Group Company (except to the extent that such termination is a summary dismissal or equivalent in the relevant jurisdiction); (ii) employ a new employee whose role would be comparable in terms of seniority to those individuals who are Senior Group Employees; or (iii) make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Senior Group Employee or of any other person who is a director or officer of any Group Company.

8

Save as required by Law or as is otherwise in the ordinary course of business, make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any class or grade of employee employed by any Group Company.

9

Save as in the ordinary course of business, enter into, materially amend or terminate any death, retirement, profit sharing, bonus, share option, share incentive or other scheme or any material non-contractual benefit for the benefit of any of its directors, officers, employees, or their dependants or make any variation to any existing scheme or benefit.

10

Borrow any monies (in excess of USD 1,000,000 in aggregate if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date) (save for trade credit in the ordinary course of business), or enter into, amend, renew or prematurely repay any loan, borrowing or other form of funding, financial facility or assistance (in excess of USD 1,000,000 in aggregate if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date) (save for borrowings and repayments in the ordinary course of business pursuant to any borrowing that would, if outstanding at the Effective Time, constitute an Inter-Group Financing Payable or Inter-Group Trading Payable).

11	Create or allow to subsist any Encumbrance over any of its assets other than in the ordinary course of business or in connection with the CCIBV Credit Agreement.

12	Create any new Seller’s Group Guarantee of a material nature or which requires any Group Company to provide any cash collateral or similar.

13

Make any loan (in excess of USD 1,000,000 in aggregate if during the period from (and including) the date of the First Anniversary to (and including) the Completion Date) other than: (i) trade credit extended in the ordinary course of business; (ii) loans made to other Group Companies; or (iii) any loan that would, if outstanding at the Effective Time, constitute an Inter-Group Financing Receivable or Inter-Group Trading Receivable.

14

Enter into any guarantee or indemnity other than in the ordinary course of business, provided that any guarantee or indemnity entered into in connection with obligations on the relevant members of the Seller’s Group under the CCIBV Credit Agreement or paragraph 3 of this Schedule 1 shall not be prohibited.

15	Amend its memorandum or articles of association (or equivalent constitutional documents), or pass any resolution that is inconsistent with their provisions.

16

Pass any resolution in general meeting or by way of written resolution for winding up, or capitalise any profits or sum standing to the credit of the share premium account, capital redemption reserve fund or any other reserve.

17	Save as between or among Group Companies, create, allot or issue any share capital or loan capital, or agree to do so.

18

Save as between or among Group Companies, transfer or permit the transfer of or register the transfer of any shares or securities in the capital of any Group Company, provided that any transfer, grant of permission to transfer or registration of transfer of shares in any security or securities in the capital of any Group Company arising in connection with the obligations of the relevant members of the Seller’s Group under the CCIBV Credit Agreement shall not be prohibited.

19	Save as between or among Group Companies, create, issue, redeem or grant any option or right to subscribe for any share capital or loan capital or agree to do so.

20	Save as between or among Group Companies, repay, redeem, reduce or repurchase any share capital or loan capital.

21	Save as between or among Group Companies, declare, make or pay any dividend or other distribution to shareholders.

22

Alter, amend or vary or agree to alter, amend or vary any of its accounting policies, unless such alteration, amendment or variation is required by law or relevant accounting requirements or to comply with changes in statements of standard accounting practice.

23	Save as required by Law, file, amend, retract or re-submit any Tax return or any claim, election or other document relating to Tax on a basis materially inconsistent with past practice.

24	Change its Tax residence or establish a new permanent establishment in any jurisdiction for Tax purposes.

25

Settle, compromise or agree any non-routine audit, enquiry, assessment, dispute or litigation relating to Tax with any Tax Authority where such settlement, compromise or agreement would have a material adverse effect on the Group.

26	Progress or complete the winding up, dissolution or liquidation of CCTL.

27	Refuse to make or accept any settlement or compromise with any Tax Authority where such settlement or compromise is approved by the insurers pursuant to the Other Insurance Policy.

28	Enter into any agreement, undertaking or commitment to do any of the above.

Part B

Positive Covenants

The Seller shall ensure that, between the date of this Agreement and Completion, each Group Company shall, save in the case of prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), use reasonable commercial endeavours to maintain (without any material reduction in value or scope of cover) any material subsisting policy of insurance. For the purposes of Part B of this Schedule 1, “material subsisting policy of insurance” means a policy of insurance: (i) relating to any of the assets or business of a Group Company with insurance coverage exceeding USD 1,000,000 as at the date of this Agreement; or (ii) which a Group Company is required to hold under applicable Law.

Schedule 2

Completion Obligations

Seller’s obligations

1	On Completion, the Seller or the Parent (as applicable) shall deliver to the Purchaser (or make available to the Purchaser’s reasonable satisfaction):

1.1	copies of the fully executed CCIBV Payoff and Release Documents;

1.2

a stock transfer form for the transfer of the Shares duly executed by the Seller in favour of the Purchaser accompanied by the relevant share certificate(s) (or a duly executed indemnity for any lost or damaged share certificate(s)) provided that if physical copies of the relevant share certificate(s) are not in the possession of the Seller or the Parent (as applicable) on Completion, the Seller or the Parent (as applicable) may deliver electronic copies of such share certificate(s) to the Purchaser subject to physical copies of such share certificate(s) being delivered to the Purchaser promptly, and in any event no later than 10 Business Days after the Completion Date;

1.3	the common seal (if any) and statutory books for the Company (which shall be deemed to have been delivered if in the possession of the Company);

1.4	the Voting Power of Attorney in favour of the Purchaser duly executed by the Seller;

1.5	the Seller Completion Disclosure Letter (if any), duly signed by the Seller;

1.6	a copy of the Transitional Services Agreement duly executed by Outdoor Management Services, Inc., Clear Channel International Limited and the Seller’s Guarantor;

1.7	a copy of the Spain Transitional Services Agreement duly executed by Clear Channel International Limited and Clear Channel España, S.L.U;

1.8

a copy of the Deed of Assignment of Intellectual Property duly executed by Clear Channel IP LLC, Clear Channel International Limited, Clear Channel Estonia Oü, Clear Channel Norway AS and Clear Channel Sverige Aktiebolag;

1.9	a copy of the Trade Mark Licence duly executed by Clear Channel International Limited and Clear Channel IP, LLC;

1.10	a copy of the Design and Tooling Licence duly executed by Clear Channel International Limited and Clear Channel IP, LLC; and

1.11

a copy of signed minutes of the meeting of or signed resolutions of the board of directors (or local equivalent) of each relevant Group Company authorising the execution of all documents to be entered into by that Group Company under this Agreement and the performance by it of its obligations under this Agreement.

Purchaser’s obligations

2	On Completion, the Purchaser shall:

2.1

pay the Estimated Consideration (less an amount equal to the aggregate of: (i) the CCIBV Repayment Amount; and (ii) an amount equal to 50% of the W&I Costs) to the Seller by telegraphic transfer of immediately available funds to the Seller’s Account, provided that this action shall only be fulfilled once such amount has been fully credited to the Seller’s Account;

2.2

pay, or procure payment of, an amount equal to the CCIBV Repayment Amount on behalf of the Purchaser, the Seller and/or the relevant Group Companies (as applicable) into the CCIBV Redemption Account, provided that this action shall only be fulfilled once an amount equal to the CCIBV Repayment Amount has been fully credited to the CCIBV Redemption Account; and

2.3	deliver to the Seller (or make available to the Seller’s reasonable satisfaction) a copy of the Seller Completion Disclosure Letter (if any), duly countersigned by the Purchaser.

Schedule 4

Seller Warranties

1.	TITLE AND CAPACITY

1.1	The Seller is the sole legal and beneficial owner of the Shares.

1.2	The Shares comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted and are each fully paid.

1.3	Save for any Encumbrance that will be contemporaneously discharged upon Completion, there is no Encumbrance in relation to any such Shares.

1.4	Each of the Seller and the Parent is a private limited company (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated under the laws of the Netherlands.

1.5	The Seller’s Guarantor is a limited liability company formed under the laws of the State of Delaware.

1.6

Each of the Seller, the Parent and the Seller’s Guarantor has full power and authority to enter into, deliver and perform their respective obligations under this Agreement and each other Transaction Document to which the Seller, the Parent or the Seller’s Guarantor (as applicable) is a party.

1.7

This Agreement and each other Transaction Document to which the Seller, the Parent or the Seller’s Guarantor (as applicable) is a party will, when executed, constitute valid and binding obligations of the Seller, the Parent or the Seller’s Guarantor (as applicable) in accordance with their respective terms.

1.8

The execution and delivery of, and the performance by the Seller, the Parent and the Seller’s Guarantor of their respective obligations under this Agreement and each other Transaction Document to which the Seller, the Parent or the Seller’s Guarantor (as applicable) is a party will not:

1.8.1	conflict with or result in a breach of any provision of the articles of association of the Seller, the Parent or the Seller’s Guarantor (as applicable);

1.8.2	conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Seller, the Parent or the Seller’s Guarantor (as applicable) is a party;

1.8.3

subject to fulfilment of the Conditions, conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Seller, the Parent or the Seller’s Guarantor (as applicable); and

1.8.4

save as set out in this Agreement, require the Seller, the Parent or the Seller’s Guarantor (as applicable) to obtain any consent or approval of, or give any notice to or make any registration with, its shareholders or any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

2.	THE GROUP COMPANIES

2.1	The particulars contained in Schedule 5 are true and accurate in all material respects and not misleading.

2.2

Save for: (i) any Encumbrances that will be contemporaneously discharged upon Completion; and (ii) Clear Channel Belgium’s assets (which includes its shares in Service2Cities NV) being pledged to the benefit of ING pursuant to a deed of pledge dated 22 December 2022, there are no Encumbrances affecting any of the shares in any Group Company.

2.3	Each Group Company is validly incorporated, in existence and duly registered under the laws of the country of its incorporation.

2.4

Save (in respect of the Warranties as given pursuant to Clause 12.2) for any action permitted or consented to in writing by the Purchaser to in accordance with Clause 7.1 or 7.2, no right has been granted to any person (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption.

2.5

The shares in the Group Companies as set out in Schedule 5 comprise the whole of the issued and allotted share capital of the Group Companies, have been properly and validly issued and allotted and each are fully paid or credited as fully paid.

2.6	Save in respect of:

2.6.1	Outdoor Media AS, Outdoor AB and More Alutech AB;

2.6.2

Clear Channel Suomi Oy’s: (i) shares in the listed companies of: (a) Elisa Oyj; and (b) Nordea Bank Oyj; (ii) investment in Aggregate Media Fund XI KB; and (iii) shares in Nurmijärven Golfkeskus Oy and Tahko Golf Club Oy;

2.6.3	Clear Channel Norway AS’s shares in Aggregate Media Fund VIII;

2.6.4

Clear Channel Sverige AB’s shares in: (i) Aggregate Media Fund IV; (ii) Aggregate Media Fund V; (iii) Aggregate Media Fund VI; (iv) Aggregate Media Fund VII; (v) Aggregate Media Fund VIII; (vi) Aggregate Media Fund IX; (vii) Aggregate Media Fund X; (viii) Aggregate Media Fund XI; and (ix) Aggregate Media Fund XII;

2.6.5	Clear Channel Danmark A/S’s: (i) investment in Aggregate Media Fund XII KB; and (ii) membership of the Danish Outdoor Impact Committee;

2.6.6	Clear Channel Ireland Limited’s membership of: (i) Joint National Outdoor Research Company Limited by Guarantee; and (ii) Outdoor Media Association Company Limited by Guarantee; and

2.6.7	any action permitted or consented to in writing by the Purchaser to in accordance with Clause 7.1 or 7.2 (in respect of the Warranties as given pursuant to Clause 12.2),

no Group Company has any interest in, or has agreed to acquire, any shares, any loan capital or other security of any other company other than the Group Companies nor any interest in any partnership, joint venture, consortium or other unincorporated association or arrangement, in each case, for sharing profit or losses.

2.7

During the five year period prior to the date of this Agreement, no shares in the capital of any Group Company have been issued, and no transfer of such shares has been registered, except in accordance with applicable Laws and the provisions of the constitutional documents of the relevant Group Company (and for the period prior to the five year period prior to the date of this Agreement, so far as the Seller is aware, no shares in the capital of any Group Company have been issued, and no transfer of such shares has been registered, except in accordance with applicable Laws and the provisions of the constitutional documents of the relevant Group Company).

3.	BUSINESS

3.1

No Group Company is, or has agreed to become, a member of any trade association or any other similar association of persons (whether incorporated or not incorporated) except those of which true and accurate particulars are set out in the Data Room and each Group Company has at all times been in compliance in all material respects with all regulations, guidelines and codes of conduct of such trade or other similar association.

3.2	No Group Company carries on business through any branch, agency or permanent establishment other than in a jurisdiction in which it is incorporated and registered.

3.3	CCTL does not undertake, and has never undertaken, any corporate activity, it does not have (and has never had) any employees and it does not have (and has never had) any assets or liabilities.

3.4

Clear Channel Norway AS: (i) holds the legal and beneficial title to 50% of the shares in Outdoor Media AS; and (ii) has no outstanding or ongoing funding commitments to Outdoor Media AS. Outdoor Media AS has no material outstanding liabilities.

3.5

Clear Channel Sverige AB: (i) holds the legal and beneficial title to 48.5% of the shares in Outdoor AB; and (ii) has no outstanding or ongoing funding commitments to Outdoor AB. Outdoor AB has no material outstanding liabilities.

3.6	Clear Channel Sverige AB: (i) holds the legal and beneficial title to 50% of the shares in More Alutech AB; and (ii) has no outstanding or ongoing funding commitments to More Alutech AB.

4.	CONSTITUTIONAL DOCUMENTS, REGISTERS AND STATUTORY BOOKS

4.1

The statutory books and registers of each Group Company which are required to be maintained under applicable law contain an accurate record of the position required to be dealt with in such statutory books and registers as at the date of this Agreement, and in all material respects, no updates to such books and registers are outstanding or pending.

4.2	All registers and books referred to in paragraph 4.1 above are in the possession (or under the control) of the relevant Group Company.

4.3

True and accurate copies of the articles of association and other constitutional and corporate documents of each Group Company are included in the Disclosed Information and there have not been and are not any material breaches by any Group Company of its articles of association or constitutional documents which would have a material adverse effect on the business of the Group.

4.4

During the five year period prior to the date of this Agreement, all material returns, particulars, resolutions and other documents which any Group Company is required by Law to file with or deliver to any authority in any jurisdiction (including the Registrar of Companies in England and Wales) have been correctly made up and filed, or as the case may be, delivered.

5.	INSOLVENCY

Save for (i) the ongoing liquidation process in respect of CCTL and (ii) the negative net equity position of Clear Channel Tech, S.L.U., no Group Company:

5.1.1	is insolvent or unable to pay its debts as they fall due whether as defined by section 123 of the Insolvency Act 1986 or any other insolvency legislation applicable to the Group Company concerned;

5.1.2

has had an order made, petition or application presented, resolution passed or meeting convened for the purpose of its reorganisation due to insolvency, liquidation or winding-up or whereby the assets of the Group Company are to be distributed to creditors or shareholders due to insolvency, or contributions made in the ordinary course of business;

5.1.3

has had a receiver (including an administrative receiver), liquidator, interim trustee, reorganisation adviser, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or officers in any jurisdiction, appointed in respect of the whole or any part of the business or assets of the Group Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made;

5.1.4

has had a compromise or arrangement or reorganisation proceedings proposed, agreed to or sanctioned under Part 26 of the UK Companies Act 2006, or similar local legislation applicable to the Group Company concerned nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement; or

5.1.5

has, nor have any of its members of the management board, directors, secretary or creditors, presented any petition, application or other proceedings for declaration of bankruptcy, administration, creditors’ voluntary arrangement or similar relief in respect of such Group Company as a result of which the affairs, business or assets of the Group Company are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any member of the management board, director, secretary or creditor or by the Group Company itself nor has any such order or relief been granted or appointment made.

5.2

So far as the Seller is aware, there are no circumstances, including the filing of documents with any court or the giving of notice of intention to appoint an administrator, which are known, or would on reasonable enquiry be known, to the Seller which would entitle any person to present a petition for the winding up or administration of any Group Company or to appoint an administrator or receiver of the whole or any part of its undertaking or assets.

5.3

So far as the Seller is aware, no event has occurred causing any floating charge created by any Group Company over its business or assets to crystallise or any charge created by it its business or assets to become enforceable nor has any such crystallisation occurred nor is such enforcement in process.

5.4	No Group Company is subject to or threatened by any other procedures or steps which are analogous to those set out at 5.1.1 to 5.3 (inclusive) above in any jurisdiction.

6.	ACCOUNTS; FINANCIAL MATTERS

6.1	The Audited Accounts:

6.1.1	were prepared in accordance with applicable laws in force at the date to which they were prepared;

6.1.2	have been duly filed or an exemption from filing has been obtained in accordance with applicable statutory requirements;

6.1.3	comply with the relevant local GAAP for the respective country of incorporation of the relevant Group Company in force at the date to which they were prepared; and

6.1.4

give a true and fair view of the assets and liabilities and state of affairs of the relevant Group Companies as at the Accounts Date and of the profit or loss of the relevant Group Companies as at and for the financial year ended on the Accounts Date.

6.2

The accounting bases and policies adopted for the purpose of preparing the Audited Accounts are consistent with those adopted for the purpose of preparing the equivalent accounts for the three accounting reference periods preceding the Accounts Date.

Management Accounts

6.3	The Management Accounts:

6.3.1	have been prepared in good faith and are not misleading in any material respect;

6.3.2

have been prepared in accordance with US GAAP, with due skill and care, having regarding to their nature and purpose and on a basis consistent with the accounting policies, estimation techniques, methods, procedures and practices applied to the preparation of the management accounts of each Group Company prepared during the 12 months prior to the period in respect of which the Management Accounts have been prepared; and

6.3.3

having regard to the purposes for which they were prepared (including the fact that they are not audited), do not materially misstate either the assets and liabilities of the Group Companies or the profits and losses of the Group Companies for the period concerned.

Matters arising since 31 December 2023

6.4	Since 31 December 2023:

6.4.1	the Group Companies have carried on their business in the ordinary and usual course of business;

6.4.2	there has been no material adverse change in the financial or trading position of any Group Company;

6.4.3	no Group Company has issued or agreed to allot, issue, repay, redeem or purchase any share or loan capital or other similar interest other than to a Group Company;

6.4.4

no Group Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions, where the value of such assets, exceeds EUR 1,000,000; and

6.4.5

save as set out in the Steps Paper, no Group Company has declared, authorised, paid or made any dividend or other distribution other than to a Group Company, nor has any Group Company reduced its paid-up share capital.

7.	FINANCIAL OBLIGATIONS, DEBTORS AND CREDITORS

7.1

Save for any Encumbrances that will be contemporaneously discharged upon Completion, no guarantee or Encumbrance has been given by or entered into by any Group Company in respect of the indebtedness of any person other than any Group Company.

7.2	No person is entitled to receive from any Group Company any finder’s fee, brokerage or commission or other monetary benefit in connection with the Transaction.

7.3

Save as set out in the Steps Paper, no Group Company is owed any sums other than trade debts incurred in the ordinary and usual course of business consistent with past practice or sums owed by another Group Company pursuant to intercompany loans.

7.4

The Accounts and Management Accounts include all liabilities of the Group Companies (whether present, contingent or future) and specify all Indebtedness at the relevant date of the Accounts and Management Accounts, in each case, to the extent that such liabilities or Indebtedness are required to be included on a Group Company’s balance sheet under the relevant accounting standards.

7.5

The borrowings, and any Encumbrances granted by, of each Group Company are within its powers and do not exceed any limit imposed by its constitutional documents or in any debenture or other deed or document binding on that Group Company or otherwise.

7.6

No Group Company has received any written notice from any creditor requiring any payment to be made in respect of any indebtedness greater than EUR 1,000,000 other than in the ordinary course of business, or intimating the enforcement of any Encumbrance which it holds over the assets of any Group Company.

8.	CONTRACTS AND TOP MEDIA AGENCIES

8.1	True and accurate copies of the standard terms and conditions of sale upon which each Group Company carries on business have been provided in the Data Room.

8.2	True and accurate copies of each Material Contract have been provided in the Data Room.

8.3	No Group Company is a party to or subject to any agreement or arrangement which:

8.3.1	is material and is not in the ordinary and usual course of carrying on its business;

8.3.2	is material and has been entered into otherwise than on arm’s length terms;

8.3.3	restricts a Group Company’s freedom to carry on its business in any part of the world;

8.3.4	is for the sharing of profits of a Group Company with any other person or for the payment to any other person of any sum exceeding EUR 1,000,000 dependent on the profits of a Group Company; and/or

8.3.5	is dependent on the guarantee of any third party (other than provided by another Group Company, a reputable bank or an insurance provider).

8.4

No Group Company is a party to or subject to any material agreement or arrangement which involves a partnership, joint venture, consortium, joint development, shareholder or similar arrangements, or confers on any person the exclusive right to supply any description of goods or services to or for Group Company.

8.5	No Group Company has, and so far as the Seller is aware no counterparty has, committed any material breach of any Material Contract which breach has not been waived or remedied in full.

8.6

So far as the Seller is aware, no written notice of termination of any Material Contract has been received or served by a Group Company and no written notice has been received from any counterparty to a Material Contract that any Group Company is in material breach of it.

8.7

No Group Company has given any power of attorney which remains in force (other than those given to its professional advisors, directors, officers and employees in the ordinary and usual course of business or to the holder of an Encumbrance solely to facilitate its enforcement).

8.8

Save as provided by the Transitional Services Agreement, there is not outstanding any contract or arrangement which the Seller is a party or of which it has the benefit which would have to be assigned or vested in any Group Company to enable that Group Company to carry on its business or enjoy the rights and privileges attaching to any of its assets and undertaking in materially the same manner and to the same extent and on materially the same basis as the Group Company has carried on business or enjoyed such rights prior to the date of this Agreement.

8.9	The FY23 revenue overview included in document 6.6.139 of the Data Room is true and accurate in all material respects, and:

8.9.1	at least 55% of such revenue was generated from concession agreements, leases, licences and other agreements for the exploitation of advertising rights which have been Disclosed; and

8.9.2	the remainder of such revenue was generated from legally binding and enforceable agreements between a Group Company and the relevant counterparty.

8.10	No media agency specified in Schedule 13 has served written notice indicating that it intends to cease all or a material part of its business with the Group.

8.11

There is no material outstanding dispute between the Group and any media agency specified in Schedule 13, and so far as the Seller is aware there is no fact or circumstance that exists which could reasonably be expected to give rise to such a dispute.

9.	ASSETS

9.1

All material assets (other than any Intellectual Property Rights and any assets held by the Group Companies pursuant to valid and binding lease agreements or similar) included in the Audited Accounts or acquired by any of the Group Companies or which have otherwise arisen since the Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of trading:

9.1.1

are the absolute and sole property of the relevant Group Company, free from any Encumbrance (save for those Encumbrances arising by operation of law in the ordinary course of business, or those Encumbrances that will be discharged contemporaneously upon Completion);

9.1.2	are, where capable of possession, in the possession or under the control of the relevant Group Company within the ordinary course of business operations of the Group and during business hours; and

9.1.3

together with the Properties and the Intellectual Property Rights owned, leased or licensed by the Group Companies, comprise all the assets, property and rights which the relevant Group Company owns or which it uses or requires for the purpose of carrying on the business of the Group in substantially the same manner as conducted in the 12 months immediately prior to the date of this Agreement.

9.2

Each Group Company has carried out all material actions (whether by way of giving notice, registration, filing or otherwise) required or permitted to be done by it for the protection of its title to, or for the enforcement or the preservation of any order of priority of its title to, any material property or rights (excluding Intellectual Property Rights but including the benefit of any debt or Encumbrance) owned by it.

9.3	Save as provided by the Transitional Services Agreement, the Group owns or has the legal right to use all such assets needed to operate its business.

10.	FREEHOLD AND LEASEHOLD PROPERTY

10.1	The particulars of the Properties set out in Schedule 6 are true, complete and accurate in all material respects.

10.2

The Properties are the only freehold and leasehold offices, depots and warehouses and other properties (other than advertising sites and/or phone box locations) owned, used or occupied by any Group Company.

10.3

So far as the Seller is aware, the Properties are not subject to anything that would or could reasonably be expected to adversely affect the existing use of the Properties or the relevant Group Company’s ability to continue to carry on its existing business from the Property in the same manner as at the present.

10.4

No Group Company has liabilities (actual or contingent) in relation to any freehold or leasehold offices, depots and warehouses and other properties (other than advertising sites and/or phone box locations) that were previously owned, used or occupied by any Group Company but are no longer occupied at the date of this Agreement except any arising in the documents of title to the Properties.

10.5	The Group Companies have a good and marketable title to the freehold Properties.

10.6	No Group Company has entered into any agreement to dispose (in whole or in part) of any Property or any interest in it.

10.7

Where the interest of the Group Companies in any Property is a freehold interest, the relevant Property is free from any mortgage or charge, security interest, option, right of pre-emption, material licence, rent charge, overriding interest (as defined in the Land Registration Act 2002 with respect to Properties located in the United Kingdom), or lien or other similar interest (including any arising by statute).

10.8	The Group Companies actively use and occupy each of the Properties, none of which are vacant.

10.9

Where the interest of the Group Companies in any Property is a leasehold interest, the requisite details have been completed in Part B of Schedule 6 and in relation to each lease under which the Properties are held, so far as the Seller is aware:

10.9.1	the rents and other monies due and payable under it have been paid; and

10.9.2	no Group Company has received any written subsisting notice alleging a material breach on the part of the tenant of any covenants, conditions and agreements contained in the relevant leases; and

10.9.3	the lease is not subject to any material licences, collateral assurances, undertakings, side agreements or concessions.

10.10	Where the interest of the Group Companies in any Property is a freehold interest, there are no insurance policies relating to any issue of title affecting any of the Properties.

10.11

So far as the Seller is aware, there are no outstanding demands of a material nature (other than in respect of sums ordinarily payable to the landlord on demand pursuant to any of the leases), disputes, claims or proceedings, notices or actions relating to the Properties or its ownership, occupation or use and none are pending or threatened.

10.12	So far as the Seller is aware, there are, appurtenant to each of the Properties, the rights, permissions and easements necessary for their current use, enjoyment, and access.

10.13

In relation to each Group Company conducting its business all Planning Laws have been complied with in all material respects and there are no material assets which are currently liable to enforcement action for breach of planning control prior to the date of this Agreement.

11.	INSURANCE

11.1	The Disclosed Information contains a list of the material insurance policies maintained by or on behalf of any Group Company. In respect of all such material insurance policies:

11.1.1

they are currently in full force and effect and, so far as the Seller is aware, nothing has been done or omitted to be done by any Group Company which would make any insurance policy void or voidable or affect the renewal of or materially increase the premium;

11.1.2	all premiums in respect of such policies have been duly paid to date and all the policies are in full force and effect; and

11.1.3

there have been no insurance claims in excess of USD 250,000 in the three year period prior to the date of this Agreement and, so far as the Seller is aware, there are no such insurance claims pending.

11.2

Each Group Company is, and has at all times been, insured (in the case of insurance against loss of or damage to property for an amount not less than the reinstatement value) with a well-established and reputable insurer against all risks and with a level of cover not less than the minimum amount required under its contracts with material customers.

12.	INTELLECTUAL PROPERTY RIGHTS AND INFORMATION TECHNOLOGY

12.1	Particulars of the Company Intellectual Property Rights are contained in the Disclosed Information and such particulars are true and accurate in all material respects.

12.2	The Specified Material IP Schedules are true and accurate.

12.3	The Company Intellectual Property Rights comprise all the Intellectual Property Rights which are material to the business of the Company as carried on at the date of this Agreement.

12.4

All Company Intellectual Property Rights are either: (i) Owned Intellectual Property Rights free from any Encumbrances; or (ii) validly licensed to the Company or the relevant Group Company pursuant to the IP Licences.

12.5

The Owned Intellectual Property Rights are valid, subsisting and enforceable and the Group Companies have paid all fees which are due in respect of, and taken all reasonable steps to maintain, the Owned Intellectual Property Rights.

12.6	Good and sufficient chain of title can be readily established in respect of all Owned Intellectual Property Rights.

12.7

There are and have been no oppositions, claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of any of any of the Owned Intellectual Property Rights.

12.8

So far as the Seller is aware, nothing has been done, or not been done, which might render any registered trade mark owned or used by the Company or any of the Group Companies liable to be revoked or declared invalid.

12.9

There is no outstanding compensation or there are no damages owed by the Company or any Group Company to any present or former employee or consultant in relation to Company Intellectual Property Rights, including under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Owned Intellectual Property Rights.

12.10	Particulars of all IP Licences are contained in the Disclosed Information and such particulars are complete, true and accurate in all material respects.

12.11	All IP Licences are valid, binding and in full force and effect.

12.12	Neither the Company, any Group Company nor, so far as the Seller is aware, any other party, is in breach of any material IP Licences.

12.13	No notice of termination has been served by any party in respect of any IP Licences.

12.14

A change of control of any Group Companies or as a result of completion of the Transaction shall not result in the automatic termination of any material IP Licences or give any third party the right to terminate any material IP Licences.

12.15

So far as the Seller is aware, in the 12 months prior to the date of this Agreement: (i) the activities of the Group Companies have not infringed and do not currently infringe the Intellectual Property Rights of any third party; and (ii) no Owned Intellectual Property Rights have been infringed or are being infringed by any third party.

12.16	Complete and accurate details of material Business IT are set out in the Data Room.

12.17

So far as the Seller is aware, in the 12 months prior to the date of this Agreement, there have been no failures, breakdowns or security breaches of any Business IT which have had (or are having) a material adverse effect on the business of the Group Companies.

12.18	The Business IT:

12.18.1

is in all material respects functioning as required for the effective operation of the businesses of the Group Companies and, in all material respects, in accordance with all applicable specifications;

12.18.2	is not at the date of this Agreement, and has not been within the 12 months preceding the date of this Agreement, subject to any material defects relating to any part of them; and

12.18.3

has been properly maintained and updated and has performed to a standard necessary to fulfil the requirements of the Group Companies in a manner consistent with the smooth operation of the business as now currently conducted.

12.19	Each Group Company:

12.19.1	has in place procedures and equipment to ensure off-site back up or redundant cloud data centres are available for all material data on a regular basis, meaning not less than monthly;

12.19.2

has a prudent business continuity plan which is documented, and which is designed to enable the business to continue to operate. All material assets and material Business IT contracts are backed up to enable it to be restored or replaced without material disruption to the business of the Company or any Group Company in the event of significant damage to or destruction of any material assets and material Business IT contracts; and

12.19.3	so far as the Seller is aware, has lawfully obtained any data held in the Business IT which is used in connection with their business.

12.20

There has not been included or used any open-source software (as defined athttp://opensource.org.docs.osd) as at the date of this Agreement in, or in the development of, any Owned Intellectual Property Rights, in a way which would require any resulting software comprised in the Owned Intellectual Property Rights to be disclosed in source code form, licensed for the purpose of making derivative works, or redistributable at no or restricted charge.

13.	DATA PROTECTION

13.1

Each Group Company, in all material respects: (i) is in compliance; and (ii) has in the five years prior to the date of this Agreement complied with, all applicable requirements of the Data Protection Legislation, and in the five years prior to the date of this Agreement no Group Company has received any written notice from: (x) a Governmental Entity; or (y) any other third party alleging that it has materially contravened any Data Protection Legislation.

13.2

No Group Company has, in the five years prior to the date of this Agreement: (i) received any written notice, complaint or other correspondence from any Governmental Entity, or any written complaint from any data subject or any other person, in each case alleging a material breach of the Data Protection Legislation; or (ii) been the subject of any investigation or enforcement (including any fines or other sanctions) from a Governmental Entity.

13.3

No Group Company has experienced a Data Breach or a security incident in the five years prior to the date of this Agreement leading to a substantial or significant impact on the continuity of the business or requiring notification to a regulator, and no claims or notifications have been made by any third party alleging or notifying that any such Data Breach or security incident has occurred.

14.	EMPLOYEES AND EMPLOYEE BENEFITS

14.1	The Disclosed Information contains:

14.1.1	accurate details (in all material respects) of the total number of Employees of each Group Company, including:

(a)	job description, department and market location;

(b)	their current remuneration (including any applicable bonus entitlement, LTIP award entitlement and/or deal bonus);

(c)	hire date; and

(d)	whether full or part-time;

14.1.2

the contracts of employment of each Senior Group Employee and of any other person who is a director of any Group Company, together with the name of his or her employer, date of commencement of employment, notice period, job location, salary, pension entitlement and bonus arrangements; and

14.1.3

accurate details (in all material respects) of all persons who are not Employees who are paid an annual service fee of £100,000 or more and provide material services to any Group Company, whether directly or indirectly, under an agreement which is not a contract of employment (including, in particular, where the individual acts as a freelancer or consultant or is on secondment to a Group Company), and including the principal terms (including fees, notice period, location of services) of any contract entered into in connection with the provision of such services and any applicable template service contracts applicable to such engagements, and the Group does not currently engage more than 60 individuals under an agreement which is not a contract of employment.

14.2	The Data Room contains each of the template contracts containing the standard terms for Employees of the Group.

14.3	No Employee of any Group Company is employed or engaged under terms that differ in any material way from the template contracts of employment or engagement of their employer.

14.4

No Group Company is involved in any strike or industrial or trade dispute or any dispute or negotiation regarding a claim with any trade union or other body representing any of the Employees or any persons formerly employed by any Group Company, and so far as the Seller is aware, there is nothing likely to give rise to such a dispute or negotiation.

14.5	So far as Seller is aware, not more than 20% of the Employees of each Group Company are on secondment, maternity, paternity, adoption or other family leave.

14.6

Other than promotions and annual increases to salary and the level of benefits in the ordinary course of business, during the 12 month period prior to the date of this Agreement, there have been no material changes to the terms and conditions of employment of:

14.6.1	any Employee of any Group Company; or

14.6.2	any person who provides services to any Group Company, whether directly or indirectly,

and no Group Company is bound or otherwise under an obligation to make any such increases or changes (other than annual increases to salary and the level of benefits).

14.7	No director, officer or Employee of any Group Company, nor any person who provides services to any Group Company, whether directly or indirectly, would become entitled to:

14.7.1	any payments, or benefits (whether financial or otherwise);

14.7.2	changes or improvements to their terms and conditions of appointment, employment or engagement, whether direct or indirect; or

14.7.3	terminate their appointment, employment or engagement, whether direct or indirect,

in each case, in connection with the completion of the Transaction.

14.8	No Group Company owes anything to its Employees or any person from whom it receives material services other than:

14.8.1

remuneration that is accrued or due for the current pay period, accrued holiday pay for the current holiday year, accrued bonuses for the current bonus period and expenses claims, in respect of employees; and

14.8.2	fees for services received by the Group which are within the payment period of 45 days for the applicable invoice, in respect of those who provide material services.

14.9

During the three year period prior to the date of this Agreement, no Group Company has dismissed, or given notice to terminate, 20 or more Employees pursuant to a collective action by reason of redundancy or workforce reduction or otherwise been subject to an obligation to consult with any such Employee or their representatives as a result of any workplace changes, closing or mass layoff or workforce reduction, or changes to terms and conditions.

14.10

No Group Company is currently engaged in negotiating a new collective bargaining agreement covering any of the Employees or is under an obligation to do so as a result of a unit certification issued by any applicable government body or competent authority in respect of Employees. No labour organization or group of employees has filed any representation petition or made any written demand for recognition with respect to any Group Company.

14.11

No Group Company is a party to, bound by or proposing to introduce, in respect of any of its Employees, any redundancy payment scheme, severance payment scheme or social plan in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection applicable to any of the Employees of each Group Company.

14.12

During the three year period prior to the date of this Agreement, no Group Company has been a transferee or transferor for the purposes of any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar local legislation applicable to any employee of any Group Company.

14.13

Save for in the ordinary course of business, no Group Company has made any loan or advance to any Employee that is outstanding, and no such loan or advance that is outstanding exceeds EUR 50,000 in the case of any individual Employee.

14.14

No Group Company has transferred or intends to transfer any employee on a salary of £100,000 or more from working for that Group Company, nor has it or will it induce any employee to resign their employment or agree to transfer their employment, without the prior written consent of the Purchaser.

14.15

No offer of employment or engagement on a salary or fee of £100,000 and over has been made by any Group Company that remains open for acceptance but which has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

14.16

So far as the Seller is aware, every Employee of each Group Company who requires a work permit or other permission under applicable immigration laws to work in the jurisdiction in which they are providing services has a current work permit or other permission and all necessary permission to remain in the relevant jurisdiction.

14.17

All contracts between a Group Company and its directors and Employees materially comply with any relevant requirements of Employment Laws, save as would not have a material adverse effect upon the business of the Group.

14.18

No Group Company is party to, bound by or proposing to introduce in respect of any of its directors, or employees any incentive schemes or other incentive arrangements (including without limitation any profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Group or any individual Group Company).

14.19

The Data Room includes complete and accurate details of all Employees of each Group Company on a salary or fee of £100,000 who have either given or received notice to terminate their contract of employment or engagement with any of the Group Companies.

14.20

So far as the Seller is aware, there is no dispute under any Employment Laws that is current, and no dispute with a view to a claim in excess of EUR 50,000 is pending, or threatened in writing between any Group Company and any of the person that they employ or engage (whether directly or indirectly) or formerly employed or engaged (whether directly or indirectly).

14.21	So far as the Seller is aware, no Group Company has incurred any liability for failure to provide information or to consult with Employees or any representative of Employees under any Employment Laws.

14.22

In respect of each of their Employees and other persons engaged (whether directly or indirectly), so far as the Seller is aware, each Group Company has materially performed such obligations and duties which it is required to perform (and settled all outstanding claims), whether arising under contract, statute, at common law or in equity or under applicable Employment Laws or otherwise.

14.23

Each Group Company has in all material respects complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).

14.24

True and accurate anonymised copies of all handbooks, policies and other documents which apply to the Employees and true and accurate copies of all agreements or binding arrangements with any trade union, employee representative or body of employees or their representatives have been provided in the Data Room.

14.25

No Group Company has entered into any recognition agreement or collective bargaining agreement with a trade union at a Group Company level nor has it done any act which may be construed as recognition. There is no works council agreement applicable to any Employee.

14.26	So far as the Seller is aware, no Employee on a salary or fee of £100,000 of any Group Company is subject to a current disciplinary warning, disciplinary procedure or other formal procedure.

14.27	There is no formal written grievance that has been raised or issued by or on behalf of any Senior Group Employee, which remains unresolved.

14.28

There are no employee benefit trusts, family benefit trusts or similar arrangements established by any Group Company under which any current or former director of any Group Company, or any Employee of any Group Company (or any of their respective nominees or associates) may benefit in any form.

14.29

Each Group Company has complied in full with any obligations that apply or applied to them in respect of their Employees under the Coronavirus Job Retention Scheme (being the temporary scheme put in place by the UK Government running from 1 March 2020 until 30 September 2021, to provide financial support to business during the COVID-19 pandemic) (or any other equivalent or analogous scheme or applicable laws in any other jurisdiction applicable to the Group Company concerned).

14.30	In respect of each Employee, each Group Company has complied with its obligations under Employment Laws in relation to the national minimum wage and holiday pay.

14.31	None of the Employees of the Group have submitted a request to establish a works council or similar body in any jurisdiction.

15.	PENSIONS

15.1

Save in respect of the Pension Schemes, no Group Company makes, is legally obliged to make or could incur a legal liability to make payments towards any payments on the retirement or death of any person.

15.2

Details of the Pension Schemes are contained in the Disclosed Information, including the rate of contributions which each Group Company currently pays to the Pension Schemes and any current explanatory booklets relating to the Pension Scheme provided by the Group Companies and, in relation to the UK DB Scheme applicable to the UK Group Companies, the current trust deed and rules and any material amending deeds and resolutions.

15.3

Save in relation to the UK DB Scheme and the defined benefit pension scheme operated by NN Insurance Belgium, each of the Pension Schemes is a money purchase scheme which only provides ‘money purchase benefits’ as defined in section 181 of the Pension Schemes Act 1993 (or any other equivalent or analogous or applicable laws in any other jurisdiction applicable to the Group Company concerned).

15.4	Each Group Company paid the contributions and any other monies due for payment by it on a timely basis in respect of the Pension Schemes.

15.5

The Pensions Regulator has not issued any written notice, order or direction against a Group Company under sections 38 to 51 of the Pensions Act 2004 and, so far as the Seller is aware, there is no fact or circumstance that exists which could give rise to the issuance of any such notice, order or direction in relation to a Group Company.

15.6

Save for routine claims for benefits, there is no material outstanding dispute or complaint against any Group Company in relation to the Pension Schemes or in relation to the provision of benefits on retirement or death, and, so far as the Seller is aware, there is no fact or circumstance that exists which could give rise to such a dispute or complaint.

15.7

Each UK Group Company has complied with any obligations it has regarding auto-enrolment under the Pensions Act 2008, or any equivalent legislation requiring the provision of a minimum level of pension benefit.

16.	COMPLIANCE

16.1

All material licences, consents, registrations, permits and authorisations (public or private) that are required for the effective carrying on of the business of the Group in the places and in the manner in which such business is now carried on:

16.1.1	have been obtained;

16.1.2	are valid and subsisting; and

16.1.3	are being (and have in the last three years prior to the date of this Agreement been) complied with in all material respects.

16.2

Each Group Company is conducting, and during the three year period prior to the date of this Agreement has conducted, the business of the Group in material compliance with all applicable laws, bye-laws and regulations and no Group Company is, nor has been during the three year period prior to the date of this Agreement, in material breach of any such laws, bye-laws and regulations.

16.3

During the three years prior to the date of this Agreement, there has been no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator or Governmental Entity against any Group Company or any person for whose acts or defaults it may be vicariously liable which has had a material adverse effect upon the assets or business of the Group, and so far as the Seller is aware, there is no anticipated investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator or Governmental Entity against any Group Company or any person for whose acts or defaults it may be vicariously liable which has had a material adverse effect upon the assets or business of the Group.

17.	ANTI-BRIBERY, ANTI-CORRUPTION AND SANCTIONS

For the purposes of this paragraph 17:

“Anti-Money Laundering Laws” means any Laws relating to anti-money laundering or counter-terrorist financing in any jurisdiction, including any such Laws requiring the keeping of records and reporting to a Governmental Entity; and

“Prohibited Payment” means: (a) any bribe, influence payment, facilitation payment, kickback and/or grease payment; (b) any payment or gift to a public official, given to obtain business or a business advantage, where such public official was neither permitted nor required by the laws applicable to them to accept such payment or gift; and/or (c) any other payment or gift of money or anything of value where the relevant act connected with such payment, gift or item was prohibited under applicable Economic Crime Laws.

17.1

During the three year period prior to the date of this Agreement, none of the Group Companies (nor, so far as the Seller is aware, any of its directors, officers, managers or employees acting for and on behalf of a Group Company, or any other person acting for or on behalf of any Group Company), has engaged in any activity or conduct that has resulted in a material violation of Economic Crime Laws applicable to the Group Company concerned.

17.2

During the three year period prior to the date of this Agreement, no Group Company nor, so far as the Seller is aware, any of its directors, officers or employees acting for and on behalf of a Group Company:

17.2.1

is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other applicable Economic Crime Laws applicable to the Group Company concerned; or

17.2.2	has at any time made, promised, offered to make, or sought, offered to receive or accepted any Prohibited Payment.

17.3

So far as the Seller is aware, during the three year period prior to the date of this Agreement, each Group Company has and has had at all times adequate policies and procedures in place to ensure compliance with applicable Economic Crime Laws applicable to the Group Company concerned and to prevent any Prohibited Payment being made.

17.4

During the three year period prior to the date of this Agreement, the operations of each Group Company are, and have been at all times conducted in compliance with applicable Anti-Money Laundering Laws applicable to the Group Company concerned in all material respects.

17.5

During the three years prior to the date of this Agreement, no Group Company (nor, so far as the Seller is aware, any director, officer, manager or employee of any Group Company acting on behalf of a Group Company, or any person acting for or on behalf of any Group Company):

17.5.1	is, or has been at any time a Sanctioned Person or engaged in any transaction or conduct that is likely to result in such person being a Sanctioned Person;

17.5.2	is currently, directly or indirectly, conducting any business with, or providing funds or anything of value to, any Sanctioned Person;

17.5.3	has during the three year period prior to the date of this Agreement, directly or indirectly, conducted business with, or provided funds or anything of value to, any person in breach of Sanctions;

17.5.4	has made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any actual or potential violations of any Sanctions by a Group Company; or

17.5.5	has otherwise violated any Sanctions.

17.6

So far as the Seller is aware, no Group Company is or has during the three year period prior to the date of this Agreement been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity regarding any offence or alleged offence under Economic Crime Laws or Sanctions, and no Group Company has during the three year period prior to the date of this Agreement received any written notification that any such investigation, inquiry or proceedings are or have been threatened or are pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

17.7

Each Group Company maintains and regularly keeps under review on an ongoing basis adequate written procedures and internal accounting controls which are designed to ensure compliance by the relevant Group Company and its respective directors, officers and employees with Economic Crime Laws and Sanctions.

18.	LITIGATION

18.1

No Group Company is involved (whether as claimant or defendant or other party) in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which is material to the business of the Group. For the purpose of this paragraph 18.1, “material” means proceedings which (if successful) are likely to result in a cost, benefit or value to the Group Companies of €500,000 or more.

18.2

So far as the Seller is aware, there is no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration of material importance is pending or threatened by or against any Group Company nor any person for whom a Group Company may be vicariously liable.

19.	TAX

19.1

All computations, returns, notices and other documents which have been required by Law to be filed with or provided to any Tax Authority during the four year period prior to the date of this Agreement by each Group Company for any Tax purpose have been filed or provided within the requisite period and, so far as the Seller is aware, are true and correct in all material respects.

19.2

Each Group Company has timely paid all Tax which it has been liable to pay during the four year period prior to the date of this Agreement and is not, and has not been during the four year period prior to the date of this Agreement, under any liability to pay any material penalty, fine or default surcharge in respect of Tax.

19.3

Each Group Company has made all material withholdings and deductions in respect of Tax which were required to be made by it during the four year period prior to the date of this Agreement and has accounted for such Tax to the relevant Tax Authority on a timely basis.

19.4

No Group Company is party to any material dispute with any Tax Authority and has not been subject to any non-routine visit, investigation or enquiry by any Tax Authority which has been notified to a Group Company during the four year period prior to the date of this Agreement. The Seller is not aware of any circumstances existing which make it likely that such a non-routine visit, investigation, discovery or enquiry will be made.

19.5

No Tax liability or clawback or withdrawal of a material Relief claimed during the four year period prior to the date of this Agreement will arise in any Group Company solely as a result of entering into this Agreement or Completion.

19.6

No Group Company has during the four year period prior to the date of this Agreement entered into any concession, agreement or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) with any Tax Authority.

19.7

No Group Company has been in the last four years prior to the date of this Agreement subject to a contractual or statutory liability to make a payment to any person (including any Tax Authority) in respect of any liability to Tax which is primarily or directly chargeable against any other person other than a Group Company.

19.8

Each Group Company has within its possession or control all material invoices and other information in relation to Tax that are required by Law and, so far as the Seller is aware, such documentation enables the Tax liabilities of each Group Company to be calculated accurately in all material respects.

19.9

No Group Company is, and has not been at any time during the four year period prior to the date of this Agreement, a party for Tax purposes to any group of companies or any tax consolidation arrangement involving a party that is not a Group Company.

19.10

No Group Company is, nor so far as the Seller is aware will it be, obliged to make or pay for a surrender of group relief (or any equivalent concept in any jurisdiction outside the United Kingdom) in respect of the four year period prior ending on the date of Completion other than where such payment is to or from another Group Company.

19.11

Each Group Company is resident for Tax purposes only in its jurisdiction of incorporation and has not during the four year period prior to the date of this Agreement been resident for Tax purposes in any other jurisdiction.

19.12	Each Group Company that is required to be registered for VAT purposes is so registered.

19.13

Any document entered into during the four year period prior to the date of this Agreement that is subject to stamp or registration duties (or any similar Tax) and that is necessary in proving the title of any Group Company to any asset which is owned by that Group Company at Completion is duly stamped or registered for the purposes of those duties (or, in the case of any similar Tax, has been equivalently discharged).

19.14	No Group Company has been involved in any transaction, series of transactions, scheme or arrangement the main purpose of which was the avoidance of Tax.

20.	ENVIRONMENT, HEALTH AND SAFETY

20.1	Each Group Company is in all material respects in compliance with and has in the past five years complied in all material respects with all EHS Laws.

20.2

All EHS Consents required or issued under EHS Laws which are necessary for carrying on the Group’s business are in full force and effect and have been complied with in all material respects and so far as the Seller is aware there are no circumstances reasonably likely to give rise to the modification, suspension or revocation of, or lead to the imposition of unusual or onerous conditions on, or prejudice the renewal of, such EHS Consents.

20.3

Copies of the most recent version of all material EHS Consents issued under EHS Laws that are held by each Group Company are within the possession or control of the relevant Group Company and have been Disclosed in the Data Room, and there are no pending applications which have been made by any Group Company for their variation, termination or surrender or for the issue of any additional EHS Consents.

20.4

During the three years prior to the date of this Agreement, no investigation, proceeding or action pursuant to EHS Laws has been taken or, so far as the Seller is aware, is pending or threatened in writing against any Group Company by any Governmental Entity or other person.

20.5

During the three years prior to the date of this Agreement, no Group Company has received any written complaint or notice from any Governmental Entity or third party alleging a material breach of, or a material liability under, EHS Laws, and so far as the Seller is aware, there are no facts or circumstances which are likely to give rise to any such a material complaint or notice from any Governmental Entity.

20.6

Copies of all material environmental site investigation reports relating to the Properties which have been undertaken and issued within the last three years that are within the possession or control of the Group have been disclosed in the Data Room.

20.7

So far as the Seller is aware, no Hazardous Substance has been disposed of or released in, on or under the Properties, nor in so far as the Seller is aware has the Group caused any Hazardous Substance to migrate from the Properties, to an extent likely to give rise to a liability under EHS Law, including any requirement to investigate, assess, monitor, clean up or take other remedial or compensatory action.

20.8

So far as the Seller is aware, no expenditure of more than EUR 1,000,000 for any one item or series of items is required to be made by any Group Company over the 24 months beginning on the date of this Agreement so as to comply with its obligations under EHS Laws or under any EHS Consent, that has not been budgeted or provided for in the Group’s Audited Accounts or Management Accounts.

20.9

No Group Company has entered into any agreement to guarantee, indemnify or otherwise assume the liabilities of any third party under EHS Law, otherwise than in the usual course of carrying on its business.

Schedule 12

Non-Insured Seller Warranties

1.	So far as the Seller is aware:

(a)

during the three year period prior to the date of this Agreement, each Group Company has paid the contributions and any other monies due for payment by it on a timely basis in respect of the Pension Schemes; and

(b)	each of the Pension Schemes which is a defined benefit pension scheme or equivalent has sufficient assets to meet the current anticipated liabilities of that Pension Scheme.

2.

During the three year period prior to the date of this Agreement, no Group Company has received any written notice from any Governmental Entity alleging a material breach of or material liability under EHS Laws, in each case, relating to contamination or pollution.

3.	So far as the Seller is aware, no Group Company has any material liability under EHS Laws relating to contamination or pollution.

4.

During the three year period prior to the date of this Agreement, neither Clear Channel Guangzhou Company Limited (nor, so far as the Seller is aware, any of its directors or officers acting for and on behalf of Clear Channel Guangzhou Company Limited nor any person for whom Clear Channel Guangzhou Company Limited has vicarious liability) has engaged in any activity or conduct that has resulted in a material breach of Economic Crime Laws or Anti-Money Laundering Laws.

5.

During the three year period prior to the date of this Agreement, no Group Company (nor, so far as Seller is aware, any of its directors or officers acting for and on behalf of a Group Company nor any person for whom a Group Company has vicarious liability) has engaged in any activity or conduct that has resulted in a violation of Sanctions.

6.	So far as the Seller is aware, during the three year period prior to the date of this Agreement, no Group Company has committed any act or omission which:

(a)	has given rise to: (i) criminal fines or penalties; or (ii) civil fines or penalties exceeding EUR 250,000, which in each case remain outstanding; or

(b)	is reasonably expected to give rise to: (i) criminal fines or penalties or (ii) civil fines or penalties exceeding EUR 250,000.